Exhibit 10.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 1, dated as of May 29, 2026 (this “Amendment”), is made by and among Cablevision of Litchfield, LLC, a Delaware limited liability company (the “Borrower Representative”), CSC Optimum Holdings, LLC, a Delaware limited liability company (“CSC Optimum”), Cablevision Funding LLC, a Delaware limited liability company (“Cablevision Funding” and together with the Borrower Representative and CSC Optimum, collectively the “Borrowers” and each a “Borrower”), the Guarantors party hereto, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) and the Lenders party hereto constituting the Required Lenders under and as defined in the Existing Credit Agreement (as defined below). Except as otherwise provided herein, all capitalized terms used but not defined herein shall have the meanings given to them in the Existing Credit Agreement.

RECITALS:

WHEREAS, reference is hereby made to the Amended and Restated Credit Agreement, dated as of January 12, 2026, among the Borrowers, the Administrative Agent, the Lenders party thereto from time to time and the other parties thereto (as amended, supplemented or otherwise modified prior to the date of this Amendment, the “Existing Credit Agreement” and as may be further amended, restated, modified or supplemented from time to time, including pursuant to this Amendment, the “Credit Agreement”);

WHEREAS, pursuant to Section 9.08 of the Existing Credit Agreement, this Amendment requires the consent of the Borrowers and Lenders constituting the Required Lenders;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1. Amendment to Existing Credit Agreement.

Subject to the satisfaction of the conditions set forth in Section 2 below, the Existing Credit Agreement is hereby amended effective as of the Amendment No. 1 Effective Date to delete the ~~stricken text~~ (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the blackline of the conformed copy of the Existing Credit Agreement attached as Exhibit A hereto.

2. Effectiveness. The amendment set forth in Section 1 of this Amendment shall become effective on the date (the “Amendment No. 1 Effective Date”) that each of the conditions set forth below shall have been satisfied:

(a) the Administrative Agent shall have received executed counterparts of this Amendment from each of the Borrowers, each of the Guarantors and Lenders collectively constituting the Required Lenders;

(b) the Administrative Agent shall have received a certificate signed by a Responsible Officers of the Borrower Representative to the effect that (i) the representations and warranties set forth in Article III of the Existing Credit Agreement and in each other Loan Document are true and correct in all material respects (except that this materiality qualifier shall not be applicable to any representation or warranty that is already qualified by materiality or “Material Adverse Effect”), on and as of the Amendment No. 1 Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that this materiality qualifier shall not be applicable to any representation or warranty that is already qualified by materiality or “Material Adverse Effect”), on and as of such earlier date and (ii) no Default exists; and

(c) the Administrative Agent shall have received from the Borrowers (i) a consent fee for the account of each Lender in the amount separately agreed between the Borrowers and JPMorgan Chase Funding Inc. and (ii) to the extent invoiced at least one (1) Business Day prior to the Amendment No. 1 Effective Date, the reasonable fees and charges of Paul Hastings LLP and Milbank LLP in connection with Amendment No. 1.

3. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement.

4. Applicable Law. THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE) BASED UPON OR ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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6. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state law based on the Uniform Electronic Transmissions Act.

7. Miscellaneous. Except as amended (or deemed amended) or otherwise modified or consented to hereby, the Credit Agreement and other Loan Documents remain unmodified and in full force and effect. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. Each reference in the Credit Agreement to “this Amendment”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference to the “Credit Agreement”, “thereunder”, “thereof”, “therein” or words of like import referring to the Credit Agreement in any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a Loan Document under the Credit Agreement and the other Loan Documents and, together with the other Loan Documents, constitute the entire agreement among the parties pertaining to the modification of the Loan Documents as herein provided and supersede any and all prior or contemporaneous agreements, promises and amendments relating to the subject matter hereof.

8. Reaffirmation. Subject to any limitation set forth in any Loan Document, each Loan Party hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party, (ii) ratifies and reaffirms each grant of a lien on, or security interest in, its property made pursuant to the Loan Documents (including, without limitation, the grant of security made by such Loan Party pursuant to the Security Documents) and confirms that such liens and security interests continue to secure the Obligations under the Loan Documents as amended and/or supplemented hereby and (iii) in the case of each Guarantor, ratifies and reaffirms its guaranty of the Obligations as amended hereby pursuant to the Facility Guaranty.

[Signature Pages to Follow]

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IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Amendment as of the date first mentioned above.

CABLEVISION OF LITCHFIELD, LLC
as a Borrower

By:	/s/ Marc Sirota
	Name:	Marc Sirota
	Title:	Chief Financial Officer

CSC OPTIMUM HOLDINGS, LLC
as a Borrower

By:	/s/ Marc Sirota
	Name:	Marc Sirota
	Title:	Chief Financial Officer

CABLEVISION FUNDING LLC
as a Borrower

By:	/s/ Marc Sirota
	Name:	Marc Sirota
	Title:	Chief Financial Officer

[Signature Page to Amendment No. 1]

PETRA CABLEVISION CORP.

CSC ACQUISITION CORPORATION

CSC ACQUISITION - MA, INC.

CABLEVISION SYSTEMS BROOKLINE CORPORATION

CABLEVISION OF WAPPINGERS FALLS, INC.

CABLEVISION OF SOUTHERN WESTCHESTER, INC.

CABLEVISION OF OSSINING LIMITED PARTNERSHIP

CABLEVISION OF BROOKHAVEN, INC.

A-R CABLE SERVICES - NY, INC.

1111 STEWART CORP.

ALTICE CARE HOLDINGS CORP.

ALTICE REAL ESTATE CORPORATION

CABLEVISION SYSTEMS DUTCHESS CORPORATION

CABLEVISION SYSTEMS EAST HAMPTON CORPORATION

CABLEVISION SYSTEMS GREAT NECK CORPORATION

CABLEVISION SYSTEMS HUNTINGTON CORPORATION

CABLEVISION SYSTEMS ISLIP CORPORATION

CABLEVISION SYSTEMS LONG ISLAND CORPORATION
CABLEVISION SYSTEMS NEW YORK CITY II LLC

CABLEVISION SYSTEMS SUFFOLK CORPORATION

CABLEVISION SYSTEMS WESTCHESTER CORPORATION

CORAM ROUTE 112 CORPORATION

CSC ACQUISITION- NY, INC.

CSC TRANSPORT III, INC.

FROWEIN ROAD CORP.

NY OV LLC

OV LLC

SUFFOLK CABLE CORPORATION

SUFFOLK CABLE OF SHELTER ISLAND, INC.

SUFFOLK CABLE OF SMITHTOWN, INC.

SAMSON CABLEVISION CORP.

OPTIMUM JAMAICA HOLDINGS, LLC

CSC TKR HOLDINGS, LLC

CABLEVISION SPE GUARANTOR LLC

NYC OV SPE GUARANTOR LLC

NYC OV ASSETCO LLC

CABLEVISION SYSTEMS NEW YORK CITY LLC

CABLEVISION SHARED INFRASTRUCTURE LLC

NYC OV INFRACO LLC

as Guarantors

By:	/s/ Marc Sirota
	Name:	Marc Sirota
	Title:	Chief Financial Officer

[Signature Page to Amendment No. 1]

JPMORGAN CHASE FUNDING INC., as a Leander

By:	/s/ Joseph Ferraiolo
	Name:	Joseph Ferraiolo
	Title:	Managing Director

[Signature Page to Amendment No. 1]

~~Execution Version~~EXHIBIT A

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF

January 12, 2026,

AMONG

CABLEVISION OF LITCHFIELD, LLC,

AS BORROWER REPRESENTATIVE,

CSC OPTIMUM HOLDINGS, LLC,

AS A BORROWER,

EACH OF THE OTHER LOAN PARTIES PARTY HERETO,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

AS ADMINISTRATIVE AGENT,

JPMORGAN CHASE BANK, N.A.,

AS COLLATERAL AGENT

AND

J.P. MORGAN SECURITIES LLC,

AS SOLE LEAD ARRANGER AND BOOKRUNNER,

TABLE OF CONTENTS

		Page

ARTICLE I Definitions		1
SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Terms Generally	~~53~~54
SECTION 1.03.	Effectiveness of and Effect of Amendment and Restatement	~~54~~55
SECTION 1.04.	Incremental Term Loan Borrower.	~~54~~55
SECTION 1.05.	[Reserved.]	55
SECTION 1.06.	[Reserved.]	55
SECTION 1.07.	[Reserved.]	55
SECTION 1.08.	Cured Defaults	~~55~~56
ARTICLE II The Credits		56
SECTION 2.01.	Commitments	56
SECTION 2.02.	Loans	~~56~~57
SECTION 2.03.	Borrowing Procedure	57
SECTION 2.04.	Evidence of Debt; Repayment of Term Loans	~~57~~58
SECTION 2.05.	Fees	~~57~~58
SECTION 2.06.	Interest on Term Loans	58
SECTION 2.07.	Default Interest	~~58~~59
SECTION 2.08.	[Reserved.]	~~58~~59
SECTION 2.09.	Termination or Reduction of Commitments	~~58~~59
SECTION 2.10.	[Reserved.]	~~58~~59
SECTION 2.11.	Repayment of Borrowings	~~58~~59
SECTION 2.12.	Voluntary Prepayments	59
SECTION 2.13.	Mandatory Prepayments	~~59~~60
SECTION 2.14.	Reserve Requirements; Change in Circumstance	60
SECTION 2.15.	[Reserved.]	61
SECTION 2.16.	[Reserved.]	61
SECTION 2.17.	Pro Rata Treatment	61
SECTION 2.18.	Sharing of Setoffs	61
SECTION 2.19.	Payments	~~61~~62
SECTION 2.20.	Taxes	62
SECTION 2.21.	Assignment of Commitments Under Certain Circumstances; Duty to Mitigate	65
SECTION 2.22.	[Reserved.]	66
SECTION 2.23.	[Reserved.]	66

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SECTION 2.24.	[Reserved.]	66
SECTION 2.25.	Defaulting Lenders	66
ARTICLE III Representations and Warranties		~~67~~67
SECTION 3.01.	Existence, Qualification and Power	~~67~~67
SECTION 3.02.	Authorization; No Contravention	~~68~~67
SECTION 3.03.	Governmental Authorization; Other Consents	~~68~~68
SECTION 3.04.	Binding Effect	~~68~~68
SECTION 3.05.	No Material Adverse Effect	~~69~~68
SECTION 3.06.	Litigation	~~69~~68
SECTION 3.07.	No Default	~~69~~68
SECTION 3.08.	Ownership of Properties; Liens; Debt	~~69~~68
SECTION 3.09.	Environmental Compliance	~~69~~69
SECTION 3.10.	Insurance	~~70~~69
SECTION 3.11.	Taxes	~~70~~70
SECTION 3.12.	Benefit Plans	~~71~~70
SECTION 3.13.	Subsidiaries; Capital Stock	~~71~~70
SECTION 3.14.	Margin Regulations; Investment Company Act	~~71~~70
SECTION 3.15.	Disclosure	~~72~~71
SECTION 3.16.	Compliance with Laws	~~72~~71
SECTION 3.17.	Intellectual Property; Licenses, Etc	~~72~~71
SECTION 3.18.	Labor Matters	~~72~~71
SECTION 3.19.	Security Documents	~~72~~71
SECTION 3.20.	Solvency	~~73~~71
SECTION 3.21.	Employee Benefit Plans	~~73~~72
SECTION 3.22.	Brokers	~~73~~72
SECTION 3.23.	Trade Relations	~~73~~72
SECTION 3.24.	Material Contracts	~~73~~72
SECTION 3.25.	Financial Sanctions List	~~74~~72
SECTION 3.26.	Sanctions	~~74~~72
SECTION 3.27.	Anti-Terrorism; Anti-Corruption	~~74~~73
SECTION 3.28.	Material Assets	~~74~~73
ARTICLE IV Conditions of Lending		~~75~~73
SECTION 4.01.	Conditions to Effectiveness	~~75~~73
SECTION 4.02.	Conditions to the Closing Date	~~75~~74
SECTION 4.03.	Conditions to All Credit Extensions	~~77~~76
SECTION 4.04.	Conditions to the Incremental Closing Date	~~77~~76
SECTION 4.05.	Matters applicable to All Term Loans	~~78~~77

ARTICLE V Affirmative Covenants		~~78~~77
SECTION 5.01.	Projections	~~78~~77
SECTION 5.02.	Certificates; Other Information	~~79~~78
SECTION 5.03.	Notices	~~79~~78
SECTION 5.04.	Payment of Obligations	~~80~~79
SECTION 5.05.	Preservation of Existence	~~80~~79
SECTION 5.06.	Maintenance of Properties	~~81~~80
SECTION 5.07.	Maintenance of Insurance	~~81~~80
SECTION 5.08.	Compliance with Laws	~~81~~80
SECTION 5.09.	Books and Records; Accountants	~~81~~80
SECTION 5.10.	Inspection Rights	~~81~~80
SECTION 5.11.	Use of Proceeds	~~81~~81
SECTION 5.12.	Information Regarding the Collateral	~~82~~81
SECTION 5.13.	Further Assurances and Post-Closing Covenant	~~82~~81
SECTION 5.14.	Guarantee and Security Requirements	~~83~~82
SECTION 5.15.	[Reserved.]	~~84~~83
SECTION 5.16.	[Reserved.]	~~84~~83
SECTION 5.17.	Sanctions	~~84~~83
ARTICLE VI Negative Covenants		~~85~~84
SECTION 6.01.	Prohibition on Liability Management Exercises	~~85~~84
SECTION 6.02.	Prohibition on Outside Accounts	~~86~~85
SECTION 6.03.	[Reserved.]	~~86~~85
SECTION 6.04.	Limitation on Indebtedness	~~86~~85
SECTION 6.05.	Limitation on Restricted Payments	~~90~~89
SECTION 6.06.	Limitation on Liens	~~92~~91
SECTION 6.07.	Limitation on Restrictions on Distributions from Subsidiaries	~~92~~92
SECTION 6.08.	Limitation on Sales of Assets and Subsidiary Stock	9594
SECTION 6.09.	Limitation on Affiliate Transactions	~~96~~95
SECTION 6.10.	Reports	~~98~~98
SECTION 6.11.	[Reserved.]	~~101~~100
SECTION 6.12.	Impairment of Security Interests	~~101~~100
SECTION 6.13.	Intercreditor Agreements	~~102~~101
SECTION 6.14.	Lines of Business	~~103~~102
SECTION 6.15.	Amendments to the Shared Services Agreement	~~103~~102
SECTION 6.16.	Additional Guarantors	103
SECTION 6.17.	Delaware LLC Divisions	~~103~~103
SECTION 6.18.	Merger and Consolidation of either Borrower	~~104~~103

SECTION 6.19.	Merger and Consolidation of the Guarantors	~~104~~103
ARTICLE VII Events of Default		~~105~~104
SECTION 7.01.	Events of Default	~~105~~104
SECTION 7.02.	Application of Funds	~~108~~109
ARTICLE VIII The Administrative Agent; Etc.		~~109~~109
SECTION 8.01.	Authorization and Action	~~109~~109
SECTION 8.02.	Administrative Agent’s Reliance, Limitation of Liability, Etc	~~111~~112
SECTION 8.03.	[Reserved.]	~~113~~113
SECTION 8.04.	[Reserved.]	~~113~~113
SECTION 8.05.	Successor Administrative Agent	~~113~~113
SECTION 8.06.	Acknowledgements of Lenders	~~114~~114
SECTION 8.07.	Collateral Matters	~~116~~117
SECTION 8.08.	Credit Bidding	~~116~~118
ARTICLE IX Miscellaneous		~~117~~118
SECTION 9.01.	Notices; Electronic Communications	~~117~~118
SECTION 9.02.	Survival of Agreement	~~120~~121
SECTION 9.03.	Binding Effect	~~121~~121
SECTION 9.04.	Successors and Assigns	~~121~~121
SECTION 9.05.	Expenses; Indemnity	~~125~~125
SECTION 9.06.	Right of Setoff	~~127~~127
SECTION 9.07.	Applicable Law	~~127~~127
SECTION 9.08.	Waivers; Amendment	~~128~~128
SECTION 9.09.	Interest Rate Limitation	~~130~~129
SECTION 9.10.	Entire Agreement	~~130~~129
SECTION 9.11.	Waiver of Jury Trial	~~130~~129
SECTION 9.12.	Severability	~~130~~129
SECTION 9.13.	Counterparts	~~130~~129
SECTION 9.14.	Headings	~~131~~130
SECTION 9.15.	Jurisdiction; Consent to Service of Process	~~131~~130
SECTION 9.16.	Confidentiality	~~131~~131
SECTION 9.17.	Lender Action; Intercreditor Agreement	~~132~~131
SECTION 9.18.	USA PATRIOT Act Notice	~~133~~132
SECTION 9.19.	No Fiduciary Duty	~~133~~132
SECTION 9.20.	Release of Liens	~~133~~132
SECTION 9.21.	Judgment Currency	~~134~~134
SECTION 9.22.	Acknowledgement Regarding Any Supported QFCs	~~135~~134
SECTION 9.23.	Prohibition Regarding Cooperation Agreements	~~136~~135

SCHEDULES

Schedule 1.01	-	Initial Loan Parties
Schedule 2.01	-	Lenders and Commitments
Schedule 3.01	-	Organizational Information of Loan Parties
Schedule 3.08(c)	-	Existing Indebtedness
Schedule 3.13	-	Subsidiaries and Capital Stock
Schedule 3.21	-	Employee Benefit Plans
Schedule 5.13	-	Post-Closing
Schedule 5.13(c)	-	Post-Incremental Closing
Schedule 6.05	-	Existing Investments
Schedule 6.06	-	Existing Liens
Schedule 6.08	-	Existing Asset Dispositions
Schedule 6.09	-	Existing Affiliate Transactions
Schedule 9.01(a)	-	Borrowers’ Website Address
Schedule 9.01(b)	-	Administrative Agent’s Notice and Account Information

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D-1	-	Form of Equal Priority Intercreditor Agreement
Exhibit D-2	-	First Lien/Second Lien Intercreditor Agreement
Exhibit E	-	[Reserved]
Exhibit F-1	-	Form of Facility Guaranty
Exhibit F-2	-	Form of Pledge and Security Agreement
Exhibit G	-	Form of Promissory Note
Exhibits H-1 to 4	-	Forms of Non-Bank Tax Certificates
Exhibit I	-	Form of Solvency Certificate
Exhibit J	-	Form of Compliance Certificate

v

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 12, 2026 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among Cablevision of Litchfield, LLC, a Delaware limited liability company (the “Borrower Representative”), CSC Optimum Holdings, LLC, a Delaware limited liability company (together with the Borrower Representative, and, after the appointment of the Incremental Term Loan Borrower as the Incremental Term Loan Borrower in accordance with Section 1.04 hereof, the Incremental Term Loan Borrower, the “Borrowers” and each a “Borrower”) each of the Guarantors, the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) party hereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity the “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.

WHEREAS, the Borrowers, the Administrative Agent, the Collateral Agent and the lenders party thereto (collectively, the “Original Lenders”) previously entered into that certain Credit Agreement, dated as of November 25, 2025 (as heretofore amended, supplemented, amended and restated, supplemented or otherwise modified immediately prior to the effectiveness of this Agreement, the “Original Credit Agreement”), under which, among other things, the Original Lenders agreed to extend credit in the form of Initial Term Loans on the Closing Date, in an initial aggregate principal amount equal to $2,000 million;

WHEREAS, the Borrowers have requested the Incremental Lender (as defined below) to extend credit in the form of Incremental Term Loans on the Incremental Closing Date (as defined below), in an initial aggregate principal amount not in excess of $1,100 million and the Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein; and

WHEREAS, the Borrower, the Administrative Agent, the Collateral Agent and the Lenders party to the Original Credit Agreement immediately prior to the Incremental Closing Date have agreed to amend and restate in its entirety the Original Credit Agreement in the form hereof. The amendment and restatement of the Original Credit Agreement evidenced by this Agreement shall become effective on the Incremental Closing Date pursuant to Section 4.04.

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. Defined terms used in this Agreement shall have the meanings specified below:

“ABS Borrower” means Cablevision Funding LLC, a Delaware limited liability company.

“ABS Holdings” means Cablevision SPE Guarantor LLC, a Delaware limited liability company.

“ABS InfraCos” means, collectively, Cablevision Shared Infrastructure LLC, a Delaware limited liability company and NYC OV InfraCo LLC, a Delaware limited liability company.

“ABS Loan Agreement” shall mean the Receivables Facility Loan and Security Agreement, dated as of July 16, 2025, by and among the ABS Borrower, ABS Holdings, , the other ABS Loan Parties signatory thereto from time to time, each of the financial institutions from time to time party thereto as lenders, Alter Domus (US) LLC, as administrative agent, Citibank, N.A., as Account Bank (as defined therein), Citibank, N.A., as collateral agent, and Goldman Sachs Bank USA and TPG Angelo Gordon, as structuring agents, as may be amended or supplemented from time to time prior to the Incremental Closing Date.

“ABS Loan Documents” shall have the meaning ascribed to the term “Transaction Documents” in the ABS Loan Agreement.

“ABS Loan Parties” means, collectively, Cablevision Funding LLC, a Delaware limited liability company, Cablevision Systems New York City LLC, a Delaware limited liability company, NYC OV AssetCo LLC, a Delaware limited liability company, Cablevision SPE Guarantor LLC, a Delaware limited liability company and NYC OV SPE Guarantor LLC, a Delaware limited liability company.

“ABS Refinancing” shall mean the payment in full of all indebtedness and other obligations (other than unasserted contingent obligations) (and termination of commitments thereunder and release of all guarantees, liens and security interests related thereto) of the ABS Loan Parties with respect to the ABS Loan Agreement.

“ABS Transaction Documents” shall mean collectively, the ABS Loan Documents, the Trademark License Agreement, dated as of July 16, 2025, by and between the ABS Transaction Parties party thereto and CSC, and any other access and/or shared services agreements between CSC or any of its Subsidiaries (other than a Group Member) and a Group Member, entered into pursuant to the ABS Loan Documents.

“ABS Transaction Parties” shall mean collectively, the ABS Loan Parties and the ABS InfraCos.

“Additional Intercreditor Agreement” means a Junior Debt Additional Intercreditor Agreement and/or a Pari Passu Debt Additional Intercreditor Agreement, as the context may require.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” of any specified Person shall mean any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transactions” shall have the meaning assigned to such term in Section 6.09(a).

“Agent Fee Letter” shall mean that certain Agent Fee Letter, dated as of November 25, 2025, among the Borrowers and the Administrative Agent.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.21.

“Amendment No. 1” means Amendment No. 1 to this Agreement, dated as of May 29, 2026, by and among the Loan Parties and the Lenders party thereto.

“Amendment No. 1 Effective Date” has the meaning set forth in Amendment No. 1.

“Amendment No. 1 Engagement Letter” means that certain Engaged Letter, dated as of the Amendment No. 1 Effective Date, by and among the Borrowers and J.P. Morgan Securities LLC.

“Amendment No. 1 Fee Letter” means that certain Fee Letter, dated as of the Amendment No. 1 Effective Date, by and among the Borrowers and JPMCF.

“Amortization Period” shall mean each period commencing on the first date on which the Combined Gross Pari Passu Leverage Ratio exceeds 2.50:1.00 and ending on the first date thereafter when the Combined Gross Pari Passu Leverage Ratio on such date does not exceed 2.50:1.00.

“Applicable Premium” means, with respect to any Term Loan that is repaid or prepaid on any date (including following acceleration of the maturity of such Term Loan pursuant to Article VII), an amount equal to the amount of interest that would have accrued on such Term Loan from the date of repayment or prepayment to the Maturity Date at the Applicable Rate assuming the full amount of such Term Loan remained outstanding during such period.

“Applicable Rate” shall mean a percentage per annum equal to 9.00%.

“Arranger” shall mean J.P. Morgan Securities LLC in its capacity as sole lead arranger and bookrunner for this Agreement, the Initial Term Loans and the Incremental Term Loans.

“Asset Disposition” shall mean, with respect to the Loan Parties and the Subsidiaries, any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than operating leases entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Loan Parties or the Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction; provided that the sale, lease, transfer, issuance or other disposition of all or substantially all of the assets of the Loan Parties and the Subsidiaries taken as a whole will be governed by the provisions of Section 7.01(i) hereof and Sections 6.18 and 6.19 and not by the provisions of Section 6.08. Notwithstanding the preceding provisions of this definition, the following items shall not be deemed to be Asset Dispositions:

(a)	a sale, lease, transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, by (x) a Loan Party or Subsidiary to a Loan Party, (y) by a Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party or (z) by a Loan Party to any Subsidiary that is not a Loan Party in the ordinary course of business so long as, the fair market value of all such dispositions made pursuant to this clause (a)(z) in any calendar year shall not exceed $5 million;

(b)	a sale, lease, transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(c)	a sale, lease, transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of inventory, consumer equipment, trading stock, communications capacity or other assets in the ordinary course of business;

(d)	a sale, lease, transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of obsolete, surplus or worn out equipment or other assets or equipment or other similar assets that are no longer useful in the conduct of the business of the Loan Parties and the Subsidiaries;

(e)	[reserved];

(f)	an issuance of Capital Stock by a Loan Party or Subsidiary to a Loan Party or by any other Group Member to its direct Parent;

(g)	any sale, lease, transfer, issuance or other disposition, or any series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Board of Directors of the Borrower Representative) not to exceed $5 million per calendar year in the aggregate;

(h)	any Restricted Payment that is permitted to be made under Section 6.05, any transaction specifically excluded from the definition of Restricted Payment and the making of any Permitted Payment and Permitted Investment;

(i)	the granting of Liens not prohibited by Section 6.06;

(j)	a sale, lease, transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of receivables or related assets in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(k)	the licensing or sublicensing of intellectual property or other general intangibles and licenses, sublicenses, leases, subleases of other property, in each case, in the ordinary course of business;

(l)	foreclosure, condemnation, eminent domain or any similar action with respect to any property or other assets;

(m)	the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of tax receivables and factoring accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(n)	sales, transfers or dispositions of receivables and related assets in the ordinary course of business;

(o)	[reserved];

(p)	any sale, lease, transfer, issuance or other disposition, or any series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of Capital Stock of a Subsidiary pursuant to an agreement or other obligation with or to a Person (other than a Loan Party or a Subsidiary) from whom such Subsidiary was acquired, or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(q)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(r)	a sale, lease, transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of, assets, as set forth on Schedule 6.08;

(s)	[reserved];

(t)	[reserved];

(u)	dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 270 days thereof or (ii) an amount equal to the Net Available Cash of such disposition are applied to the purchase price of such replacement property (which replacement property is purchased within 270 days thereof);

(v)	the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower Representative are no longer commercially reasonable to maintain or are not material to the conduct of the business of the Loan Parties and the Subsidiaries taken as a whole;

(w)	[reserved];

(x)	to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(y)	sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(z)	contractual arrangements under long-term contracts with customers entered into by a Loan Party or a Subsidiary in the ordinary course of business which are treated as sales for accounting purposes; provided that there is no transfer of title in connection with such contractual arrangement.

In the event that a transaction (or a portion thereof) meets the criteria of more than one of the categories described in clauses (a) through (z) above or such transaction (or a portion thereof) would also be a permitted Restricted Payment or Permitted Investment, the Borrower Representative, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof), and from time to time reclassify such transaction (or a portion thereof), into one or more such categories and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Associate” means (i) any Person engaged in a Similar Business of which a Group Member are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture engaged in a Similar Business entered into by a Group Member.

“BA” shall have the meaning assigned to such term in Section 3.27.

“Bankruptcy Code” shall mean Title 11, United States Bankruptcy Code of 1978, as amended.

“Bankruptcy Law” shall mean (a) the Bankruptcy Code of the United States and (b) any other law of the United States (or, in each case, any political subdivision thereof) or any other jurisdiction or any political subdivision thereof relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Beneficial Owner” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” shall mean the Federal Reserve Board of the United States of America.

“Board of Directors” shall mean (1) with respect to any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Unless otherwise specified in this Agreement, whenever any provision of this Agreement requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval); provided that any action required to be taken under this Agreement by the Board of Directors of the Borrower Representative can, in the alternative, at the option of the Borrower Representative, be taken by the Listed Entity and its successors or any Subsidiary thereof that is a Parent of the Borrower Representative.

“Borrower” shall have the meaning assigned to such term in the introductory statements to this Agreement.

“Borrower Representative” shall have the meaning assigned to such term in the introductory statements to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing Date” shall have the meaning assigned to such term in Section 4.03.

“Borrowing Request” shall mean a request by the Borrower Representative in accordance with the terms of Article II in relation to a Term Loan, substantially in the form set out in Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York.

“Capital Stock” of any Person shall mean any and all shares of, interests, rights to purchase, warrants or options for, participation or other equivalents of, or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” shall mean an obligation that is required to be classified and accounted for as a financing lease for financial reporting purposes on the basis of GAAP. For the avoidance of doubt, operating leases will not be deemed Capitalized Lease Obligations.

“Captive Insurance Affiliate” shall mean an Affiliate of the Group Members established for the purpose of, and to be engaged solely in the business of, insuring the businesses or facilities owned or operated the Group Members or their Affiliates or to insure related or unrelated businesses.

“Cash Equivalents” shall mean:

(a)	securities issued or directly and fully Guaranteed or insured by the United States Government, Canada, the United Kingdom, Switzerland or any member state of the European Union, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(b)	certificates of deposit, time deposits, time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by a bank or trust company (a) whose commercial paper is rated at least “A-1” or the equivalent thereof by S&P or at least “P-1” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that such bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $500 million;

(c)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any bank meeting the qualifications specified in clause (b) above;

(d)	commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(e)	readily marketable direct obligations issued by any state of the United States of America, the United Kingdom, Switzerland, Canada, any member of the European Union or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(f)	Indebtedness or Preferred Stock issued by Persons with a rating of “BBB” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(g)	bills of exchange issued in the United States, Canada, a member state of the European Union, Switzerland or the United Kingdom, eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and

(h)	interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (a) through (g) above.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” shall mean the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code of 1986, as amended.

“CFC Holdco” shall mean a Subsidiary that has no material assets other than equity interests in and/or indebtedness of, each as determined for U.S. federal income tax purposes, one or more Foreign Subsidiaries that are CFCs, including the indirect ownership of such equity interests or indebtedness through one or more CFC Holdcos that have no other material assets.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. For purposes of this definition, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives thereunder or in connection therewith and all requests, rules, guidelines or directives concerning capital adequacy known as “Basel III” and promulgated either by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by the United States or foreign regulatory authorities pursuant thereto, are deemed to have been adopted and gone into effect after the date of this Agreement.

“Change of Control” shall mean the occurrence of any of the following:

(a)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than one or more Permitted Holders (or a group controlled by one or more Permitted Holders) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the issued and outstanding Voting Stock of either Borrower or any Loan Party in a Loan Party Control Group, measured by voting power rather than number of shares;

(b)	during any period of two consecutive years, individuals who at the beginning of such period constituted the majority of the directors on the Board of Directors of the Listed Entity (together with any new directors whose election by the majority of such directors on such Board of Directors of the Listed Entity or whose nomination for election by shareholders of the Listed Entity, as applicable, was approved by a vote of the majority of such directors on the Board of Directors of the Listed Entity then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) ceased for any reason to constitute the majority of the directors on the Board of Directors of the Listed Entity, then in office; or

(c)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Loan Parties and the Subsidiaries, taken as a whole, to a Person (including any “person” as defined above), other than a Permitted Holder (or a group controlled by one or more Permitted Holders).

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 4.02 have been satisfied and the Transaction is consummated.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder (unless otherwise provided herein).

“Collateral” shall mean any and all “Collateral”, “Pledged Assets”, “Charged Property”, “Charged Assets” and “Assigned Property” as defined in any applicable Security Document (or any similar or equivalent term used or referred to in any applicable Security Document) and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Administrative Agent or the Collateral Agent, provided that Collateral shall not include any Excluded Collateral.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“combined” shall mean, when used to modify a financial term, test, statement or report of specified Persons, the application or preparation of such term, test, statement or report (as applicable) that such term, test, statement or report is prepared on a combined and, where applicable, consolidated basis for such specified Persons in accordance with GAAP, provided that for the purposes of making any determination or calculation under this Agreement that refers to “combined”, the relevant measures being combined shall be deemed to exclude the relevant measures of any Non-Combined Entities until such Non-Combined Entities become Loan Parties in accordance with Section 5.13(c) and Section 5.14.

“Combined EBITDA” for any period shall mean, without duplication, the Combined Net Income for such period, plus the following to the extent deducted in calculating such Combined Net Income:

(a)	Combined Interest Expense;

(b)	Combined Income Taxes;

(c)	combined depreciation expense;

(d)	combined amortization and impairment expense;

(e)	[reserved];

(f)	any expenses, charges or other costs related to any equity offering (including of a Parent), Investment, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, recapitalization or the Incurrence of any Indebtedness permitted by this Agreement (whether or not successful) (including any such fees, expenses or charges related to the Transactions, in each case, as determined in good faith by the Borrower Representative);

(g)	any minority interest expense (whether paid or not) consisting of income attributable to minority equity interests of third parties in such period or any prior period or any net earnings, income or share of profit of any Associates, associated company or undertaking;

(h)	[reserved];

(i)	other non-cash charges, write-downs or items reducing Combined Net Income (excluding any such non-cash charge, write-down or item to the extent it represents an accrual of or reserve for cash charges in any future period) or other non-cash items classified by the Borrower Representative as special items less other non-cash items of income increasing Combined Net Income (other than any non-cash items increasing such Combined Net Income pursuant to clauses (a) through (m) of the definition of Combined Net Income and excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); and

(j)	(x) any loss from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), reduced by (y) any income from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of).

“Combined Income Taxes” shall mean taxes or other payments, including deferred Taxes, based on income, profits or capital of the Loan Parties and the Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any governmental authority.

“Combined Interest Expense” shall mean, for any period (in each case, determined on the basis of GAAP), the combined net interest income/expense of the Loan Parties and the Subsidiaries, whether paid or accrued, plus or including (without duplication) any interest, costs and charges consisting of:

(a)	interest expense attributable to Capitalized Lease Obligations;

(b)	amortization of debt discount, but excluding amortization of debt issuance costs, fees and expenses and the expensing of any bridge or other financing fees;

(c)	non-cash interest expense;

(d)	[reserved];

(e)	the combined interest expense that was capitalized during such period (without duplication);

(f)	net payments and receipts (if any) pursuant to Hedging Obligations (other than Currency Agreements) (excluding unrealized mark-to-market gains and losses attributable to Hedging Obligations (other than Currency Agreements));

(g)	any interest actually paid by a Loan Party or any Subsidiary on Indebtedness of another Person that is guaranteed by a Loan Party or any Subsidiary or secured by a Lien on assets of a Loan Party or any Subsidiary; and

(h)	premiums, penalties, annual agency fees, penalties for failure to comply with registration obligations (if applicable) and any amendment fees, in each case, related to any Indebtedness of the Loan Parties or Subsidiaries.

Notwithstanding any of the foregoing, Combined Interest Expense shall not include (i) [reserved], (ii) any payments on any operating leases, including without limitation any payments on any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP, (iii) net payments and receipts (if any) pursuant to Currency Agreements (including unrealized mark-to-market gains and losses attributable to Hedging Obligations), and (iv) any pension liability interest costs.

“Combined Net Income” shall mean, for any period, the net income (loss) of the Loan Parties and the Subsidiaries determined on a combined basis on the basis of GAAP; provided, however, that there will not be included in such Combined Net Income:

(a)	any net income (loss) of any Person if such Person is not a Loan Party or a Subsidiary, except that a Loan Party equity in the net income of any such Person for such period will be included in such Combined Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to a Loan Party or a Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Subsidiary, to the limitations contained in clause (b) below);

(b)	[Reserved];

(c)	any net gain (or loss) realized upon the sale, abandonment or other disposition of any asset or disposed operations of a Loan Party or any Subsidiary (including pursuant to any sale/ leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer of the Borrower Representative) or returned surplus assets of any Pension Plan;

(d)	any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance or any expenses, charges, reserves, gains or other costs related to the Transactions; and, to the extent not otherwise included in this clause (d): recruiting, retention and relocation costs; signing bonuses and related expenses and one-time compensation charges; curtailments or modifications to pension and post-retirement employee benefit plans transaction and refinancing bonuses and special bonuses paid in connection with dividends and distributions to equity holders; start-up, transition, strategic initiative (including any multi-year strategic initiative) and integration costs, charges or expenses; costs, charges and expenses related to the start-up, pre-opening, opening, closure, and/or consolidation of operations, offices and facilities; business optimization costs, charges or expenses; costs, charges and expenses incurred in connection with new product design, development and introductions; costs and expenses incurred in connection with intellectual property development and new systems design; costs and expenses incurred in connection with implementation, replacement, development or upgrade of operational, reporting and information technology systems and technology initiatives; any costs, expenses or charges relating to any governmental investigation or any litigation or other dispute (including with any customer); costs and expenses in respect of warranty payments and liabilities related to product recalls or field service campaigns; or any fees, charges, losses, costs and expenses incurred during such period, or any amortization thereof for such period, in connection with or related to any acquisition, Restricted Payment, Investment, recapitalization, asset sale, issuance, incurrence, registration or repayment or modification of Indebtedness, issuance or offering of Capital Stock, refinancing transaction or amendment, modification or waiver in respect of the documentation relating to any such transaction and any charges or non-recurring merger costs incurred during such period as a result of any such transaction;

(e)	the cumulative effect of a change in accounting principles;

(f)	any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions;

(g)	all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(h)	any unrealized gains or losses in respect of Hedging Obligations or other derivative instruments or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations or other derivative instruments;

(i)	any unrealized foreign currency translation gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(j)	any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of a Loan Party or any Subsidiary owing to a Loan Party or any Subsidiary;

(k)	any one-time non-cash charges or any increases in amortization or depreciation resulting from purchase accounting, in each case, in relation to any acquisition of another Person or business or resulting from any reorganization or restructuring involving a Loan Party or its Subsidiaries;

(l)	any goodwill or other intangible asset impairment charge or write-off; and

(m)	[reserved].

“Combined Gross Leverage” shall mean the sum, without duplication, of the aggregate outstanding Specified Indebtedness of the Loan Parties and the Subsidiaries on a combined basis (excluding Hedging Obligations).

“Combined Gross Pari Passu Leverage” shall mean the sum, without duplication, of the aggregate outstanding amount of Term Loans and any Pari Passu Debt (assuming a borrowing of the maximum amount of revolving loans available).

“Combined Gross Pari Passu Leverage Ratio” shall mean, as of any date of determination, the ratio of (x) Combined Gross Pari Passu Leverage at such date to (y) the aggregate amount of L2QA Pro Forma EBITDA.

“Combined Net Leverage” shall mean (A) Combined Gross Leverage, less (B) the aggregate amount of cash and Cash Equivalents of the Loan Parties and the Subsidiaries on a combined basis.

“Combined Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (x) Combined Net Leverage at such date to (y) the aggregate amount of L2QA Pro Forma EBITDA; provided, however, that the pro forma calculation of the Combined Net Leverage Ratio shall not give effect to (i) any Indebtedness incurred on the date of determination pursuant to Section 6.04(b) or (ii) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds incurred pursuant to Section 6.04(b).

For the avoidance of doubt, in determining Combined Net Leverage Ratio, no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of which the calculation of the Combined Net Leverage Ratio is to be made.

“Commitment” shall mean an Initial Term Loan Commitment and/or an Incremental Term Loan Commitment.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Competition Laws” shall mean any federal, state, foreign, multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

“Compliance Certificate” shall mean a Compliance Certificate substantially in the form of Exhibit J to this Agreement.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(a)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)	to advance or supply funds:

(i)	for the purchase or payment of any such primary obligation; or

(ii)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Cooperation Agreement” means (i) that certain agreement entered into by holders of certain Indebtedness of CSC and/or its Subsidiaries (any such Indebtedness, “CSC Debt”), whereby holders party thereto agree not to execute, approve, vote to accept or approve, or otherwise participate in, negotiate, facilitate, consent to agree to consent to, support and/or agree to support any transaction (or any material transaction) with CSC and/or its Subsidiaries other than a transaction approved or supported by all or a portion of such holders, and that such holders are represented by Akin Gump LLP, as legal advisor (or any law firm that replaces or supplements Akin Gump LLP as legal advisor to such group), and PJT Partners, as financial advisor (or any financial advisor that replaces or supplements PJT Partners as financial advisor to such group) and (ii) any agreement that amends, restates, replaces, succeeds, or has the same or substantially similar effect as the agreement described in clause (i) above.

“Credit Extension” shall mean the funding of any Term Loan.

“CSC” shall mean CSC Holdings, LLC, a Delaware limited liability company.

“CSC Credit Agreement” shall mean that certain Credit Agreement, dated as of October 9, 2015, among, inter alios, CSC, as borrower, certain lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and security agent, as amended, restated, supplemented or otherwise modified on June 20, 2016, June 21, 2016, September 9, 2016, December 9, 2016, March 15, 2017, January 12, 2018, October 15, 2018, November 27, 2018, January 24, 2019, February 7, 2019, May 14, 2019, October 3, 2019, July 13, 2022 and December 19, 2022 and as further amended by the Fourteenth CSC Credit Agreement Amendment respectively, and as further amended, restated, supplemented or otherwise modified from time to time.

“CSC Freefall Event” means the occurrence of any event of a type described in Section 7.01(g) (assuming for such purpose that CSC was a Loan Party) with respect to CSC other than pursuant to the voluntary commencement of a bankruptcy case by CSC under Chapter 11 of the Bankruptcy Code, which bankruptcy case is contemplated by a restructuring agreement that has been entered into among CSC and the holders of at least 2/3 of the aggregate outstanding principal amount of Indebtedness under the Existing Debt Documents.

“CSC Return on Investment” shall mean the investment made by the Borrowers in CSC with respect to the net proceeds of the Term Loans.

“Currency Agreement” shall mean, in respect of a Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, cap, floor, ceiling, collar, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Default” shall mean any event which is, or after giving notice or with the passage of time or both would be, an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.25(b), any Lender that, as reasonably determined by the Administrative Agent (a) has refused (which refusal may be given verbally or in writing and has not been retracted) or failed to perform any of its funding obligations hereunder, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, (b) has notified the Borrower Representative or Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, after the date of this Agreement, (i) become the subject of a proceeding under any Bankruptcy Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designation” shall mean the designation of the Loan Parties as “unrestricted subsidiaries” under the Existing Debt Documents.

“Disinterested Director” shall mean, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Borrower Representative shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of a Loan Party or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Person” shall mean any Person, other than a Loan Party, who directly provides products or services that are the same or substantially similar to the products or services provided by, and that constitute a material part of the business of, the Loan Parties taken as a whole, and any Affiliate of any such Person (other than its financial investors and affiliated bona fide diversified debt funds that are not operating companies or affiliates of operating companies), who has been identified to the Administrative Agent in writing from time to time and posted to both the “Public Lender” and “Non-Public Lender” portions of the Platform subject to the confidentiality provisions thereof in accordance with Section 9.01 or otherwise made available to all Lenders and, in the case of Persons and Affiliates of any Person (other than its financial investors and affiliated bona fide diversified debt funds that are not operating companies or affiliates of operating companies) identified to the Administrative Agent on or after the Closing Date, to the extent reasonably acceptable to the Administrative Agent. Notwithstanding anything to the contrary herein, in no event shall the designation of a Person as a Disqualified Person apply (i) to disqualify any Person until three (3) Business Days after such Person shall have been identified in writing to the Administrative Agent via electronic mail submitted to JPMDQ_Contact@jpmorgan.com (or to such other address as the Administrative Agent may designate to the Borrower Representative from time to time) (the “Designation Effective Date”), or (ii) retroactively to disqualify any Person that, before the Designation Effective Date, has (1) acquired an assignment or participation interest under this Agreement or (2) entered into a trade to acquire an assignment or participation interest under this Agreement.

If a Disqualified Person becomes a Lender hereunder in violation of the provisions of this Agreement and without the Borrower Representative’s written consent, such Disqualified Person shall not (1) be entitled to any of the rights or privileges enjoyed by the other Lenders with respect to voting, information and lender meetings, (a) be entitled to any expense reimbursement or indemnification under the Loan Documents, and nothing in the Loan Documents shall restrict the rights and remedies of the Loan Parties against such Disqualified Person, (b) receive any other information or reporting provided by the Borrower Representative, the Administrative Agent or any other Lender, (c) attend or participate in meetings attended by the Lenders and the Administrative Agent or (d) be entitled to access any electronic site established for Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders.

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(a)	matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise;

(b)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of a Loan Party or a Subsidiary); or

(c)	is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case, on or prior to the earlier of (a) the Stated Maturity of the Term Loans or (b) the date on which there are no Loans outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 6.05.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any direct or indirect Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” shall mean any Person other than a natural Person or a Defaulting Lender that is (a) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) or (b) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D) and which extends credit or buys loans in the ordinary course; provided that notwithstanding anything herein to the contrary, “Eligible Assignee” shall not include any Person that is a Loan Party, any of the Loan Parties’ Affiliates, any Subsidiaries or any Disqualified Person.

“Employee Benefit Plan” shall mean any “employee benefit pension plan” as defined in Section 3(2) of ERISA that is subject to the provisions of Title IV or Section 302 of ERISA or Section 412 of the Code and which is or, within the six year period immediately preceding the Closing Date, was sponsored, maintained or contributed to by, or required to be contributed by, the Borrowers, any of its Subsidiaries or any of their respective ERISA Affiliates, other than a Multiemployer Plan.

“Environmental Laws” shall mean, with respect to any Person, any and all international, national, regional, local and other laws, rules, regulations, decisions and orders, in each case applicable to and legally binding on such Person, relating to the protection of human health and safety as related to hazardous materials exposure, the environment or hazardous or toxic substances or wastes, pollutants or contaminants.

“Environmental Liability” shall mean any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, or any other Loan Party resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, labeling, storage, treatment, disposal or recycling of, or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” shall mean any permit and other authorization required under any Environmental Law for the operation of the business of any Loan Party or its Subsidiaries conducted on or from the properties owned or used by any Loan Party or its Subsidiaries.

“Equal Priority Intercreditor Agreement” shall mean, to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank equal in priority to the Liens on the Collateral securing the Obligations under this Agreement (but without regard to the control of remedies), at the option of the Borrower Representative, either (1) an intercreditor agreement substantially in the form of Exhibit D-1 or (2) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent, the Required Lenders and the Borrower Representative, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations under this Agreement (but without regard to the control of remedies), and with such modifications thereto as the Administrative Agent, the Required Lenders and the Borrower Representative may agree.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” shall mean, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“ERISA Event” shall mean (a) the occurrence of an act or omission which would give rise to the imposition on the Borrowers or any of their Subsidiaries or any of their respective ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409 or 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (b) the receipt by the Borrowers, any of their Subsidiaries, or any of their respective ERISA Affiliates of written notice of the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrowers or any of their Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; or (c) receipt from the Internal Revenue Service of notice of the failure of any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any such Employee Benefit Plan to qualify for exemption from taxation under Section 501(a) of the Code.

“Escrowed Proceeds” shall mean the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or Incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Events of Default” shall have the meaning assigned to such term in Section 7.01 of this Agreement.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Collateral” shall mean the following assets, (i) any real property, (ii) motor vehicles and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by a UCC filing, (iii) any commercial tort claims with a fair market value (as determined in good faith by the Borrower Representative) of less than $5 million, (iv) any governmental or regulatory licenses, authorizations, certificates, charters, franchises, approvals and consents (whether U.S. Federal, State or otherwise) to the extent a security interest therein is prohibited or restricted thereby or requires any consent, acknowledgement or authorization after giving effect to the applicable anti-assignment provisions of the UCC from a governmental or regulatory authority not obtained after giving effect to the applicable anti-assignment provisions of the UCC (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition), (v) assets to the extent the pledge thereof or grant of security interests therein (x) is prohibited or restricted by any applicable law, rule or regulation or would require any consent, approval or authorization of any governmental or regulatory authority (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition), or (y) is prohibited by any contract or would require any consent, approval, license or other authorization of any third party (provided, in each case, that such requirement existed on the Closing Date or at the time of the acquisition of such asset, as applicable, and was not incurred, other than in the case of capital leases and purchase money financings, in contemplation thereof) or governmental or regulatory authority not obtained, after giving effect to the applicable anti-assignment provisions of the UCC (other than to the extent such prohibition or restriction is ineffective under the UCC), (vi) any lease, license or agreement (not otherwise subject to clause (iv) above) or any property that is subject to a capital lease, purchase money security interest or similar arrangement, in each case permitted by the Loan Documents, to the extent that a grant of a security interest therein (A) would violate or invalidate such lease, license or agreement or purchase money security interest or similar arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party or any of its Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC, other than proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition or (B) would require governmental or regulatory approval, consent or authorization after giving effect to the applicable anti-assignment provisions of the UCC (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition) (without any requirement to obtain such approval, consent or authorization), (vii) letter of credit rights, except to the extent perfection of the security interest therein is accomplished by the filing of a general “all assets” UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of such a UCC financing statement), (viii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (ix) payroll accounts, zero balance accounts, any withholding tax, benefits, escrow, trust, customs or any other fiduciary account having a balance that does not exceed $1 million for more than 3 consecutive Business Days at any time, (x) [reserved] and (xi) assets where the burden, cost or consequence (including adverse tax, regulatory or accounting consequences (that are not de minimis) to the Borrowers, any other Loan Party, or any of its direct or indirect parent companies or subsidiaries or any of its or their respective equity holders) of obtaining a security interest therein or perfection thereof exceeds the practical benefit to the Lenders afforded thereby as reasonably determined between the Borrower Representative and the Administrative Agent, all of which do not constitute Collateral.

“Excluded Subsidiary” shall mean (1) any CFC and any other Subsidiary that is not a Domestic Subsidiary, (2) any Subsidiary that is a direct or indirect Subsidiary of (i) a CFC or (ii) a CFC Holdco, (3) a CFC Holdco, (4) any Subsidiary, including CSC TKR, LLC and its Subsidiaries, and any regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions, that is prohibited or restricted by applicable law from becoming a Loan Party, or if becoming a Loan Party would require governmental (including regulatory) consent, approval, license or authorization, (5) any other Subsidiary with respect to which, in the judgment of the Borrower Representative and the Administrative Agent, each acting reasonably, the burden or cost (including any adverse tax consequences) of becoming a Loan Party will outweigh the benefits to be obtained by the Lenders therefrom; provided, that any such Subsidiary that is an Excluded Subsidiary pursuant to clause (5) shall cease to be an Excluded Subsidiary at any time such Subsidiary guarantees Indebtedness of the Borrowers or any other Subsidiary, (6) any Immaterial Subsidiary and (7) CSC TKR Intermediate, LLC.

“Excluded Taxes” shall mean, with respect to the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, branch profits Taxes or any similar Tax, (i) by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any withholding taxes attributable to the Lender’s failure to comply with Section 2.20(e) or (f); (c) in the case of a Lender, U.S. federal withholding Taxes that are (or would be) required to be withheld pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower Representative under Section 2.21) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (d) U.S. backup withholding Taxes; and (e) any Taxes imposed under FATCA.

“Facility Guaranty” shall mean the Facility Guaranty made by the Guarantors in favor of the Administrative Agent and the other Lenders, substantially in the form of Exhibit F-1 hereto, or in another form reasonably satisfactory to the Administrative Agent and the Borrower Representative.

“Existing Debt Documents” shall mean (i) the indenture, dated as of September 23, 2016, among, inter alios, CSC, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, as supplemented by a supplemental indenture dated as of November 27, 2018, governing CSC’s $1,310 million aggregate principal amount of 5.500% senior guaranteed notes due 2027; (ii) the indenture, dated as of January 29, 2018, among, inter alios, CSC, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, as supplemented by a supplemental indenture dated as of November 27, 2018, governing CSC’s $1,000 million aggregate principal amount of 5.375% senior guaranteed notes due 2028; (iii) the indenture, dated as of April 5, 2018, among, inter alios, CSC (as successor issuer to Cablevision Systems Corporation, as successor issuer to Cequel Communications Holdings I, LLC and Cequel Capital Corporation), as issuer, and Deutsche Bank Trust Company Americas, as trustee, as supplemented by a supplemental indenture dated October 17, 2018, governing CSC’s $4,118,000 aggregate principal amount of 7.500% senior notes due 2028; (iv) the indenture, dated as of November 27, 2018, among, inter alios, CSC, as issuer, and Deutsche Bank Trust Company Americas, as trustee, governing CSC’s $1,045,882,000 aggregate principal amount of 7.500% senior notes due 2028; (v) the indenture, dated as of January 31, 2019, among, inter alios, CSC, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, governing CSC’s $1,750 million aggregate principal amount of 6.500% senior guaranteed notes due 2029; (vi) the indenture, dated as of July 10, 2019, among, inter alios, CSC, as issuer and Deutsche Bank Trust Company Americas, as trustee, governing CSC’s $2,250 million aggregate principal amount of 5.750% senior notes due 2030; (vii) the indenture, dated as of June 16, 2020, among, inter alios, CSC, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, governing CSC’s $1,100 million aggregate principal amount of 4.125% senior guaranteed notes due 2030; (viii) the indenture, dated as of June 16, 2020, among, inter alios, CSC, as issuer and Deutsche Bank Trust Company Americas, governing CSC’s $2,325 million aggregate principal amount of 4.625% senior notes due 2030; (ix) the indenture, dated as of August 17, 2020, among, inter alios, CSC, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, governing CSC’s $1,000 million aggregate principal amount of 3.375% senior guaranteed notes due 2031; (x) the indenture, dated as of May 13, 2021, among, inter alios, CSC, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, governing CSC’s $1,500 million aggregate principal amount of 4.500% senior guaranteed notes due 2031; (xi) the indenture, dated as of May 13, 2021, among, inter alios, CSC, as issuer and Deutsche Bank Trust Company Americas, as trustee, governing CSC’s $500 million aggregate principal amount of 5.000% senior notes due 2031; (xii) the indenture, dated as of April 25, 2023, among, inter alios, CSC, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, governing CSC’s $1,000 million aggregate principal amount of 11.250% senior guaranteed notes due 2028; (xiii) the indenture, dated as of January 25, 2024, among, inter alios, CSC, as issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee, governing CSC’s $2,050 million aggregate principal amount of 11.750% senior guaranteed notes due 2029; and (xiv) the CSC Credit Agreement.

“Facility Guaranty Joinder” shall mean an agreement, substantially in the form of Annex I to the Facility Guaranty, or in another form reasonably satisfactory to the Administrative Agent and the Borrower Representative, pursuant to which a Loan Party becomes a party to, and bound by, the terms of the Facility Guaranty.

“fair market value” wherever such term is used in this Agreement (except as otherwise specifically provided in this Agreement), may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Borrower Representative setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“FATCA” shall mean:

a) current Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future associated regulations or official interpretations thereof;

b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

c) any agreement (including any intergovernmental agreement) pursuant to the implementation of paragraphs (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction.

“FCPA” shall have the meaning assigned to such term in Section 3.27.

“Federal” shall mean of the U.S. Government.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate is less than zero, it shall be deemed to be zero for the purposes of this Agreement.

“Fees” shall mean the Administrative Agent Fees.

“Fiber Assets” shall mean all assets, properties and rights relating to fiber-optic infrastructure, including, without limitation (a) fiber-optic cable (lit or dark), conduit, drops, splitters, electronics, network hardware, optical network terminals or units, customer premise equipment and related fixtures; (b) rights-of-way, easements, franchises, pole attachment rights, duct access rights, permits and licenses used in connection with fiber-optic systems; (c) construction-in-progress and materials relating to fiber builds; (d) customer contracts, installation agreements and revenue streams relating to fiber-based products or services; and (e) all other property acquired, constructed, developed or installed in connection with fiber development activities, and, in each case, the proceeds thereof.

“First Lien/Second Lien Intercreditor Agreement” shall mean any of (1) an intercreditor agreement substantially in the form of Exhibit D-2 or (2) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent, the Required Lenders and the Borrower Representative, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations under this Agreement, with such modifications thereto as the Administrative Agent, the Required Lenders and the Borrower Representative may agree.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of a Loan Party that is not a Domestic Subsidiary.

“Fourteenth CSC Credit Agreement Amendment” shall mean that certain Fourteenth CSC Credit Agreement Amendment, dated as of November 25, 2025, by and among, inter alia, CSC and JPMorgan Chase Funding Inc.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institution of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standard Boards or in such other statement by such other entity as have been approved by a significant segment of the accounting profession, and in effect on the Closing Date, or, with respect to Section 6.10 as in effect from time to time; provided that, at any time after the Closing Date, the Borrower Representative may make an irrevocable election to establish that “GAAP” shall mean GAAP as in effect on a date that is on or prior to the date of such election. The Borrower Representative shall give notice of any such election to the Administrative Agent.

“Global Intercompany Note” shall mean that certain Global Intercompany Note, dated as of the date of the Original Credit Agreement, by and among the Group Members.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Grantor” shall mean each Person from time to time party to any Security Document, in its capacity as a grantor, pledgor, obligor, chargor or similar capacity thereunder.

“Group Member” shall mean the Loan Parties or any Subsidiary thereof, and “Group” shall mean, collectively, the Loan Parties and their Subsidiaries.

“Guarantee” shall mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(a)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(b)	entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business or any guarantee of performance. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” shall mean each Person from time to time party to the Facility Guaranty, in its capacity as a guarantor of the Obligations and its respective successors and assigns, until the Loan Guarantee of such Person has been released in accordance with the provisions of this Agreement.

“Hazardous Materials” shall mean all chemicals, materials, substances or wastes of any nature that are listed, classified, regulated, characterized or otherwise defined as “hazardous,” “toxic,” “radioactive,” a “pollutant,” a “contaminant,” or terms of similar intent or meaning, by any Governmental Authority or that are otherwise prohibited, limited or regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, friable asbestos or friable asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

“Hedging Obligations” of any Person shall mean the obligations of such Person pursuant to any Interest Rate Agreement, or Currency Agreement.

“IFRS” shall mean International Financial Reporting Standards as issued by the International Accounting Standards Board or any successor board or agency as endorsed by the European Union.

“Immaterial Subsidiary” shall mean, as of any date of determination, any Subsidiary (1) whose total assets at the last day of the most recent Test Period (when taken together with the total assets of the Subsidiaries of such Subsidiary at the last day of the most recent Test Period) were equal to or greater than 3.0% of Total Assets at such date or (2) whose gross revenues for such Test Period (when taken together with the gross revenues of the Subsidiaries of such Subsidiary for such Test Period) were equal to or greater than 3.0% of the combined gross revenues of the Loan Parties and their Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided, however, that if all of such Immaterial Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in the preceding clause (1) or (2) in the aggregate hold assets in excess of 3.0% of the Total Assets of the Loan Parties and their Subsidiaries or have gross revenues in excess of 3.0% of the combined gross revenues of the Loan Parties and their Subsidiaries then only the Subsidiaries with the smallest percentage of assets or gross revenues, as the case may be, of the Loan Parties and their Subsidiaries (not exceeding 3.0% individually or in the aggregate) would constitute “Immaterial Subsidiaries.”

“Incremental Closing Date” shall mean the date on which the conditions in Section 4.04 have been satisfied.

“Incremental Lender” shall mean JPMCF.

“Incremental Term Loan Borrower” means Cablevision Funding LLC, a Delaware limited liability company.

“Incremental Term Loan Borrower Joinder” shall have the meaning assigned to such term in Section 1.04(b)

“Incremental Term Loan Commitment” shall mean, as to the Incremental Lender, its obligation to make an Incremental Term Loan to the Borrowers pursuant to Section 2.01(b) in an aggregate amount equal to $1,100 million on the Incremental Closing Date.

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.01(b).

“Incur” shall mean issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that (1) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Loan Party or Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by the relevant Loan Party or such Subsidiary at the time it becomes a Loan Party or Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and (2) any Indebtedness pursuant to any bridge facility, revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder; provided further that, the Borrower Representative in its sole discretion may elect that (x) any Indebtedness or portion thereof pursuant to any bridge facility, revolving credit or similar facility shall be deemed to be “Incurred” at the time of entry into the definitive agreements or commitments in relation to any such facility and/or (y) any Indebtedness, the proceeds of which are cash-collateralized shall be deemed to be “Incurred” at the time such proceeds are no longer cash-collateralized.

“Indebtedness” shall mean, with respect to any Person on any date of determination (without duplication):

(a)	the principal of indebtedness of such Person for borrowed money;

(b)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)	all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness;

(d)	the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or any Preferred Stock (but excluding, in each case, any accrued dividends);

(e)	the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower Representative) and (b) the amount of such Indebtedness of such other Persons;

(f)	Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person; and

(g)	to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements, and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

The term “Indebtedness” shall not include (i) obligations or arrangements contemplated under the Shared Services Agreement or the IP License Agreement, (ii) any lease (including for avoidance of doubt, any network lease or any Operating IRU), concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP, (iii) prepayments of deposits received from clients or customers in the ordinary course of business, (iv) any pension obligations, (v) Contingent Obligations, (vi) [reserved], (vii) obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Closing Date or in the ordinary course of business, (viii) non-interest bearing installment obligations and accrued liabilities Incurred in the ordinary course of business that are not more than 120 days past due, (ix) Indebtedness in respect of the Incurrence by a Loan Party or any Subsidiary of Indebtedness in respect of standby letters of credit, performance bonds or surety bonds provided by a Loan Party or any Subsidiary in the ordinary course of business to the extent such letters of credit or bonds are not drawn upon or, if and to the extent drawn upon are honored in accordance with their terms and if, to be reimbursed, are reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit or bond, so long as the aggregate principal or face amount thereof shall not exceed $300 million at any time outstanding, (x) any obligations to pay the deferred and unpaid purchase price for assets acquired or services supplied or otherwise owed to the Person (or any assignee thereof) from whom such assets are acquired or who supplies such services in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied, (xi) any payroll accruals and (xii) Indebtedness Incurred by a Loan Party or a Subsidiary in connection with a transaction where (A) such Indebtedness is borrowed from a bank or trust company, having a combined capital and surplus and undivided profits of not less than $250 million, whose debt has a rating immediately prior to the time such transaction is entered into, of at least A or the equivalent thereof by S&P and A2 or the equivalent thereof by Moody’s and (B) a substantially concurrent Investment is made by a Loan Party or a Subsidiary in the form of cash deposited with the lender of such Indebtedness, or a Subsidiary or Affiliate thereof, in amount equal to such Indebtedness. For the avoidance of doubt and notwithstanding the above, the term “Indebtedness” excludes any accrued expenses and trade payables and any obligations under guarantees issued in connection with various operating and telecommunications licenses.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, and (other than with respect to letters of credit or Guarantees or Indebtedness specified in clauses (e), (f) or (g) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) in connection with the purchase by a Loan Party or any Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing;

(ii) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(iii) [Reserved];

(iv) Capitalized Lease Obligations incurred in the ordinary course of business;

(v) [Reserved]; or

(vi) franchise and performance surety bonds or guarantees incurred in the ordinary course of business.

“Indemnified Taxes” shall mean (i) Taxes other than Excluded Taxes and (ii) to the extent not otherwise described in clause (i) above, Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Independent Financial Advisor” shall mean an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of either Borrower.

“Information” shall have the meaning assigned to such term in Section 9.16.

“Initial Lien” shall have the meaning assigned to such term in Section 6.06(a).

“Initial Agreement” shall have the meaning assigned to such term in Section 6.07(b)(5).

“Initial Loan Party” shall mean each Subsidiary of CSC listed on Schedule 1.01.

“Initial Lender” shall mean JPMCF.

“Initial Term Loan Commitment” shall mean, as to the Initial Lender, its obligation to make an Initial Term Loan to the Borrowers pursuant to Section 2.01(a) in an aggregate amount equal to $2,000 million on the Closing Date.

“Initial Term Loans” shall have the meaning assigned to such term in Section 2.01(a).

“Intercreditor Agreement” shall mean, as applicable, in connection with the incurrence of any Junior Debt, any First Lien/Second Lien Intercreditor Agreement and in connection with the incurrence of any Pari Passu Debt, any Equal Priority Intercreditor Agreement.

“Interest Payment Date” shall mean each January 15th, April 15th, July 15th and October 15th of each calendar year, commencing with January 15, 2026, and the Maturity Date provided that if such day is not a Business Day, the Interest Payment Date shall be the next succeeding Business Day.

“Interest Rate Agreement” shall mean, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or a beneficiary.

“Internal Control Event” shall mean a material weakness in, or fraud that involves senior management or other employees who have a significant role in, the Loan Parties or any of their Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet (excluding any notes thereto) prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If a Loan Party or any Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Subsidiary such that, after giving effect thereto, such Person is no longer a Subsidiary, any Investment by a Loan Party or any Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed of in an amount determined as provided in Section 6.05(c).

“Investment Grade Securities” shall mean:

(a)	securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)	securities issued or directly and fully guaranteed or insured by the United Kingdom, a member state of the European Union, Switzerland, Norway or any agency or instrumentality thereof (other than Cash Equivalents);

(c)	debt securities or debt instruments with a rating of “BBB” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization, but excluding any debt securities or instruments constituting loans or advances among the Loan Parties and their Subsidiaries; and

(d)	investments in any fund that invests exclusively in investments of the type described in clauses (a), (b) and (c) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“IP License Agreement” shall mean that certain Intellectual Property License Agreement, dated as of the Closing Date, by and among the applicable Group Members and CSC, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with the provisions hereof (including Section 6.15 hereof).

“IRS” shall mean the United States Internal Revenue Service.

“JPMCF” shall mean JPMorgan Chase Funding Inc.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.21.

“Junior Debt” shall mean any Indebtedness of any Loan Party that is unsecured or secured by Liens on the Collateral on a basis that is junior in priority to the Liens on the Collateral securing the Obligations (except as provided in clause (y) of the definition of “Permitted Liens”) pursuant to the applicable Intercreditor Agreement or other intercreditor or subordination arrangements reasonably satisfactory to the Administrative Agent and the Borrower Representative (each, a “Junior Debt Additional Intercreditor Agreement”); provided that Junior Debt shall (i) not mature earlier than 91 days after the Maturity Date, (ii) have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Term Loans plus 91 days, (iii) not be secured by assets other than Collateral and (iv) not have any obligor that is a Group Member but is not a Loan Party.

“L2QA Pro Forma EBITDA” shall mean as of any date of determination, Pro Forma EBITDA for the period of the most recent two consecutive fiscal quarters ending prior to the date of such determination for which internal combined financial statements of the Borrowers and the Loan Parties are available multiplied by 2.0.

“Laws” shall mean each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” shall mean any Person that holds a Commitment or Term Loan.

“Liability Management Exercise” shall have the meaning set forth in Section 6.01.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Listed Entity” refers to Optimum or its successors.

“LME Affiliate” shall mean any Person that is, as of the time of determination, a Subsidiary or other Affiliate of CSC (except a Group Member), if any assets (including any Capital Stock) of any Loan Party or any Subsidiary thereof have been directly or indirectly transferred to such Person at any time on or after the Closing Date (except for cash and cash equivalents transferred pursuant to a transaction that is expressly permitted by the terms of this Agreement, as in effect on the Closing Date).

“Loan” shall mean any Term Loan extended by any Lender to the Borrowers hereunder.

“Loan Documents” shall mean, in each case on and after the execution thereof, this Agreement, the Facility Guaranty, any Intercreditor Agreement, the Security Documents, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and together with all schedules, exhibits, annexes and other attachments thereto, Amendment No. 1, the Amendment No. 1 Fee Letter and the Amendment No. 1 Engagement Letter.

“Loan Guarantee” shall mean the Guarantee by each Guarantor of the Obligations executed pursuant to the provisions of the Facility Guaranty.

“Loan Parties” shall mean, collectively, the Borrowers and the Guarantors.

“Loan Party Control Group” shall mean a Loan Party and its Subsidiaries or a combination of two or more Loan Parties and their Subsidiaries that together make up more than 50% of Total Assets or more than 50% of L2QA Pro Forma EBITDA as reflected in the most recent combined financial statements of the Loan Parties delivered to the Administrative Agent.

“Master Agreement” shall have the meaning assigned to such term in the definition of “Swap Contract.”

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties to perform their obligations under the Loan Documents; or (c) a material impairment of the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents or a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events described in the applicable provision since the applicable date would result in a Material Adverse Effect.

“Material Assets” shall mean any property or assets (whether intellectual property or otherwise) material to the business or operations of the Loan Parties (taken as a whole).

“Material Contract” shall mean with respect to any Loan Party, (i) each contract or agreement to which such Loan Party is a party that would be a material contract or material definitive agreement under any Securities Laws, including the types of contracts specified in item 601(b)(10)(ii) of Regulation S-K and (ii) any contract or agreement, or series of related agreements to which any Loan Party is a party and that involves consideration in the aggregate, of more than $5 million per annum.

“Material Indebtedness” shall mean any Indebtedness (other than the Obligations) of the Loan Parties or any of their Subsidiaries in an aggregate principal amount exceeding $5 million. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Material Intellectual Property” shall mean any intellectual property owned by a Loan Party or any Subsidiary that is material to the operations of the business of the Loan Parties and the Subsidiaries, taken as a whole.

“Maturity Date” shall mean November 25, 2028.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Multiemployer Plan” shall mean an Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Nationally Recognized Statistical Rating Organization” shall have the same meaning as used in Section 3(a)(62) of the Exchange Act.

“Net Available Cash” from an Asset Disposition shall mean cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(a)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid or required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions), as a consequence of such Asset Disposition;

(b)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition (which Liens rank prior to the Liens, if any, of the Collateral Agent), in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(c)	all distributions and other payments required to be made to minority interest holders (other than any Parent, a Loan Party or any of their respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(d)	the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against (a) any liabilities associated with the assets disposed in such Asset Disposition and retained by a Loan Party or any Subsidiary after such Asset Disposition; or (b) any purchase price adjustment or earn-out in connection with such Asset Disposition.

“Net Cash Proceeds” shall mean, with respect to any issuance or sale of Capital Stock, any Incurrence of any Indebtedness or any sale of any asset, the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Combined Entities” shall mean the ABS Transaction Parties.

“Non-Consenting Lender” shall mean, in the event that (a) the Borrower Representative or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (b) the consent, waiver or amendment in question requires the agreement of each Lender or all affected Lenders and (c) the Required Lenders have agreed to such consent, waiver or amendment, any Lender who does not agree to such consent, waiver or amendment.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“NPL” shall mean the National Priorities List under CERCLA.

“Obligations” shall mean all obligations, liabilities and indebtedness of every kind, nature and description owing by any Loan Party to any Secured Party under this Agreement and the Loan Documents, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the Loan Documents or the Treasury Services Agreements of any Treasury Services Provider to the extent of the Pari Secured Treasury Claim of such Treasury Services Provider (as applicable) whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Loan Documents or the Treasury Services Agreements of any Treasury Services Provider to the extent of the Pari Secured Treasury Claim of such Treasury Services Provider or after the commencement of any case with respect to any Loan Party under the Bankruptcy Code or any other Bankruptcy Law or any other insolvency proceeding (and including any principal, interest, fees, costs, expenses and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer” shall mean, with respect to any Person, (1) any member of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Agreement by the Board of Directors of such Person.

“Officer’s Certificate” shall mean, with respect to any Person, a certificate signed by one Officer of such Person.

“OID” shall mean original issue discount.

“Operating IRU” shall mean an indefeasible right of use of, or operating lease or payable for lit or unlit fiber optic cable or telecommunications conduit or the use of either.

“Opinion of Counsel” shall mean a written opinion from legal counsel reasonably satisfactory to the Administrative Agent, which opinion may contain customary assumptions and qualifications. The counsel may be an employee of or counsel to any Parent, ta Loan Party or any of their Subsidiaries.

“Optimum” refers to Optimum Communications, Inc., a Delaware corporation listed on the New York Stock Exchange under the symbol “OPTU”.

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party.

“Other Connection Taxes” shall mean, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or Administrative Agent, as applicable, and the jurisdiction imposing such Tax (other than connections arising solely from such Lender or Administrative Agent, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document.

“Other Taxes” shall mean any and all present or future stamp or documentary, intangible, recording, filing Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation, designation of a new office for receiving payments by or on account of either Borrower or other transfer (other than an assignment or designation of a new office made pursuant to Section 2.21).

“Outstanding Amount” shall mean with respect to the Term Loans on any date, the outstanding amount thereof as of the time of determination.

“Parent” shall mean any Person of which a Loan Party at any time is or becomes a Subsidiary and any holding companies established by any Permitted Holder for purposes of holding its investment in any Parent.

“Pari Passu Debt” shall mean any Indebtedness of any Loan Party that is secured by Liens on the Collateral on a basis that is pari passu to the Liens on the Collateral securing the Obligations (except as contemplated by the definition of “Permitted Collateral Liens”) pursuant to the applicable Intercreditor Agreement or other intercreditor or subordination arrangements reasonably satisfactory to the Administrative Agent and the Borrower Representative (each, a “Pari Passu Debt Additional Intercreditor Agreement”); provided that Pari Passu Debt shall (i) have a final maturity date that is not earlier than the final maturity date of the Term Loans or any scheduled amortization or, in the case of revolving credit commitments, mandatory reduction in commitments prior to the final maturity date of the Term Loans, (ii) not be secured by assets other than Collateral, (iii) not have any obligor that is not a Loan Party and (iv) in the case of Indebtedness incurred in reliance on Section 6.04(a)(y)(II), such Indebtedness does not have call protection, exit fees, minimum multiple of invested capital true-up provisions, bankruptcy make-whole provisions or similar provisions, in each case, that would be payable upon the occurrence or during the continuance of any Default or Event of Default (excluding for the avoidance of doubt, default interest provisions consistent with Section 2.07), or upon the occurrence of any event described in Section 7.01(g) with respect to any Group Member except to the extent all obligations of the Loan Parties in respect of such call protection, exit fees, true ups, make-whole provisions or similar provisions are subordinated to the Obligations following the occurrence of any event described in Section 7.01(a) or (g), pursuant to terms reasonably satisfactory to the Administrative Agent.

“Pari Secured Treasury Claim” shall mean as to any Treasury Services Provider, a Dollar amount agreed in writing between the Borrower Representative and such Treasury Service Provider in an agreement acknowledged by the Collateral Agent, which Dollar amount represents the maximum Dollar amount which such Treasury Service Provider will be eligible to recover under the Loan Documents on account of obligations of the Loan Parties and their Subsidiaries under Treasury Services Agreement with such Treasury Services Provider; provided that (i) the aggregate Pari Secured Treasury Claims all Treasury Service Providers shall at no time exceed $150 million and (ii) subject to the foregoing clause (i) , the Pari Secured Treasury Claim of any Treasury Services Provider may be increased or reduced from time to time by written agreement of such Treasury Services Provider and the Borrower Representative in an agreement acknowledged by the Collateral Agent.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“Payment” shall have the meaning assigned to such term in Article VIII.

“Payment Notice” shall have the meaning assigned to such term in Article VIII.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Pension Plan” shall mean any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents or Temporary Cash Investments between the Loan Parties or the Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 6.08.

“Permitted Collateral Liens” shall mean Liens on the Collateral that are described in one or more of clauses (b), (c), (d), (f), (h), (j), (k), (l), (m), (q), (r), (t), (w), (x), (y) and (bb) of the definition of “Permitted Liens.”

“Permitted CSC Revolver Refinancing Transaction” shall mean a transaction pursuant to which CSC and its Subsidiaries refinance all or a portion of the revolving credit commitments in effect under the CSC Credit Agreement on the Closing Date (the “CSC Revolving Credit Facilities”) pursuant to an offer that is open to each lender under the CSC Revolving Credit Facilities (which offer may involve an intermediate step of such lenders extending into a separate tranche of revolving credit commitments) with revolving credit commitment made available on the same terms to each such lender (unless otherwise consented to by the Initial Lender) provided that such offer is not structured in a manner that is reasonably likely to result in a material number of Regulated Banks declining to participate in such offer (as reasonably agreed by the Borrower Representative and the Initial Lender; provided further, notwithstanding the foregoing, any offer that (i) consists of revolving commitments to the Borrowers the extensions of credit under which would constitute Pari Passu Debt and/or Junior Debt being offered in a par-for-par exchange, (ii) includes a financial maintenance covenant that requires compliance with a 4.0 to 1.0 maximum Combined Gross Pari Passu Leverage Ratio (or any more restrictive financial covenant), (iii) includes pricing terms (other than upfront fees) that is not less favorable to the applicable lenders to whom the offer is being made than the terms of the revolving credit commitments in effect under the CSC Credit Agreement as in effect on the Closing Date and (iv) provides for a final maturity and commitment termination of no later than five years from the date such commitments become effective, shall not require any consent of the Initial Lender).

“Permitted Holders” shall mean, collectively, (1) the Listed Entity, (2) any Affiliates of the Listed Entity, and (3) any Person who is acting as an underwriter in connection with a public or private offering of Capital Stock of any Parent or a Loan Party, acting in such capacity.

“Permitted Investment” shall mean (in each case, by the Loan Parties or the Subsidiaries):

(a)	Investments by (x) a Loan Party or any Subsidiary in any other Loan Party, (y) a Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party and (z) a Loan Party in a Subsidiary that is not a Loan Party so long as, in the case of this clause (z) such Investment is made in cash or Cash Equivalents from operating cash flow or the proceeds of Junior Debt or Pari Passu Debt permitted under this Agreement and no Event of Default has occurred and is continuing and, on a pro forma basis, no Amortization Period is in existence;

(b)	Investments arising in connection with cash management positions of the Group Members, CSC and any of its Subsidiaries that are not Group Members as contemplated by the Shared Services Agreement;

(c)	Investments in cash, Cash Equivalents, Temporary Cash Investments or Investment Grade Securities;

(d)	Investments in receivables owing to a Loan Party or any Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as such Loan Party or Subsidiary deems reasonable under the circumstances;

(e)	Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f)	Investments consisting of purchases of Indebtedness Incurred under the Existing Debt Documents, in each case, in lieu of Permitted Payments that would be permitted by Section 6.05(b)(2) (to the extent the conditions set forth in Section 6.05(b)(2) are satisfied on a pro forma basis);

(g)	Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to a Loan Party or any Subsidiary (including obligations of trade creditors and customers), or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or in compromise or resolution of any litigation, arbitration or other dispute;

(h)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition, in each case, that was made in compliance with Section 6.08;

(i)	Investments in existence on, or made pursuant to legally binding commitments in existence on, the Closing Date and set forth on Schedule 6.05 and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Closing Date or (b) as otherwise permitted by this Agreement;

(j)	Currency Agreements, Interest Rate Agreements, and related Hedging Obligations, which transactions or obligations are Incurred pursuant to Section 6.04(b)(7);

(k)	pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 6.06;

(l)	[reserved];

(m)	any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Section 6.09(b) (except those described in Section 6.09(b)(1), Section 6.09(b)(6), Section 6.09(b)(8) and Section 6.09(b)(9));

(n)	Guarantees of Indebtedness not prohibited by Section 6.04 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business;

(o)	[reserved];

(p)	(a) Investments acquired after the Closing Date as a result of the acquisition by a Loan Party or any Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into the Loan Parties in a transaction that is not prohibited by Sections 6.18 and 6.19 hereof to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and (b) Investments of a Loan Party or a Subsidiary existing on the date such Person becomes a Loan Party or a Subsidiary to the extent that such Investments were not made in contemplation of such Person becoming a Loan Party or a Subsidiary;

(q)	Investments in the ordinary course of business (as determined in good faith by the Board of Directors of the Borrower Representative), taken together with all other Investments made pursuant to this clause (q) and at any time outstanding, in an aggregate amount at the time of such Investment not to exceed $5 million plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of Section 6.05) (with the fair market value of each Investment being measured in accordance with Section 6.05); provided, that, if an Investment is made pursuant to this clause in a Person that is not a Loan Party or a Subsidiary and such Person subsequently becomes a Loan Party or a Subsidiary or is subsequently designated a Loan Party or a Subsidiary pursuant to this Agreement, such Investment shall thereafter be deemed to have been made pursuant to clause (a) or (b) of the definition of “Permitted Investments” and not this clause;

(r)	[Reserved];

(s)	[Reserved];

(t)	Investments made to effect, or otherwise made in connection with, the Transactions;

(u)	[Reserved];

(v)	[Reserved]; and

(w)	Investments of all or a portion of escrowed property permitted under any escrow agreement.

“Permitted Liens” shall mean, with respect to any Person:

(a)	[Reserved];

(b)	pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements and including Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business;

(c)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s and repairmen’s or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(d)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(e)	Liens in connection with cash management programs established in the ordinary course of business over amounts on deposit with the financial institution providing such cash management programs;

(f)	encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Loan Parties and the Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Loan Parties and the Subsidiaries;

(g)	[reserved];

(h)	leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business, or pursuant to the terms of the Shared Services Agreement or IP License Agreement;

(i)	Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default and notices of lis pendens and associated rights so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order, award or notice have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(j)	Liens on assets or property of a Loan Party or any Subsidiary (including Capital Stock) for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement (excluding Indebtedness Incurred pursuant to Section 6.04(a)) and (b) any such Lien may not extend to any assets or property of a Loan Party or any Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property;

(k)	Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution (including, without limitation, Liens of a collection bank arising under Section 4-210 of the UCC);

(l)	Liens arising from UCC financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Loan Parties and the Subsidiaries in the ordinary course of business;

(m)	with respect to the Loan Parties and the Subsidiaries, Liens existing on or provided for or required to be granted under written agreements existing on the Closing Date after giving effect to the Transactions and set forth on Schedule 6.06;

(n)	[reserved];

(o)	Liens on assets or property of a Loan Party or any Subsidiary securing Indebtedness or other obligations of such Loan Party or Subsidiary owing to another Loan Party or Subsidiary, or Liens in favor of a Loan Party or any Subsidiary;

(p)	Liens securing Indebtedness permitted to be incurred pursuant to Section 6.04(b)(5) over the assets and Capital Stock of the ABS Loan Parties and their Subsidiaries; provided that no Liens shall be permitted pursuant to this clause (p) following the Incremental Closing Date;

(q)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(r)	(a) mortgages, liens, security interest, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which a Loan Party or any Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(s)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(t)	Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(u)	[Reserved];

(v)	Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(w)	bankers’ Liens, Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business of such Person to facilitate the purchase, shipment or storage of such inventory or other goods and Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;

(x)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, and pledges of goods, the related documents of title and/or other related documents arising or created in the ordinary course of business or operations as Liens only for Indebtedness to a bank or financial institution directly relating to the goods or documents on or over which the pledge exists;

(y)	Liens on the Collateral to secure (a) Indebtedness that is permitted to be Incurred under Section 6.04(a), provided, however, that (i) such Liens shall rank pari passu (solely in the case of Liens securing Indebtedness permitted by Section 6.04(a)(y) and solely to the extent described therein) or junior to the Liens securing the Term Loans and the Loan Guarantees pursuant to the applicable Intercreditor Agreement; (ii) in each case, all property and assets (including, without limitation, the Collateral) of any Group Member securing such Indebtedness also secure the Obligations on a senior or pari passu basis; and (iii) each of the parties thereto will have entered into the applicable Intercreditor Agreement;

(z)	[reserved];

(aa)	any security granted over Cash Equivalents in connection with the disposal thereof to a third party and Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(bb)	(a) Liens created for the benefit of or to secure, directly or indirectly, the Obligations, and (b) Liens pursuant to the Intercreditor Agreement or an Additional Intercreditor Agreement;

(cc)	[Reserved];

(dd)	Liens; provided that (i) the maximum amount of Indebtedness secured in the aggregate at any one time pursuant to this clause (dd) does not exceed $5 million and (ii) such Indebtedness does not constitute Indebtedness for borrowed money;

(ee)	[Reserved];

(ff)	[Reserved];

(gg)	[Reserved];

(hh)	[Reserved];

(ii)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(jj)	Liens (a) on any cash earnest money deposits or cash advances made by the Loan Parties or the Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement, or (b) on other cash advances in favor of the seller of any property to be acquired in an Investment or other acquisition permitted hereunder to be applied against the purchase price for such Investment or other acquisition;

(kk)	Liens or rights of set-off against credit balances of the Loan Parties or the Subsidiaries with credit card processors or amounts owing by such credit card processors to the Loan Parties or Subsidiaries in the ordinary course of business to secure the obligations of a Loan Party or any Subsidiary to the credit card processors as a result of fees and charges;

(ll)	customary Liens of an indenture trustee on money or property held or collected by it to secure fees, expenses and indemnities owing to it by any obligor under an indenture;

(mm)	[Reserved]; and (nn) [Reserved].

“Permitted Payment” shall have the meaning assigned to such term in Section 6.05(b).

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Pledge and Security Agreement” shall mean the Pledge and Security Agreement made by the Loan Parties in favor of the Collateral Agent and the other Lenders, substantially in the form of Exhibit F-2 hereto, or in another form reasonably satisfactory to the Administrative Agent and the Borrower Representative.

“Pledge Supplement” shall mean an agreement, substantially in the form of Exhibit A to the Pledge and Security Agreement, or in another form reasonably satisfactory to the Administrative Agent and the Borrower Representative, pursuant to which a Subsidiary becomes a Pledgor under, party to, and bound by, the terms of the Pledge and Security Agreement.

“Pledgor” shall mean each Person from time to time party to the Pledge and Security Agreement, in its capacity as a Pledgor thereunder.

“Preferred Stock”, as applied to the Capital Stock of any Person, shall mean Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Pro Rata Share” shall mean, at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the aggregate amount of the Term Loans, and if applicable, Commitments, in each case held by such Lender at such time and the denominator of which is the aggregate amount of all Term Loans, and if applicable, all Commitments (provided that if the Commitments have been terminated and the Term Loans have been repaid in full, then the Pro Rata Share of such Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and repayment in full of the Term Loans and after giving effect to any subsequent assignments made pursuant to the terms hereof).

“Pro Forma EBITDA” shall mean, for any period, the Combined EBITDA of the Loan Parties and the Subsidiaries, provided that for the purposes of calculating Pro Forma EBITDA for such period, if, as of such date of determination:

(a)	since the beginning of such period a Loan Party or any Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business or otherwise ceases to be a Loan Party or a Subsidiary (and is not a Loan Party or a Subsidiary at the end of such period) (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate Pro Forma EBITDA is such a Sale, Pro Forma EBITDA for such period will be reduced by an amount equal to the Combined EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Combined EBITDA (if negative) attributable thereto for such period; provided that if any such sale constitutes “discontinued operations” in accordance with GAAP, Combined Net Income shall be reduced by an amount equal to the Combined Net Income (if positive) attributable to such operations for such period or increased by an amount equal to the Combined Net Income (if negative) attributable thereto for such period;

(b)	since the beginning of such period, a Parent, a Loan Party or any Subsidiary (by merger or otherwise) has made an Investment in any Person that thereby becomes a Loan Party or a Subsidiary, or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business or a Person otherwise becomes a Loan Party or a Subsidiary (and remains a Subsidiary at the end of such period) (any such Investment, acquisition or designation, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Pro Forma EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(c)	since the beginning of such period, any Person will have made any Sale that would have required an adjustment pursuant to clause (a) above if made by a Loan Party or a Subsidiary since the beginning of such period, Pro Forma EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale occurred on the first day of such period.

For the purposes of this definition and the definitions of Combined EBITDA, Combined Income Taxes, Combined Interest Expense, Combined Net Income, or any other purpose hereunder (a) whenever pro forma effect is to be given to any transaction (including, without limitation, transactions listed in clauses (a)-(c) hereof) or calculation hereunder or such other definitions, the pro forma calculations will be as determined in good faith by a responsible financial or accounting officer of the Borrower Representative or an Officer of the Borrower Representative (including in respect of anticipated expense and cost reductions and synergies (other than revenue synergies)) (calculated on a pro forma basis as though such expense and cost reductions and synergies had been realized on the first day of the period for which Pro Forma EBITDA is being determined and as though such cost savings, operating expense reductions and synergies were realized during the entirety of such period), (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period and (c) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligations have a remaining term in excess of 12 months).

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Purchase Money Obligations” shall mean any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Marketmaker” means a Person that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers of the Term Loans, in its capacity as a dealer or market maker in the Term Loans and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Real Estate” shall mean all right, title, and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by either Borrower, any Group Member or any of their Subsidiaries, whether by lease, license or other means, and the buildings, structures, parking areas and other improvements thereon, now or hereafter owned by either Borrower, any Group Member or any of their Subsidiaries, including all fixtures, easements, hereditaments, appurtenances, rights-of-way and similar rights relating thereto and all leases, tenancies and occupancies thereof now or hereafter owned by either Borrower, any Group Member or any of their Subsidiaries.

“Reference Date” shall have the meaning assigned to such term in Section 3.05(b).

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Registered Public Accounting Firm” shall have the meaning specified by the Securities Laws and shall be independent of the Borrowers, any Group Member and their Subsidiaries as prescribed by the Securities Laws.

“Regulated Bank” shall mean a Person that is (a) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors of the Federal Reserve System under 12 CFR part 211; (d) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (c); or (e) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, members, controlling persons, directors, officers, employees, agents, advisors, representatives and successors and assigns of such Person and of such Person’s Affiliates.

“Related Taxes” shall mean, without duplication:

(a)	any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding taxes), required to be paid (provided such Taxes are in fact paid) by any Parent by virtue of its:

(i)	being incorporated or otherwise being established or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Loan Parties or any of their Subsidiaries);

(ii)	[Reserved];

(iii)	being a holding company parent, directly or indirectly, of the Loan Parties or any of their Subsidiaries;

(iv)	receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Loan Parties or any of their Subsidiaries; or

(v)	having made any payment in respect to any of the items for which a Loan Party is permitted to make payments to any Parent pursuant to Section 6.05; or

(b)	if and for so long as a Loan Party is a member of or included in a group filing a consolidated or combined tax return with any Parent or, for so long as Loan Party is an entity disregarded as separate from its Parent for U.S. federal income tax purposes, any Taxes measured by income for which such Parent is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Loan Parties and their Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Loan Parties and their Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Loan Parties and their Subsidiaries.

“Release” shall have the meaning assigned to such term in Section 101(22) of CERCLA.

“Relevant Governmental Body” shall mean the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Required Lenders” shall mean, as of any date of determination, Lenders having more than 50% of the sum of the Total Outstandings; provided that (i) the unused Commitment of, and the portion of the Total Outstandings held, or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, and (ii) at any time that at least the lesser of (x) $200,000,000 and (y) 10% of the then outstanding Term Loans are held by JPMCF and its Affiliates (excluding any Term Loans held by Defaulting Lenders), the Required Lenders must include JPMCF.

“Responsible Officer” shall mean the chief executive officer, chief financial officer, vice president of tax, controller, treasurer, assistant treasurer, secretary, assistant secretary of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.

“Restricted Investment” shall mean any Investment other than a Permitted Investment.

“Restricted Party” shall mean with respect to any Lender (i) that is a Regulated Bank or an Affiliate of a Regulated Bank, and party to the Credit Agreement as of the Closing Date, the business unit of such Person that has funded or acquired any Term Loan, (and, for the avoidance of doubt, not any other business unit of such Lender that has not funded or acquired a Term Loan to the extent there are reasonable information barriers between such business units other than with respect to a limited number of senior executives, legal and compliance officers and credit officers overseeing multiple business units) and (ii) that is not described in clause (i), (a) such Lender, (b) its Controlled Affiliates and any other Affiliate of such Lender to the extent that a Person exercising significant day to day discretion with respect to the loans, securities and investments bought, sold or held by such Lender (an “Investment Manager”) also has significant day to day discretion with respect to the loans, securities and investments bought, sold or held by such Affiliate and (c) any Investment Manager for such Lender to the extent that such Investment Manager is working in concert with any other Person that is party to a Cooperation Agreement (or an Investment Manager of such Person), in each case with respect to a Cooperation Agreement that would not be permitted to be entered into by a Restricted Party pursuant to Section 9.23(a).

“Restricted Payment” shall have the meaning assigned to such term in Section 6.05(a).

“S&P” shall mean Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale” is defined in the definition of “Pro Forma EBITDA”.

“Sanctioned Country” shall mean a country or territory which is subject to: (a) general trade, economic or financial sanctions embargoes imposed, administered or enforced by: (i) the US government and administered by OFAC, (ii) the United Nations Security Council, (iii) the European Union or (iv) His Majesty’s Treasury of the United Kingdom, or (b) general economic or financial sanctions embargoes imposed by the US government and administered by the US State Department, the US Department of Commerce or the US Department of the Treasury.

“Sanctions” shall mean (a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by: (i) the US government and administered by OFAC, (ii) the United Nations Security Council, (iii) the European Union or (iv) His Majesty’s Treasury of the United Kingdom, or (b) economic or financial sanctions imposed, administered or enforced from time to time by the US State Department, the US Department of Commerce or the US Department of the Treasury.

“Sanctions List” shall mean the lists of specially designated nationals or designated persons or entities (or equivalent) held by: (a) the US government and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury, (b) the United Nations Security Council, (c) the European Union or (d) His Majesty’s Treasury of the United Kingdom, each as amended, supplemented or substituted from time to time.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Secured Party” shall mean the collective reference to (a) the Administrative Agent, (b) the Collateral Agent, (c) the Lenders, (d) beneficiaries of each indemnification or reimbursement obligation undertaken by any Loan Party under any Loan Document, (e) the Treasury Services Providers to the extent of their Pari Secured Treasury Claims of such Treasury Service Providers ~~and~~, (f) J.P. Morgan Securities in its capacity as a party to the Amendment No. 1 Engagement Letter and JPMCF in its capacity as a party to the Amendment No. 1 Fee Letter and (g) the successors and assigns of each of the foregoing.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securities Laws” shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Documents” shall mean the Pledge and Security Agreement and any other document entered into by any person granting a Lien over all or any part of its assets in respect of the Obligations, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Shared Services Agreement” shall mean that certain Shared Services Agreement, dated as of the Closing Date, by and among the applicable Group Members and CSC, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with the provisions hereof (including Section 6.15 hereof).

“Significant Subsidiary” shall mean any Subsidiary that meets any of the following conditions:

(a)	the Loan Parties’ and the Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of total assets of the Loan Parties and the Subsidiaries on a combined basis as of the end of the most recently completed fiscal year;

(b)	the Loan Parties’ and the Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10% of total assets of the Loan Parties and the Subsidiaries on a combined basis as of the end of the most recently completed fiscal year; or

(c)	if positive, the Loan Parties’ and the Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds 10% of such income of the Loan Parties and the Subsidiaries on a combined basis for the most recently completed fiscal year.

“Similar Business” shall mean (a) any businesses, services or activities (including marketing) engaged in by the Borrowers, CSC or any of their Subsidiaries on the Closing Date, (b) telecommunications, broadcast television, broadband and fixed and mobile telephony businesses, including the distribution, sale and for provision of mobile voice and data, fixed-line voice and internet services, transit voice traffic services and advertising and other services and equipment in relation thereto, and producing and selling any print, audio, video or other content and (c) any businesses, services and activities (including marketing) engaged in by the Borrowers, CSC or any of their Subsidiaries that are (i) related, complementary, incidental, ancillary or similar to any of the foregoing or (ii) are reasonable extensions or developments of any thereof.

“Solvent” shall mean, in respect of any Loan Party, that as of the date of determination: (a) the sum of such Loan Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Loan Party’s present assets; or (b) such Loan Party’s capital is not unreasonably small in relation to its business as contemplated on such date of determination or with respect to any transaction contemplated or undertaken after such date of determination; or (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5 or FASB Accounting Standards Codification 450).

“Specified Event of Default” shall mean the occurrence of (a) any Event of Default occurring pursuant to (x) any material non-compliance with Article VI (other than Section 6.10, Section 6.13, Section 6.16 or Section 6.17) or (y) any Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) or (b) the Lender’s exercise of any of its remedies pursuant to the paragraph immediately following Section 7.01(j), following any other Event of Default.

“Specified Indebtedness” shall mean with respect to any Person as of any date of determination, any Indebtedness for borrowed money incurred pursuant to Sections 6.04(a), 6.04(b)(1) and 6.04(b)(8).

“SPV” shall have the meaning assigned to such term in Section 9.04(i).

“SPV Register” shall have the meaning assigned to such term in Section 9.04(i).

“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal is scheduled to be paid, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date scheduled for the payment thereof.

“Subordinated Indebtedness” shall mean, in the case of the Borrowers or any of their Subsidiaries, any Indebtedness (whether outstanding on the Closing Date or thereafter Incurred) which is expressly subordinated or junior in right of payment or lien priority (or any Indebtedness that is not secured by a lien) to the Loans or pursuant to a written agreement and, in the case of a Guarantor, any Indebtedness (whether outstanding on the Closing Date or thereafter Incurred) which is expressly subordinated or junior in right of payment or lien priority (or any Indebtedness that is not secured by a lien) or pursuant to a written agreement to the Loan Guarantee of such Guarantor (other than any unsecured Indebtedness of any Person).

“Subsidiary” shall mean, with respect to any Person:

(a)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(b)	any partnership, joint venture, limited liability company or similar entity of which:

(i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless specified herein, any reference to a Subsidiary shall refer to a Subsidiary of a Loan Party; provided that for purposes of the definition of “Excluded Subsidiary” and any provision of any Loan Document dealing with release of guarantees or Collateral, any reference to “Subsidiary” (including in any defined term used therein) shall refer to a Subsidiary of the Listed Entity.

“Supermajority Lenders” shall mean, as of any date of determination, Lenders having more than 90% of the sum of the Total Outstandings; provided that the unused Commitment of, and the portion of the Total Outstandings held, or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Tax Deduction” shall mean a deduction or withholding for or on account of Indemnified Taxes or Other Taxes from a payment under a Loan Document.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, penalties and additions to tax related thereto.

“Tax Returns” shall have the meaning assigned to such term in Section 3.11.

“Temporary Cash Investments” shall mean any of the following:

(a)	any investment in

(i) direct obligations of, or obligations Guaranteed by, (i) the United States of America, (ii) Canada, (iii) the United Kingdom, (iv) any European Union member state, (v) Switzerland, (vi) any country in whose currency funds are being held specifically pending application in the making of an investment or capital expenditure by a Loan Party or a Subsidiary in that country with such funds or (vii) any agency or instrumentality of any such country or member state, or

(ii) direct obligations of any country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(b)	overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by:

(i) any institution authorized to operate as a bank in any of the countries or member states referred to in sub-clause (a)(i) above, or

(ii) any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof,

in each case, having capital and surplus aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A” by S&P or “A-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(c)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) or (b) above entered into with a Person meeting the qualifications described in clause (b) above;

(d)	Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than a Loan Party or Subsidiary of a Loan Party), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(e)	Investments in securities maturing not more than one year after the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, Canada, the United Kingdom, Switzerland, any European Union member state or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least “BBB –” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization);

(f)	bills of exchange issued in the United States of America, Canada, Switzerland, the United Kingdom, or a member state of the European Union eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(g)	any money market deposit accounts issued or offered by a commercial bank organized under the laws of a country that is a member of the Organization for Economic Co-operation and Development, in each case, having capital and surplus in excess of $250 million (or the foreign currency equivalent thereof) or whose long term debt is rated at least “A” by S&P or “A-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any Nationally Recognized Statistical Rating Organization) at the time such Investment is made;

(h)	investment funds investing 95% of their assets in securities of the type described in clauses (a) through (g) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution); and

(i)	investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the U.S. Investment Company Act of 1940, as amended.

“Term Loans” shall mean the Initial Term Loan and the Incremental Term Loan.

“Test Period” shall mean for any date of determination under this Agreement, the four consecutive fiscal quarters of the Group Members most recently ended as of such date of determination for which the financial statements set forth in Sections Section 6.10(a)(1) and Section 6.10(a)(2) shall have been delivered (or were required to be delivered) to the Administrative Agent.

“Total Assets” shall mean the consolidated total assets of the Loan Parties and their Subsidiaries as shown on the most recent combined balance sheet of the Group Members, prepared on the basis of GAAP on or prior to the relevant date of determination (calculated on a pro forma basis to give effect to any transfer of assets occurring following such balance sheet date).

“Total Outstandings” shall mean the aggregate Outstanding Amount of all Term Loans.

“Transaction” shall mean, collectively, the funding of the 2025 Incremental Term Loans (as defined in the CSC Credit Agreement as in effect on the Closing Date), the execution and effectiveness of the Fourteenth CSC Credit Agreement Amendment, the transactions constituting or contemplated by this Agreement and the other Loan Documents (including the funding of the Loans), the CSC Return on Investment and the prepayment of the 2025 Incremental Term Loans, and the consummation of any other transactions in connection with the foregoing.

“Treasury Services Agreement” shall mean any agreement between CSC, any Loan Parties or any of their respective Subsidiaries and any Treasury Services Provider relating to treasury, depository, credit card, debit card and cash management services or automated clearinghouse transfer of funds, vendor financings or any similar services.

“Treasury Services Provider” shall mean (a) each Person that is an Agent or Lender or any Affiliate of an Agent or Lender counterparty to a Treasury Services Agreement (including any Person who was an Agent or Lender (or any Affiliate thereof) as of the Closing Date or the date it enters into such Treasury Services Agreement but subsequently ceases to be an Agent or Lender (or Affiliate thereof)) and/or (b) any other Person from time to time designated in writing by the Borrower Representative and approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed); provided that, if such Person is not an Agent or a Lender, such Person executes and delivers to the Administrative Agent and the Borrower Representative a letter agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower Representative pursuant to which such Person (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions applicable to Treasury Services Providers in the applicable Loan Documents.

“UCC” shall have the meaning set forth in the Pledge and Security Agreement.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” the meaning specified in Section 2.20.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voting Stock” of a Person shall mean all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness by (b) the total of the product of (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof multiplied by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of determination will be disregarded.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference to any law, code, statute, treaty, rule, guideline, regulation or ordinance of a Governmental Authority shall, unless otherwise specified, refer to such law, code, statute, treaty, rule, guideline, regulation or ordinance as amended, supplemented or otherwise modified from time to time. Any reference to any IRS form shall be construed to include any successor form. All references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document or other agreement, document or instrument shall mean such agreement, document or instrument as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time, in each case, (if applicable) in accordance with the express terms of this Agreement, and (b) all accounting terms shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP; provided, however, that if the Borrower Representative notifies the Administrative Agent that the Borrower Representative wishes to amend any calculation or any related definition to eliminate the effect of any change in GAAP (it being understood that for purposes of this proviso, any changes in GAAP includes the application of IFRS in lieu of GAAP pursuant to the definition of “GAAP’ in Section 1.01) occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders wish to amend any calculation or any related definition), then the Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant or definition is amended in a manner satisfactory to the Borrower Representative and the Required Lenders. Neither this Agreement, nor any other Loan Document nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any Person as the principal draftsperson hereof or thereof. For purposes of determining any financial ratio or making any financial calculation for any fiscal quarter (or portion thereof) ending prior to the Closing Date, the components of such financial ratio or financial calculation shall be determined on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four-quarter period; and each Person that is a Subsidiary upon giving effect to the Transactions shall be deemed to be a Subsidiary for purposes of the components of such financial ratio or financial calculation as of the beginning of such four-quarter period.

SECTION 1.03. Effectiveness of and Effect of Amendment and Restatement This Agreement shall become effective upon satisfaction or waiver of the conditions set forth in Section 4.04. This Agreement constitutes an amendment and restatement of the Original Credit Agreement (excluding any Schedules (other than Schedule 2.01 and Schedule 5.13(c)) or Exhibits), effective from and after the Incremental Closing Date and shall not constitute a novation of any Obligations under the Original Credit Agreement all of which shall remain outstanding under this Agreement. Except as provided herein, the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of any Secured Party under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents or in any way limit, impair or otherwise affect the rights and remedies of the Secured Parties under the Loan Documents. On and after the Incremental Closing Date, each reference in the other Loan Documents to “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Original Credit Agreement shall mean and be a reference to this Agreement. Each Loan Party party hereto (i) consents to the amendment and restatement of the Original Credit Agreement by this Agreement, (ii) acknowledges and agrees that any prior grant or grants of Liens in favor of the Collateral Agent in its properties and assets under each Loan Document to which it is a party shall be in respect of the obligations of such Loan Party under this Agreement and the other Loan Documents and (iii) reaffirms all prior grants of Liens in favor of the Collateral Agent under each Loan Document and all guarantees and indemnitees granted to the Administrative Agent or any other Secured Party. Any reference in this Agreement to “the date of this Agreement” shall mean and be a reference to “the date of the Original Credit Agreement”.

SECTION 1.04. Incremental Term Loan Borrower. The Incremental Term Loan Borrower shall become a borrower under the Incremental Term Loans effective upon satisfaction of the following conditions:

(a) the Incremental Term Loan Borrower shall have delivered to the Administrative Agent a duly authorized, executed and delivered counterpart signature page to a joinder agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent pursuant to which the Incremental Term Loan Borrower is joined to this Agreement as the Incremental Term Loan Borrower (the “Incremental Term Loan Borrower Joinder”);

(b) the Incremental Term Loan Borrower, if not already a Loan Party hereunder, shall have delivered to the Administrative Agent and Collateral Agent, executed counterparts of a joinder or supplement to the applicable Loan Documents pursuant to Section 5.13(c) in accordance with the terms thereof, together with the other deliverables required pursuant to Section 5.13(c); and

(c) the Administrative Agent, the Collateral Agent and the Incremental Lenders shall have received, at least three (3) Business Days prior to the Incremental Term Loan Borrower becoming the Incremental Term Loan Borrower, (A) all documentation and other information about such Incremental Term Loan Borrower as has been reasonably requested in writing by the Administrative Agent, the Collateral Agent and the Incremental Lenders as required by regulatory authorities to comply with their obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation and (B) to the extent that the Incremental Term Loan Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

SECTION 1.05. [Reserved.]

SECTION 1.06. [Reserved.]

SECTION 1.07. [Reserved.]

SECTION 1.08. Cured Defaults. With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default occurs due to Section 1.09. the failure by any Loan Party to take any action by a specified time, such Default or Event of Default shall be deemed to have been cured at the time, if any, that the applicable Loan Party takes such action or (b) the taking of any action by any Loan Party that is not then permitted by the terms of this Agreement or any other Loan Document, such Default or Event of Default shall be deemed to be cured on the earlier to occur of (i) the date on which such action would be permitted at such time to be taken under this Agreement and the other Loan Documents and (ii) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Loan Documents. If any Default or Event of Default occurs that is subsequently cured (a “Cured Default”), any other Default or Event of Default resulting from the making or deemed making of any representation or warranty by any Loan Party or the taking of any action by any Loan Party or any Subsidiary of any Loan Party, in each case which subsequent Default or Event of Default would not have arisen had the Cured Default not occurred, shall be deemed to be cured automatically upon, and simultaneously with, the cure of the Cured Default.

Notwithstanding anything to the contrary in this Section 1.08, a Default or Event of Default (the “Initial Default”) may not be cured pursuant to this Section 1.08:

(a) in the case of an Initial Default described in clause (b) of the second sentence of this Section 1.08, if a Responsible Officer of the applicable Loan Party had Knowledge at the time of taking any such action that such Initial Default had occurred and was continuing,

(b) in the case of an Event of Default under Section 7.01(e) that directly results in material impairment of the rights and remedies of the Lenders, Collateral Agent and Administrative Agent under the Loan Documents,

(c) in the case of an Event of Default arising due to the failure to perform or observe Section 5.05 or Section 5.07 that results in a material adverse effect on the ability of the Borrowers and the other Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which either Borrower or any of the other Loan Parties is a party; or

(d) if the Administrative Agent shall have commenced any enforcement action set forth in Article VII prior to the date such Initial Default would have been deemed to be cured under this Section 1.08.

For purposes of this Section 1.08, “Knowledge” shall mean, with respect to a Responsible Officer of the Borrower Representative or other Loan Party, (i) the actual knowledge of such individual or (ii) the knowledge that such individual would have obtained if such individual had acted in good faith to discharge his or her duties with the same level of diligence and care as would reasonably be expected from an officer in a substantially similar position.

ARTICLE II

The Credits

SECTION 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein and relying upon the representations and warranties set forth herein, the Initial Lender made a loan to the Borrowers denominated in Dollars in a single draw on the Closing Date in an aggregate principal amount not to exceed its Initial Term Loan Commitment (the loan made pursuant to this Section 2.01(a) being referred to as the “Initial Term Loan”).

(b) Subject to the terms and conditions set forth herein and relying upon the representations and warranties set forth herein, the Incremental Lender agrees to make a loan to the Borrowers denominated in Dollars in a single draw on the Incremental Closing Date in an aggregate principal amount not to exceed its Incremental Term Loan Commitment (the loan made pursuant to this Section 2.01(b) being referred to as the “Incremental Term Loan”).

(c) Amounts paid or prepaid in respect of the Term Loans may not be reborrowed.

SECTION 2.02. Loans.

(a) The funding of Term Loans pursuant to Section 2.01 shall be made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Term Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Term Loan required to be made by such other Lender).

(b) Each Lender shall make the Term Loan to be made by it hereunder on the Closing Date or the Incremental Closing Date, by wire transfer (or book entry transfer) of immediately available funds in Dollars, as the case may be, to such account as the Administrative Agent may designate not later than 2:00 p.m., New York City time, and the Administrative Agent shall promptly wire transfer the amounts so received in accordance with instructions received from the Borrower Representative in the applicable Borrowing Request or, if a borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any borrowing of Term Loans that such Lender will not make available to the Administrative Agent such Lender’s Term Loan, the Administrative Agent may assume that such Lender has funded such Term Loan available to the Administrative Agent on the date of such borrowing in accordance with this Section 2.02(c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrowers severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, a rate per annum equal to the interest rate applicable at the time to the Term Loans and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Term Loan for purposes of this Agreement.

SECTION 2.03. Borrowing Procedure. In order to request a Term Loan, the Borrower Representative shall notify the Administrative Agent of such request by telephone not later than 12:00 p.m., New York time, one Business Day before a proposed borrowing of Term Loans (or such shorter period as may be agreed by the Administrative Agent). Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery, e-mail or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: Section 2.04. the date of such borrowing (which shall be a Business Day); (b) the number and location of the account to which funds are to be disbursed; and (c) the amount of such borrowing. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Term Loans. The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.11.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Term Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent shall maintain the Register in which it will record (i) the amount of each Term Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers or any Guarantor and each Lender’s share thereof.

(c) [Reserved.]

(d) The entries made in the Register maintained pursuant to Section 2.04(b)shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Term Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Term Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in the form attached hereto as Exhibit G.

SECTION 2.05. Fees.

(a) The Borrowers agree to pay to the Administrative Agent, for its own account, the administrative fees as are separately agreed by the Administrative Agent (the “Administrative Agent Fees”) in accordance with the Agent Fee Letter as amended from time to time.

(b) [Reserved.]

(c) All fees under this Section 2.05 shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Once paid, no such fees shall be refundable under any circumstances.

SECTION 2.06. Interest on Term Loans.

(a) Subject to the provisions of Section 2.07, the Term Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at the Applicable Rate.

(b) Interest shall accrue on each Term Loan from and including the day on which such Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. Interest on each Term Loan shall be payable on the Interest Payment Dates except as otherwise provided in this Agreement.

SECTION 2.07. Default Interest. If any Event of Default under Section 7.01(a) or 7.01(g) hereof has occurred and is continuing then, until such defaulted amount shall have been paid in full, to the extent permitted by law, such defaulted amounts shall bear interest (after as well as before judgment), payable on demand, in the case of both principal and interest payable on any Term Loan, at the rate otherwise applicable to such Term Loan pursuant to Section 2.06 plus 2.00% per annum (or in the case of amounts other than the principal amount of any Term Loan, at the Applicable Rate plus 2.00% per annum).

SECTION 2.08. [Reserved.].

SECTION 2.09. Termination or Reduction of Commitments. The Initial Term Loan Commitment shall automatically and permanently be reduced to $0 upon the funding in full of the Initial Term Loans on the Closing Date. The Incremental Term Loan Commitment shall automatically and permanently be reduced to $0 upon the funding in full of the Incremental Term Loans on the Incremental Closing Date.

SECTION 2.10. [Reserved.]

SECTION 2.11. Repayment of Borrowings. (a) (i) The Borrowers shall pay to the Administrative Agent, for the account of the Lenders on the Maturity Date, the aggregate unpaid principal amount of all Term Loans on such date, together with accrued and unpaid interest on the principal amount to be paid to but excluding such date.

(ii) If an Amortization Period shall commence, then the Borrowers shall within one Business Day prepay an amount of Term Loans sufficient to cause such Amortization Period to terminate on such date of prepayment.

(iii) [Reserved.]

(iv) [Reserved.]

(b) [Reserved.]

(c) To the extent not previously paid, all Term Loans shall be due and payable on the Maturity Date together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(d) All prepayments and repayments pursuant to this Section 2.11 shall be without premium or penalty except that any prepayment pursuant to Section 2.11(a) following the occurrence of a CSC Freefall Event shall be accompanied by the Applicable Premium.

SECTION 2.12. Voluntary Prepayments. (a) The Borrowers shall have the right at any time and from time to time to prepay the Term Loans, in whole or in part, upon at least one Business Days prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Administrative Agent before 12:00 noon, New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1 million and not less than $5 million (or in such lower minimum amounts or multiples as agreed to by the Administrative Agent in its reasonable discretion). All voluntary prepayments, including all optional prepayments under this Section 2.12 shall be without premium or penalty except that any prepayment pursuant to this Section 2.12 following the occurrence of a CSC Freefall Event shall be accompanied by the Applicable Premium. Any such notice of prepayment pursuant to this Section 2.12(a) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrowers or the Borrowers may delay the date of prepayment identified therein to a later date reasonably acceptable to the Administrative Agent (in each case by written notice to the Administrative Agent on or prior to the specified Closing Date) if such condition is not satisfied or the satisfaction of such condition is delayed.

(b) [Reserved.]

(c) [Reserved.]

(d) [Reserved.]

SECTION 2.13. Mandatory Prepayments. (a) No later than the fifth Business Day following the receipt of Net Available Cash in respect of any Asset Disposition, the Borrowers shall apply an amount equal to 100% of the Net Available Cash received with respect thereto to prepay the outstanding principal amount of Term Loans then subject to ratable prepayment requirements in accordance with Section 2.13(f).

(b) [Reserved.]

(c) [Reserved.]

(d) [Reserved.]

(e) [Reserved.]

(f) Mandatory prepayments of outstanding Term Loans under this Agreement pursuant to this Section 2.13 shall be applied pro rata to the Term Loan of each of the Lenders, based upon the outstanding principal amounts owing to each such Lender.

(g) The Borrower Representative shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, a certificate signed by a Responsible Officer of the Borrower Representative setting forth in reasonable detail the calculation of the amount of such prepayment. Any such notice of prepayment may state that such notice is conditioned upon the occurrence of any Asset Disposition, in which case such notice may be revoked by the Borrower Representative or the Borrower Representative may delay the date of prepayment identified therein (by written notice to the Administrative Agent, on or prior to the specified Closing Date) if such condition is not satisfied or the satisfaction of such condition is delayed. Each notice of prepayment shall specify the prepayment date and the principal amount of Term Loans to be prepaid. All prepayments of Term Loans shall be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.14. Reserve Requirements; Change in Circumstance.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit, liquidity requirement, Tax (other than Indemnified Taxes and Other Taxes indemnified pursuant to Section 2.20 and Excluded Taxes) or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender, and the result of any of the foregoing shall be to increase the cost to any Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrowers will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that any Change in Law (other than a Change in Law relating to Taxes) regarding capital adequacy or liquidity has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time the Borrowers shall pay to such Lender upon demand such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth (i) the amount or amounts necessary to compensate such Lender or its holding company, as applicable, and (ii) the calculations supporting such amount or amounts, as specified in Sections Section 2.14(a) or Section 2.14(b) shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after the Borrower Representative’s receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be under any obligation to compensate any Lender under Sections Section 2.14(a) or Section 2.14(b) with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request if such Lender knew or would reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15. [Reserved.]

SECTION 2.16. [Reserved.]

SECTION 2.17. Pro Rata Treatment. Except as otherwise stated herein, each borrowing, each payment or prepayment of principal of any borrowing, each payment of interest on the Loans shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Term Loans).

SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrowers or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Term Loans (and accrued interest thereon), it shall be deemed simultaneously to have purchased from each other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Term Loans (and accrued interest thereon) of such other Lender under this Agreement, so that the aggregate unpaid Term Loans (and accrued interest thereon) and such participations held by each Lender shall be in the same proportion to the aggregate unpaid Term Loans (and accrued interest thereon) and participations then outstanding as the principal amount of its Term Loans (and accrued interest thereon) and participations prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Term Loans (and accrued interest thereon) and participations outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (a) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (b) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Affiliates of the Borrowers (as to which the provisions of this Section 2.18 shall apply).

SECTION 2.19. Payments. (a) The Borrowers shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 1:00 p.m., New York City time, on the date when due in immediately available funds in Dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices described on Schedule 9.01(b) (or as otherwise notified by the Administrative Agent in writing to the Borrower Representative from time to time). Any payments received by the Administrative Agent after 1:00 p.m., New York City time, may, in the Administrative Agent’s sole discretion, be deemed received on the next succeeding Business Day. Subject to Article VIII, the Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrowers or any other Loan Party hereunder or under any other Loan Document shall, except to the extent required by law, be made without any Tax Deduction; provided that, if any Indemnified Taxes are required to be deducted from such payments, then (i) the sum payable by the Borrowers or other Loan Party shall be increased as necessary so that after making all required deductions, (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent and each Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Administrative Agent or such Loan Party shall make such Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law and (iii) the Administrative Agent or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, and without duplication of any other amounts hereunder, the Borrowers and any other Loan Party, as the case may be, shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or, at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers or any other Loan Party hereunder or otherwise with respect to any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and, to the extent not arising due to the gross negligence or wilful neglect of the Administrative Agent or Lenders, any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender or by the Administrative Agent on behalf of itself or a Lender shall be conclusive absent manifest error. The Administrative Agent and each Lender shall not be indemnified for any Indemnified Taxes that have already been compensated for by an increased payment in accordance with Section 2.20(a).

(d) Not later than 30 days after a Tax Deduction or any payment required in connection with a Tax Deduction by either Borrower or any other Loan Party to a Governmental Authority, the Borrower Representative shall deliver to the Administrative Agent evidence reasonably satisfactory that the Tax Deduction has been made or (as applicable) that any appropriate payment to the Governmental Authority has been paid.

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clause (ii)(A) and (ii)(B) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender, (it being understood that the completion, execution and submission of any documentation no more burdensome than that required for U.S. federal income tax withholding will not give rise to an exception from the preceding sentence or otherwise be considered prejudicial to the position of a Lender).

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Documents, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made.

(D) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide any necessary successor form, or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(f) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent, as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall provide to the Borrower Representative, two duly signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii)  (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrower Representative to be treated as a U.S. Person for U.S. federal withholding purposes. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or, a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon a reasonable request of the Borrower Representative. The Administrative Agent represents to the Borrowers that it is a “U.S. person” and a “financial institution” within the meaning of United States Treasury Regulations Section 1.1441-1 and a “U.S. financial institution” within the meaning of United States Treasury Regulations Section 1.1471-3 and that it will comply with its obligations to withhold under Section 1441 and FATCA.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20 it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary to this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) [reserved], (iii) either Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, (iv) any Lender is a Non-Consenting Lender or (v) any Lender becomes a Defaulting Lender, then, in each case, the Borrower Representative may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower Representative shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrowers or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all Fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.14; provided, further, that if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to Section 2.21(b)), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b) If (i) any Lender shall request compensation under Section 2.14, (ii) [reserved] or (iii) either Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, then such Lender or Administrative Agent shall use reasonable efforts (which shall not require such Lender or Administrative Agent to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower Representative or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22. [Reserved.]

SECTION 2.23. [Reserved.]

SECTION 2.24. [Reserved.]

SECTION 2.25. Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.08.

(b) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower Representative may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Term Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower Representative, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Term Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Term Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Term Loans were made at a time when the conditions set forth in Sections 4.02 or 4.03, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(c) [Reserved.]

(d) If the Borrower Representative and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the Closing Date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Term Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

To induce the Lenders to enter into this Agreement and to make Credit Extensions hereunder, each Loan Party represents and warrants to the Administrative Agent and the other Lenders on the date of each Credit Extension hereunder that:

SECTION 3.01. Existence, Qualification and Power.

Each Loan Party and each Subsidiary (a) is a corporation, limited liability company, trust, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization, or formation; (b) has all requisite power and authority to (x) own or lease its assets and carry on its business and (y) execute, deliver and perform its obligations under the Loan Documents to which it is a party; (c) has all requisite governmental licenses, permits, authorizations, consents and approvals to carry on its business and (d) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clauses (a) and (b) (other than with respect to the Borrowers), (c) and (d), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, Schedule 3.01 annexed hereto sets forth each Loan Party’s name as it appears in official filings, state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number, if any.

SECTION 3.02. Authorization; No Contravention.

(a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach, termination, or contravention of, or constitute a default under or require any payment to be made under (x) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, in each case under this clause (ii), which has had or would reasonably be expected to have a Material Adverse Effect; (iii) result in or require the creation of any Lien upon any asset of any Loan Party or any guarantee by any Loan Party (other than Liens in favor of the Collateral Agent under the Security Documents and guarantees in favor of the Collateral Agent); (iv) violate any applicable Law where such violation has had or would reasonably be expected to have a Material Adverse Effect; (v) result in any “change of control” offer or similar offer being required to be made under any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries; or (vi) result in the application of any of the consolidation, merger, conveyance, transfer or lease of assets (however so denominated) provisions of any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, where in case of clauses (v) and (vi), any such requirement or the application of any such provision has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.03. Governmental Authorization; Other Consents. No approval, consent (including, the consent of equity holders or creditors of any Loan Party or a Subsidiary), exemption, authorization, license or other action by, or notice to, or filing with, any Governmental Authority or regulatory body or any other Person is necessary or required for the grant of the security interest by such Loan Party or such Subsidiary of the Collateral pledged by it pursuant to the Security Documents or for the execution, delivery or performance by, or enforcement against, any Loan Party or any Subsidiary of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority (subject to the Intercreditor Agreement (on and after the execution thereof)) nature thereof), (b) such consents which have been obtained or made prior to the date of such pledge, execution, delivery or performance and are in full force and effect and (c) such approval, consent, exemption, authorization, license or other action by the failure of which to obtain or make has not had or would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.05. No Material Adverse Effect. (a) [Reserved].

(b) Since December 31, 2024, or if later, the date of the most recent financial statements delivered pursuant to Section 6.10(a)(1) (collectively, the “Reference Date”) there has not occurred any Material Adverse Effect or any event, condition, change or effect that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) As of the Closing Date, to the best knowledge of the Borrowers, no Internal Control Event exists or has occurred since December 31, 2024 that has resulted in or would reasonably be expected to result in a misstatement in any material respect, in any financial information contained in the Listed Entity’s annual report for the fiscal year ended on December 31, 2024 with respect to the assets, liabilities, financial condition or results of operations of the Group Members on a combined basis.

SECTION 3.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties, rights or revenues that (a) purport to materially and adversely affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby,

(b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or (c) relate to the Designation.

SECTION 3.07. No Default. No Loan Party or Subsidiary is in default under or with respect to any Material Indebtedness. No Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document. Since the Reference Date, no Loan Party nor any of their Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.08. Ownership of Properties; Liens; Debt. (a) Each Loan Party and each Subsidiary has good and marketable title in fee simple to or valid leasehold interests in, or easements or other limited property interests in, all Real Estate necessary or used in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 6.06 and except as does not have and would not reasonably be expected to have a Material Adverse Effect.

(b) There are no Liens on property or assets material to the conduct of the business of each Loan Party and each Subsidiary, other than Liens permitted pursuant to Section 6.06.

(c) As of the Closing Date, Schedule 3.08(c) sets forth a complete and accurate list of all Indebtedness of each Loan Party and its Subsidiaries, in each case (other than the Term Loans) to the extent the aggregate amount of such Indebtedness exceeds $5 million.

SECTION 3.09. Environmental Compliance. (a) No Loan Party or Subsidiary (i) has failed to comply in all material respects with applicable Environmental Law or to obtain, maintain or comply with any Environmental Permit, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any material Environmental Liability or (iv) has a Responsible Officer with knowledge of any basis for any material Environmental Liability, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) (i) None of the properties currently or formerly owned or operated by any Loan Party or Subsidiary is or was listed or, to the knowledge of any Responsible Officer was proposed for listing on the NPL or on the CERCLIS or any analogous state or local list at any time while such property was owned by such Loan Party or, to the knowledge of any Responsible Officer, at any time prior to or after such property was owned by such Loan Party, and, to the knowledge of any Responsible Officer, no property currently owned or operated by any Loan Party or Subsidiary is adjacent to any such property, in each case in connection with any matter for which any Loan Party or Subsidiary would have any material Environmental Liability; (ii) there are no, or, to the knowledge of any Responsible Officer, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or Subsidiary in violation of any Environmental Laws or, to the knowledge of any Responsible Officer, on any property formerly owned or operated by any Loan Party or Subsidiary; (iii) there is no friable asbestos or friable asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary; (iv) Hazardous Materials have not been Released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or Subsidiary in violation of any Environmental Laws; and (v) to the knowledge of any Responsible Officer, there are no pending or threatened Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by any Loan Party or Subsidiary, and to the knowledge of any Responsible Officer, no actions by any Governmental Authority have been taken or are in process which would subject any of such properties or assets to such Liens, except, in the case of clauses (i) through (v) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) No Loan Party or Subsidiary is undertaking, and no Loan Party or Subsidiary has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law that has or would reasonably be expected to have a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or Subsidiary have been disposed of in a manner not reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.10. Insurance. The properties of the Loan Parties and the Subsidiaries are insured with financially sound and reputable insurance companies (including any Captive Insurance Affiliate) in such amounts (after giving effect to any self-insurance), with such deductibles and covering such risks (including workers’ compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or Subsidiary operates. As of the Closing Date, each material insurance policy required to be maintained pursuant to Section 5.07 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

SECTION 3.11. Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Loan Parties and the Subsidiaries have filed all US federal, state and other tax returns and reports (collectively, the “Tax Returns”) required to be filed, and all such Tax Returns are true, correct and complete in all respects, and have paid when due and payable (subject to any grace periods) all US federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect.

SECTION 3.12. Benefit Plans. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each benefit, pension and compensation plan, agreement, policy and arrangement that is maintained, administered or contributed to by any Loan Party or any of their Subsidiaries for current or former employees or directors of, or independent contractors with respect to, the Loan Parties or any of their Subsidiaries, or with respect to which any of such entities would reasonably be expected to have any current, future or contingent liability or responsibility, has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations and (b) each Loan Party and each of their Subsidiaries and each of their respective Affiliates, to the extent such person maintains any such plans, agreements, policies and arrangements, have complied with all applicable statutes, orders, rules and regulations in regard to such plans, agreements, policies and arrangements.

SECTION 3.13. Subsidiaries; Capital Stock. As of the Closing Date, (a) the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 3.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and the percentage interest of such Loan Party therein; (b) the outstanding Capital Stock in such Subsidiaries described on Part (a) of Schedule 3.13 as owned by a Loan Party (or a Subsidiary of a Loan Party) have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) free and clear of all Liens, other than Permitted Liens; (c) except as set forth in Schedule 3.13, there are no outstanding rights to purchase any Capital Stock in any Loan Party or Subsidiary and (d) all of the outstanding Capital Stock in the Loan Parties have been validly issued, and are fully paid and non-assessable and, with respect to the Loan Parties and their direct Subsidiaries, are owned in the amounts specified on Part (c) of Schedule 3.13 free and clear of all Liens other than Permitted Liens; in each of the foregoing clauses (a) through (d), including such modifications or supplements to Schedule 3.13 as have been delivered by the Borrower Representative to the Administrative Agent from time to time. As of the Closing Date, the copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.02 are true and correct copies of each such document, each of which is valid and in full force and effect.

SECTION 3.14. Margin Regulations; Investment Company Act. (a) No Loan Party or Subsidiary is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Loans shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulations T, U or X.

(b)       None of the Loan Parties or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 3.15. Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished to the Lenders, it being understood that such projections may vary from actual results and that such variations may be material, and using due care in the preparation of such information, report, financial statement or certificate.

SECTION 3.16. Compliance with Laws. Each of the Loan Parties and the Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.17. Intellectual Property; Licenses, Etc. The Loan Parties and the Subsidiaries own, or possess the right to use, all of the Material Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best of the knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best of the knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.18. Labor Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters in any material respect.

SECTION 3.19. Security Documents. The Security Documents create or will create when executed, to the extent purported to be created thereby, in favor of the Collateral Agent, for the benefit of the Lenders referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.20. Solvency. (a) As of the Closing Date, after giving effect to the transactions consummated on such date, the Loan Parties and their Subsidiaries, on a combined basis are Solvent.

(b) No transfer of property has been or will be made to or by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Person.

SECTION 3.21. Employee Benefit Plans. Except to the extent set forth on Section 3.21, no Loan Party nor any of its Subsidiaries or any ERISA Affiliate thereof maintains, sponsors, or participates in, contributes to or has any obligation to any Multiemployer Plans. Each Loan Party and each of its Subsidiaries are in material compliance with all applicable provisions and requirements of applicable law, including ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their material obligations under each Employee Benefit Plan, in each case, except to the extent such non-performance would not reasonably be expected to result in liabilities to the Loan Parties that would constitute a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified (or may rely on a determination letter issued to the sponsor of a master or prototype plan) and, to the knowledge of the Loan Parties and each of its Subsidiaries, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No ERISA Event has occurred or is reasonably expected to occur, which would reasonably be expected to cause a liability of a Loan Party or any of its Subsidiaries that would constitute a Material Adverse Effect. Except to the extent (i) set forth on Schedule 3.21, (ii) required under Section 4980B of the Code or similar state laws or (iii) as would not reasonably be expected to have a Material Adverse Effect, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of to a Loan Party, any of its Subsidiaries or any of their respective ERISA Affiliates.

SECTION 3.22. Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party, Subsidiary or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

SECTION 3.23. Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations.

SECTION 3.24. Material Contracts. No Loan Party is in breach or in default in any material respect of or under any Material Contract and has not received any notice of the intention of any other party thereto to terminate any Material Contract, in each case, that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.25. Financial Sanctions List. No Group Member is on a Sanctions List.

SECTION 3.26. Sanctions. (a) No Group Member is using or will use the proceeds of this Agreement for the purpose of financing or making funds available directly or indirectly to any person or entity which is listed on a Sanctions List, or located in a Sanctioned Country, to the extent such financing or provision of funds would be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions - including but not limited to OFAC sanctions where such financing or provision of funds is or would be conducted by a person in the United States of America.

(b) No Group Member is contributing or will contribute or otherwise make available the proceeds of this Agreement to any other person or entity for the purpose of financing the activities of any person or entity which is listed on a Sanctions List, or located (or ordinarily resident) in a Sanctioned Country, to the extent such contribution or provision of proceeds would be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions (including but not limited to OFAC sanctions where such contribution or provision of proceeds is or would be conducted by a person in the United States of America).

(c) To the best of its knowledge and belief (having made due and careful enquiry) no Group Member: (i) has been or is targeted under any Sanctions; or (ii) has violated or is violating any applicable Sanctions.

SECTION 3.27. Anti-Terrorism; Anti-Corruption. To the extent applicable, each of the Loan Parties and the Subsidiaries is in compliance in all material respects with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the USA PATRIOT Act; and (c) anti-corruption laws and regulations, including the Bribery Act 2010 (the “BA”) and the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to improperly obtain, retain or direct business or obtain any improper advantage or otherwise in violation of any applicable anti-bribery laws and regulations, including the BA and FCPA. The Borrowers confirm to each Lender that any Loans made to it under this Agreement will be made solely for its own account or for the account of a Group Member.

SECTION 3.28. Material Assets. The Group Members, collectively, own, lease or license all material assets and material access rights, taken together as a whole, required to provide video, IP-delivered voice, and related services delivered via fiber optic or hybrid fiber-coaxial networks within the area where the Listed Entity and its Subsidiaries currently operate within Connecticut, New Jersey and New York (including Brooklyn and the Bronx), it being understood that certain services and access to certain assets and access rights are provided to Group Members through the Shared Services Agreement and the IP License Agreement and that cash management activities related to customer receivables will be undertaken in accordance with Section 2.1 of the Shared Services Agreement.

ARTICLE IV

Conditions of Lending

SECTION 4.01. Conditions to Effectiveness.

The effectiveness of this Agreement and the Commitments of the Lenders to make any Credit Extension on the Closing Date hereunder are subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received this Agreement duly executed and delivered (or counterparts hereof) by the Borrowers.

(b) The Agent Fee Letter shall have been duly executed by the Borrowers and the Administrative Agent.

SECTION 4.02. Conditions to the Closing Date.

The obligations of the Lenders to make any Credit Extension hereunder on the Closing Date are subject to the satisfaction of the following conditions:

(a) The Borrowers, and each Initial Loan Party shall have (i) duly executed the Facility Guaranty and the Pledge and Security Agreement and (ii) delivered to the Collateral Agent each document (including, without limitation, drafts of any UCC financing statement) required by the Pledge and Security Agreement to be filed, registered or recorded to create, in favor of the Collateral Agent, for the benefit of itself and the Lenders, a first priority and perfected security interest upon the Collateral that constitutes personal property, all in form and substance reasonable satisfactory to the Initial Lender.

(b) The Administrative Agent shall have received, on behalf of itself and the Lenders, a legal opinion of Ropes & Gray International LLP, New York counsel for the Borrowers, in form reasonably acceptable to the Initial Lender (i) dated the Closing Date, (ii) addressed to the Administrative Agent, the Collateral Agent and the Lenders and (iii) covering such other matters relating to the Loan Documents as the Initial Lender shall reasonably request, and the Borrowers hereby request such counsel to deliver such opinion.

(c) The Administrative Agent shall have received:

(i) A copy of the Organization Documents of each Loan Party.

(ii) A certificate of good standing in respect of such Loan Party (to the extent applicable in the jurisdiction of such Loan Party).

(iii) A copy of a resolution of the board or, if applicable, a committee of the board, of directors of each Loan Party (A) approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party; (B) authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; and (C) authorising a specified person or persons, on its behalf, to sign and/or deliver all documents and notices (including, if relevant, any Borrowing Request) to be signed and/or delivered by it under or in connection with the Loan Documents to which it is a party.

(iv) A specimen of the signature of each person authorised by the resolution in relation to the Loan Documents and related documents.

(v) A secretary’s certificate of or on behalf of each Loan Party in a form reasonably satisfactory to the Administrative Agent, which shall, among other things, certify that attached thereto is a true and complete copy of the resolutions (or other evidence of authorization acceptable to the Initial Lenders) of the Board of Directors of CSC approving and authorizing the Designation.

(vi) A certificate from the chief financial officer (or other Responsible Officer) of the Borrower Representative, substantially in the form attached as Exhibit I hereto, certifying that the Loan Parties and their Subsidiaries, on a combined basis are Solvent.

(vii) A Borrowing Request with respect to the Term Loans to be borrowed on the Closing Date meeting the requirements of Article II (without prejudice to the conditions precedent for such Borrowing set forth in this Section 4.02).

(d) [Reserved]

(e) The Initial Lender shall have received documentation evidencing the release of (i) any guarantees provided by the Loan Parties in respect of outstanding indebtedness of CSC; and (ii) all liens and security interests in the Collateral securing any outstanding indebtedness of CSC, in each case in form and substance reasonably satisfactory to the Administrative Agent.

(f) The Initial Lender shall have received the Shared Services Agreement and the IP License Agreement each in form and substance reasonable satisfactory to the Initial Lender.

(g) [Reserved]

(h) The Administrative Agent shall have received (x) at least three (3) Business Days prior to the Closing Date (or such shorter period agreed between the Borrower Representative and the Administrative Agent), all documentation and other information about the Loan Parties that is reasonably requested in writing by the Administrative Agent or the Initial Lender at least five (5) Business Days prior to the Closing Date (or such shorter period agreed between the Borrower Representative and the Administrative Agent) and is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation Title III of the USA PATRIOT Act and (y) at least one (1) Business Day prior to the Closing Date (or such shorter period agreed between the Borrower Representative and the Administrative Agent), if each Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulations, a Beneficial Ownership Certification (limited to a single LSTA form beneficial ownership certification) in relation to each Borrower, if requested in writing by the Administrative Agent at least three (3) Business Days prior to the Closing Date (or such shorter period agreed between the Borrower Representative and the Administrative Agent).

(i) Notwithstanding the foregoing, to the extent any security interest in any Collateral of the Borrowers or an Initial Loan Party (other than to the extent a Lien on such Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not or cannot be provided and/or perfected on or prior to the Closing Date after the Borrowers’ use of commercially reasonable efforts to do so or without undue burden or expense, the provision and/or perfection of security interests in such Collateral shall not constitute a condition precedent to the availability or initial funding of the Term Loans on the Closing Date but shall instead be required to be delivered, provided, and/or perfected within 30 days after the Closing Date (or such later date as may be reasonably agreed by the Borrower Representative and the Collateral Agent).

SECTION 4.03. Conditions to All Credit Extensions

The obligations of the Lenders to fund Term Loans hereunder on the Closing Date or the Incremental Closing Date, as applicable (each such date, a “Borrowing Date”) are subject to the satisfaction of the following conditions:

(a) (i) the representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects (except that this materiality qualifier shall not be applicable to any representation or warranty that is already qualified by materiality or “Material Adverse Effect”), on and as of such Borrowing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that this materiality qualifier shall not be applicable to any representation or warranty that is already qualified by materiality or “Material Adverse Effect”), on and as of such earlier date and (ii) no Default shall exist or would result from such proposed Term Loan or the application of the proceeds therefrom.

(b) The Administrative Agent shall have received a Borrowing Request as required by Article II.

Each Borrowing Request submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the applicable Borrowing Date.

SECTION 4.04. Conditions to the Incremental Closing Date.

The obligations of the Lenders to make any Credit Extension hereunder on the Incremental Closing Date are subject to the satisfaction of the following conditions:

(a) Each Loan Party shall have duly executed this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself and the Lenders, a legal opinion of Ropes & Gray International LLP, New York counsel for the Borrowers, in form reasonably acceptable to the Incremental Lender (i) dated the Incremental Closing Date, (ii) addressed to the Administrative Agent, the Collateral Agent and the Lenders and (iii) covering such other matters relating to the Loan Documents as the Incremental Lender shall reasonably request, and the Borrowers hereby request such counsel to deliver such opinion.

(c) The Administrative Agent shall have received:

(i) A copy of the Organization Documents of each Loan Party.

(ii) A certificate of good standing in respect of such Loan Party (to the extent applicable in the jurisdiction of such Loan Party).

(iii) A copy of a resolution of the board or, if applicable, a committee of the board, of directors of each Loan Party (A) approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party; (B) authorizing a specified person or persons to execute the Loan Documents to which it is a party on its behalf; and (C) authorising a specified person or persons, on its behalf, to sign and/or deliver all documents and notices (including, if relevant, any Borrowing Request) to be signed and/or delivered by it under or in connection with the Loan Documents to which it is a party.

(iv) A specimen of the signature of each person authorised by the resolution in relation to the Loan Documents and related documents.

(v) A secretary’s certificate of or on behalf of each Loan Party in a form reasonably satisfactory to the Administrative Agent.

(vi) A certificate from the chief financial officer (or other Responsible Officer) of the Borrower Representative, substantially in the form attached as Exhibit I hereto, certifying that the Loan Parties and their Subsidiaries, on a combined basis are Solvent.

(vii) A Borrowing Request with respect to the Term Loans to be borrowed on the Incremental Closing Date meeting the requirements of Article II (without prejudice to the conditions precedent for such Borrowing set forth in this Section 4.04).

(d) The ABS Refinancing shall be consummated concurrently with the borrowing of the Incremental Term Loans on the Incremental Closing Date.

(e) The Shared Services Agreement and the IP License Agreement shall have been amended to appropriately include the ABS Loan Parties in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 4.05. Matters applicable to All Term Loans

For purposes of determining compliance with the conditions specified in this Article IV, each Lender that has delivered an executed signature page to this Agreement shall be deemed to have received, consented to, approved accepted or to be satisfied with, each document or other matter required thereunder to be received, consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Borrowing Date specifying its objection thereto.

ARTICLE V

Affirmative Covenants

The Borrowers and each Guarantor, covenant and agree with each Lender that from and after the Closing Date, so long as this Agreement shall remain in effect, and until the Commitments have been terminated and the principal of and interest on each Term Loan and all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations not then due and payable), or unless the Required Lenders shall otherwise consent in writing, the Borrowers, each Guarantor and CSC will, to the extent provided below, cause each of the Loan Parties and their Subsidiaries to comply with the covenants set forth in this Agreement and to:

SECTION 5.01. Projections. Deliver to the Administrative Agent (for distribution to each Lender), as soon as available, but in any event no more than 90 days after the end of each fiscal year commencing with the fiscal year during which the Closing Date occurs, forecasts prepared using fiscal periods for any applicable fiscal years (including, if applicable, the fiscal year in which the Maturity Date occurs) as customarily prepared by management of the Borrower Representative for its internal use (the “Projections”), which shall be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material.

SECTION 5.02. Certificates; Other Information. (a) Deliver to the Administrative Agent and, upon the Administrative Agent’s request each Lender, in form and detail satisfactory to the Administrative Agent:

(i) promptly after the receipt thereof by the Loan Parties and the Subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(ii) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(iii) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

(b) Documents required to be delivered pursuant to Section 6.10 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) specified in Section 9.01 with respect to e-mail communications, (ii) on which the Borrower Representative posts such documents, or provides a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 9.01(a); or (3) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (x) the Borrower Representative shall notify the Administrative Agent and each Lender (by telecopier or e-mail) of the posting of any such documents and (y) if for any reason the Administrative Agent is unable to obtain electronic versions of the documents posted, promptly upon the Administrative Agent’s request provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(c) The Borrowers hereby acknowledge and agrees that all financial statements and certificates furnished pursuant to Sections Section 6.10(a)(1) and Section 6.10(a)(2) are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders, as contemplated by Section 9.01(f) and may be treated by the Administrative Agent and the Lenders as if the same has been marked “PUBLIC” in accordance with such paragraph.

SECTION 5.03. Notices. Promptly notify the Administrative Agent of: (a) as soon as possible after a Responsible Officer of either Borrower knows thereof, the occurrence of any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) as soon as possible after a Responsible Officer of either Borrower knows thereof, any filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against a Loan Party or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect; and

(c) (i) promptly upon becoming aware of the occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Borrowers, the Loan Parties, their Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the U.S. Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by a Loan Party or any of its Subsidiaries with the Internal Revenue Service with respect to each Employee Benefit Plan; (B) all notices received by a Loan Party or any of its Subsidiaries from a Multiemployer Plan sponsor concerning the occurrence of an actual ERISA Event; and (C) copies of such other documents or governmental reports or filings relating to such ERISA Event as Administrative Agent shall reasonably request.

Each notice pursuant to this Section 5.03 shall be accompanied by a statement of a Responsible Officer of the Borrower Representative setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto. Each notice pursuant to Section 5.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

SECTION 5.04. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all material Taxes, assessments and governmental charges or levies upon it or its properties, assets, income or profits before the same shall have become delinquent or in default, (b) all lawful claims (including claims of landlords, warehousemen, freight forwarders and carriers, and all claims for labor materials and supplies or otherwise) which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case under clauses (a), (b) or (c), where (i)(A) the validity or amount thereof is being contested in good faith by appropriate proceedings, (B) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation or (ii) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Preservation of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 6.18 and 6.19 if, other than in respect of the Borrowers, the failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that in no event shall either Borrower change its jurisdiction of organization to a jurisdiction other than the United States of America, or any State of the United States or the District of Columbia; (b) take all necessary action to maintain and keep in full force and effect all rights, privileges, permits, licenses and franchises material to the normal conduct of its business if the failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (c) preserve or renew all of its Material Intellectual Property, except to the extent such Material Intellectual Property (i) is no longer used or useful in the business of any Loan Party or Subsidiary and (ii) is not otherwise material to the business of the Loan Parties and Subsidiaries, taken as a whole, in any respect.

SECTION 5.06. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment material to the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all repairs thereto and renewals, improvements, additions and replacements thereof necessary in order that the business carried on in connection therewith may be properly conducted at all times except, in each case, if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.07. Maintenance of Insurance. Maintain with insurance companies that the Borrowers believe (in the good faith judgment of its management) are financially sound and reputable insurance companies at the time the relevant coverage is placed or renewed and that are not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in a Similar Business).

SECTION 5.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09. Books and Records; Accountants. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP or local generally accepted accounting principles, as the case may be, consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

SECTION 5.10. Inspection Rights. Subject to any applicable confidentiality undertakings or stock exchange regulations, permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm at such reasonable times during normal business hours upon reasonable advance notice to the Borrower Representative; provided that the Administrative Agent shall not exercise such rights more than twice in any calendar year and only one such exercise will be at the expense of the Loan Parties; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours upon reasonable advance notice to the Borrower Representative.

SECTION 5.11. Use of Proceeds. (a) Apply the proceeds of the Commitments, directly or indirectly, to (i)(x) finance the repayment in full of the 2025 Incremental Term Loans (as defined in the CSC Credit Agreement) (in the case of the Initial Term Loan Commitments) and (y) finance the ABS Refinancing (in the case of the Incremental Term Loan Commitments), (ii) for general corporate purposes, which may include repayment of other indebtedness of CSC (including reductions in amounts outstanding under the revolving facilities under the CSC Credit Agreement) and funding of operational liquidity requirements of CSC (including capital expenditures) and (iii) pay fees and expenses in connection with the Transactions, the ABS Refinancing and the borrowing of the Incremental Term Loans.

(b) The Borrowers will not request any Borrowing, and the Borrowers shall not use, and shall procure that no Group Member will use the proceeds of any Borrowing (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any person or entity which is listed on a Sanctions List or owned or controlled by a person or entity listed on a Sanctions List, or in any Sanctioned Country, to the extent such funding, financing, or facilitating would be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions (including but not limited to OFAC sanctions where such contribution or provision of proceeds is or would be conducted by a person in the United States of America) or (ii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.12. Information Regarding the Collateral. Furnish to the Administrative Agent and the Collateral Agent any information regarding the Collateral or a Guarantor that is required to be provided pursuant to the Pledge and Security Agreement.

SECTION 5.13. Further Assurances and Post-Closing Covenant.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents) which the Administrative Agent may reasonably request, to carry out the terms and conditions of this Agreement and the other Loan Documents and to establish, maintain, renew, preserve or protect the rights and remedies of Administrative Agent and other Lenders hereunder and under the other Loan Documents, or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties agree to provide to the Administrative Agent, from time to time upon its reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) Within the deadlines or the time periods after the Closing Date specified in Schedule 5.13 or such later date as the Administrative Agent reasonably agrees to in writing (email among counsels being sufficient), including to reasonably accommodate circumstances unforeseen on the Closing Date, deliver the documents or take the actions specified in Schedule 5.13. This Section 5.13(b) shall be deemed to qualify the representations, warranties, covenants and other agreements in the Loan Documents such that no inaccuracy or breach thereof shall arise in respect of the matters set forth in this section prior to the time by which such actions are required to be taken pursuant to this Section 5.13(b). No representation or warranty is made under any Loan Document with respect to Cablevision of Ossining, Limited Partnership, a Massachusetts limited partnership, until such time as it becomes a Loan Party.

(c) Within the deadlines or the time periods after the Incremental Closing Date specified in Schedule 5.13(c) or such later date as the Administrative Agent reasonably agrees to in writing (email among counsels being sufficient), including to reasonably accommodate circumstances unforeseen on the Closing Date, deliver the documents or take the actions specified in Schedule 5.13(c). This Section 5.13(c) shall be deemed to qualify the representations, warranties, covenants and other agreements in the Loan Documents such that no inaccuracy or breach thereof shall arise in respect of the matters set forth in this section prior to the time by which such actions are required to be taken pursuant to this Section 5.13(c).

SECTION 5.14. Guarantee and Security Requirements. (a) Cause (i) each Subsidiary of any Loan Party that is not a Loan Party or an Excluded Subsidiary (only for so long as such Person is an Excluded Subsidiary) to (A) become a Guarantor hereunder by executing and delivering to the Administrative Agent a Facility Guaranty Joinder and execute and deliver grantor supplements or acknowledgements with respect to any other Intercreditor Agreement then in effect, (B) become a Grantor under the Pledge and Security Agreement by executing and delivering to the Collateral Agent (along with copies to the Administrative Agent) a Pledge Supplement, no later than 30 days after the date the relevant Subsidiary is formed or ceases to be an Excluded Subsidiary, or in each case, such later date as may be reasonably agreed by the Borrower Representative and the Administrative Agent and (C) execute and/or deliver to the Administrative Agent and Collateral Agent as applicable (x) customary legal opinions of New York counsel to the Borrowers and of local counsel in the jurisdiction or organization of such Subsidiary, in form reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent, the Collateral Agent and the Lenders and covering substantially the same matters relating to the Loan Documents as the matters covered in any opinion provided on the Closing Date pursuant to Section 4.02, (y) the documents specified in Section 4.02(c), substantially in the same form as agreed to be provided with respect to the Loan Parties as of the Closing Date, subject to any modifications required by changes in applicable laws or regulations and (z) if required by the relevant Security Documents, stock, share or membership certificates and corresponding blank powers or equivalent transfer forms as applicable with respect to any Subsidiaries owned by Loan Parties (except the extent constituting Excluded Collateral); provided that such delivery shall be required within 30 days after the date the relevant Person becomes a Guarantor, or in each case, such later date as may be reasonably agreed by the Administrative Agent and (ii) CSC TKR Intermediate, LLC (A) to own at all times 100% of the Capital Stock of CSC TKR, LLC and (B) not to become a Loan Party. The Borrower Representative, upon at least 30 days’ notice to the Lenders (and following delivery of all information requested by any Lender to comply with applicable “know your customer” requirements to the extent requested at least 10 Business Days prior to the date of any such amendment) (or, in each case, any shorter period reasonably agreed with the Administrative Agent), may elect to join additional Subsidiaries of CSC as Guarantors pursuant to the documentation specified in the immediately preceding sentence, and if required, amendments to this Agreement and the other Loan Documents to the extent that (i) such Subsidiaries are not Guarantors of any Indebtedness of CSC or any of its Subsidiaries other than Group Members (or Persons that will be Group Members after giving effect to such amendments), (ii) either such Subsidiaries directly or indirectly (through their wholly-owned Subsidiaries) are engaged principally in the business of owning and operating Fiber Assets or hybrid fiber-coaxial networks (and related assets) or (z) any other Subsidiaries consented to by the Initial Lender (such consent not to be unreasonably withheld, conditioned or delayed) provided no such consent shall be required if the Initial Lender, together with any of its Affiliates holds less than the lesser of (x) $1,000 million and (y) 50% of the sum of the Total Outstandings), (iii) such Subsidiaries do not have any Indebtedness for borrowed money, (iv) [reserved] and (v) the addition of such Subsidiaries as Loan Parties shall not result in a pro forma increase in the percentage of Combined EBITDA that is owned by Subsidiaries that are not Loan Parties for the most recent four fiscal quarter period.

(b)  Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that (i) the Administrative Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining of title insurance, legal opinions, surveys or other deliverables with respect to, particular assets or the provision of any Loan Guarantee by any Person, and each Lender hereby consents to any such extension of time; (ii) any joinder or supplement to any Loan Guarantee, any Security Document or any other Loan Document executed by any Person that is required to become a Loan Party pursuant to this Section 5.14 may, with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), include such schedules (or updates to schedules) or limitations as may be necessary to qualify any representation or warranty with respect to such Person set forth in any Loan Document to the extent necessary to ensure that such representation or warranty is true and correct to the extent required thereby or by the terms of any other Loan Document, (iii) no Loan Party shall be required to seek any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access, lien waiver or similar letter or agreement, (iv) in no event shall notices be required to be sent, nor shall the Administrative Agent or Collateral Agent be permitted to send to account debtors or other contractual third-parties prior to the occurrence and during the continuation of an acceleration of the Obligations pursuant to Section 7.01, (v) no Loan Party will be required to (A), take any action outside the U.S. to grant or perfect any security interest in any asset located outside of the U.S. (other than as may be perfected by the filing of a UCC financing statement), (B) execute any security agreement, pledge agreement, mortgage, deed or charge governed by the laws of a jurisdiction other than a jurisdiction in the U.S. or (C) make any intellectual property filing, conduct any intellectual property search or prepare any schedule of intellectual property, in each case, in a jurisdiction other than the U.S.; (vi) in no event will the Collateral include any Excluded Collateral, (vii) no Loan Party shall be required to perfect a security interest in any asset to the extent perfection of a security interest in such asset would be prohibited under any applicable requirement of Law, (viii) any Lien required to be granted from time to time pursuant to this Section 5.14 shall be subject to the exceptions and limitations set forth in the Security Documents and (ix) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other Tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrower Representative and the Administrative Agent.

Section 5.15.  [Reserved.]

Section 5.16.  [Reserved.]

Section 5.17.  Sanctions.

(a)  Neither Borrower nor any Guarantor shall (and each Loan Party shall procure that no Group Member will):

(i)    contribute or otherwise make available the proceeds of this Agreement, directly or indirectly, to any Person or entity (whether or not related to any Group Member) for the purpose of financing the activities of any person or entity which is listed on a Sanctions List, or owned or controlled by a person or entity listed on a Sanctions List, or currently located in a Sanctioned Country, to the extent such contribution or provision of proceeds would be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions, including but not limited to OFAC sanctions where such contribution or provision of proceeds is or would be conducted by a person in the United States of America; or

(ii)  fund all or part of any repayment under this Agreement out of proceeds derived from transactions which would be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions.

(b)   The Borrowers and each Guarantor shall (and the Borrowers shall ensure that each Group Member) ensure that appropriate controls and safeguards are in place designed to prevent any proceeds of this Agreement from being used contrary to Section 5.17(a).

Article VI

Negative Covenants

Section 6.01.  Prohibition on Liability Management Exercises.

The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, at any time, directly or indirectly, consummate, engage in, permit to occur, arrange, negotiate, or structure any Liability Management Exercise (or any transaction or series of related transactions in connection with or otherwise relating to any Liability Management Exercise), or enter into any agreement or arrangement, or take any other action, in connection with or in respect of any of the foregoing. For purposes hereof, “Liability Management Exercise” means (A) any reorganization, refinancing, retirement, extension, tender, exchange, replacement, repurchase or defeasance (or any amendment, modification, extension or other transaction having any such or similar effect) (collectively, “refinance” or “refinancing”) of any Indebtedness for borrowed money of CSC, or of any Parent or Subsidiary thereof (including any Loan Party or any Subsidiary thereof), including any of the Obligations (such Indebtedness, including any successive refinancings, the “Original Indebtedness”) with, or in exchange for, any other Indebtedness (excluding the Incremental Term Loans or any other Indebtedness that is expressly permitted to rank pari passu or junior in payment and/or right of security pursuant to the terms of this Agreement as in effect on the Closing Date) (the “New Indebtedness”) (or any proceeds thereof) that ranks pari passu with, or senior to, any of the Obligations, whether contractually, structurally, effectively (including lien priority) or temporally (including as a result of having a shorter weighted average life to maturity, or more onerous debt service or other payment-related requirements, including amortization or sinking fund obligations), including, for the avoidance of doubt, and without limitation, (1) as to any right of payment or any ranking in any waterfall (including any right to direct any application of any payments or proceeds of collateral), any Lien priority or any rights with respect to any collateral or other assets, any right to control or direct any exercise of remedies or enforcement actions, or otherwise, including relating to any collateral, guarantee or other type of credit support (including (x) any credit support provided by any LME Affiliate, or (y) issuance of Capital Stock of any LME Affiliate or any transfer of assets by such LME Affiliate to the holders of the Original Indebtedness), or (2) through a “double dip”, “pari plus”, or other structure pursuant to which any holder of such New Indebtedness receives, or may receive, (X) more than $1 of claims or (Y) more than one claim for each $1 provided pursuant to any financing arrangements; (B) any transaction or series of transactions involving the conveyance, sale, lease, or other disposition or transfer of any assets of any Loan Party or any Subsidiary or Affiliate thereof (including, without limitation, Capital Stock of any Subsidiary but excluding any cash or cash equivalents transferred in a transaction permitted by this Agreement as in effect on the Closing Date) (such assets, the “Group Assets”), in each case, in connection with any refinancing in whole or in part of any Original Indebtedness (except any refinancing expressly permitted by this Agreement, as in effect on the Closing Date); (C) any purchase, repurchase, repayment or prepayment (including via any participation, total return swap or other synthetic transfer or derivative transaction) (x) by CSC or any of its Affiliates (including by any Loan Party or Subsidiary or Affiliate thereof) of any Original Indebtedness at a price below par pursuant to any transaction in connection with which any Group Assets are (directly or indirectly) transferred (whether as a dividend or other distribution, investment, disposition or otherwise) or (y) by any Loan Party or any Subsidiary of Affiliate thereof of any Indebtedness that is subordinated to, or ranks junior (whether contractually, structurally, effectively (including lien priority) or temporally, as described above) to, any of the Obligations in connection with anything described in clause (A) or (B) above; (D) any amendment, modification, waiver or transaction that would permit any Person that is a Loan Party or a Subsidiary of a Loan Party to be designated as an “unrestricted subsidiary”; and/or (E) any other transaction the effect of which releases any Loan Guarantee, unless the primary purpose of such transaction is not to release such Loan Guarantee and was consummated for a bona fide business purpose, on an arm’s length basis with an unaffiliated third party for cash at fair market value (as determined by the Board of Directors of the Borrower Representative in good faith). Notwithstanding the above, “Liability Management Exercise” shall not include any such transaction pursuant to which (i) the creditors of any New Indebtedness have recourse only to any assets that are not Group Assets or (ii) no proceeds of Group Assets are being used.

Section 6.02.  Prohibition on Outside Accounts.

No Loan Party shall open or maintain any deposit account or securities account, other than Excluded Collateral, at any institution other than the Administrative Agent (or any of its affiliates) unless a control agreement is entered into in respect thereof prior to such time as the balance therein exceeds $1 million.

Section 6.03.  [Reserved.]

Section 6.04.  Limitation on Indebtedness.

(a)  No Loan Party will, and no Loan Party will permit any of its Subsidiaries to, Incur any Indebtedness; provided, however, that the Loan Parties may Incur (x) Junior Debt so long as the Combined Net Leverage Ratio does not exceed 5.75:1.00, determined as of the date of Incurrence of such Indebtedness, and on a pro forma basis for the Incurrence of such Indebtedness (including a pro forma application of the net proceeds therefrom) and (y)(I) Pari Passu Debt in a Permitted CSC Revolver Refinancing Transaction with an aggregate claim that is pari passu in rights to the Collateral with the Obligations not to exceed $1,000 million and (II) any other Pari Passu Debt in an aggregate principal amount not to exceed $1,250 million; provided that in the case of this clause (y)(II): (i) on the date of Incurrence of any such Pari Passu Debt, the Borrowers shall pay to the Administrative Agent, for the account of each Lender, a fee equal to (1) 1.00% of the principal amount of such Lender’s Term Loans outstanding on such date divided by (2) a quotient obtained by dividing $1,250 million by the aggregate principal amount Pari Passu Debt being Incurred on such date (e.g., assuming an Incurrence of $625 million of Pari Passu Debt, the fee payable would be 0.50% of the principal amount of such Lender’s Term Loans), (ii) the proceeds of such Pari Passu Debt shall only be used to fund capital expenditures relating to Fiber Assets owned or to be acquired by Group Members (including acquisitions, customer migrations to fiber and fiber customer acquisitions) and (iii) at the option of the Borrower, this Agreement may be amended without the consent of any Lender so that such Pari Passu Debt is incurred as a class of loans funded under this Agreement pursuant to an amendment in form reasonably satisfactory to the Administrative Agent and consistent with the definition of Pari Passu Debt.

(b)  Section 6.04(a) above will not prohibit the Incurrence of the following items of Indebtedness:

(1)  Indebtedness Incurred pursuant to the Loan Documents;

(2)  (a) (i) Guarantees by a Loan Party of any Indebtedness of another Loan Party, and (ii) Guarantees by a Subsidiary that is not a Loan Party of any Indebtedness of any other Subsidiary that is not a Loan Party, but, in the case of each of the foregoing, solely if and to the extent that such guaranteed Indebtedness was permitted to be incurred by another provision of this Section 6.04; provided that, if such Indebtedness constitutes Junior Debt, then the Guarantee of such Indebtedness shall also constitute Junior Debt, or (b) without limiting Section 6.06, Indebtedness arising by reason of any Lien granted by a Loan Party or any Subsidiary securing Indebtedness of a Loan Party or any Subsidiary, so long as the Incurrence of such Indebtedness is not prohibited by the terms of this Agreement; provided that this clause (b) shall not permit any Lien granted by a Loan Party to secure any Indebtedness of a Subsidiary that is not a Loan Party;

(3)  Indebtedness of either Borrowers owing to and held by any Loan Party or Subsidiary, or Indebtedness of a Loan Party or Subsidiary owing to and held by either Borrower, a Loan Party or any Subsidiary; provided, however, that any such Indebtedness incurred pursuant to this Section 6.04(b)(3) shall be subject to the provisions of the Global Intercompany Note; provided, further, that such Indebtedness must be (x) incurred in the ordinary course of business for legitimate operational purposes (as determined in good faith by the Board of Directors of the Borrower Representative), (y) unsecured and (z) expressly subordinated to the prior payment in full in cash of all obligations then due with respect to the Loans, in the case of the Borrowers, or the Loan Guarantees, in the case of a Guarantor; provided that:

(i)	any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than a Loan Party or a Subsidiary; and

(ii)	any sale or other transfer of any such Indebtedness to a Person other than a Loan Party or a Subsidiary,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this Section 6.04(b)(3) by a Loan Party or such Subsidiary, as the case may be;

(4)   Any Indebtedness (other than Indebtedness described in Section 6.04(b)(1)) outstanding on the Closing Date (after giving effect to the Transactions) provided that any such item of Indebtedness with an aggregate outstanding principal amount on the Closing Date in excess of $5 million shall be set forth on Schedule 3.08(c);

(5)  Indebtedness Incurred pursuant to the ABS Loan Documents, provided that no Indebtedness shall be permitted to be outstanding pursuant to this Section 6.04(b)(5) following the Incremental Closing Date;

(6)  [reserved];

(7)  Indebtedness under Currency Agreements or Interest Rate Agreements entered into in order to hedge any operating expenses and capital expenditures Incurred in the ordinary course of business, entered into for bona fide hedging purposes of the Loan Parties or the Subsidiaries and not for speculative purposes;

(8)   Indebtedness consisting of (A) mortgage financings, Purchase Money Obligations or other financings Incurred in the ordinary course of business for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property (real or personal), plant or equipment or other assets used or useful in a Similar Business, so long as incurred within 270 days of such purchase, design, construction, installation or improvement, or (B) Indebtedness otherwise Incurred in the ordinary course of business to finance the purchase, lease, rental or cost of design, construction, installation or improvement of property (real or personal), plant or equipment that is used or useful in a Similar Business, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this Section 6.04(b)(a) and then outstanding, will not exceed at any time outstanding $150 million; provided that any Indebtedness incurred under this Section 6.04(b)(8) may be refinanced with additional Indebtedness in an amount equal to the principal of the Indebtedness so refinanced, plus any additional amount to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith;

(9)  Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by a Loan Party or a Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or in respect of any governmental requirement, including in relation to a governmental requirement to provide a guarantee or bond, (b) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business, provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing; (c) the financing of insurance premiums in the ordinary course of business; and (d) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(10)  Indebtedness arising from agreements providing for customary guarantees, indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary otherwise permitted by this Agreement (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition);

(11)  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 30 Business Days of Incurrence;

(12)  [Reserved];

(13)  [Reserved];

(14)  [Reserved];

(15)  [Reserved]; and

(16)  Indebtedness not for borrowed money Incurred in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this Section 6.04(b)(16) and then outstanding, will not exceed $5 million; provided that any Indebtedness incurred under this Section 6.04(b)(16) may be refinanced with additional Indebtedness in an amount equal to the principal of the Indebtedness so refinanced, plus any additional amount to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith.

(c)  For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 6.04:

(1)  [Reserved];

(2)  [Reserved];

(3)  Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(4)   if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to Section 6.04(1), or Section 6.04(b)(16) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(5)  no Disqualified Stock or Preferred Stock shall be permitted to be issued by a Loan Party or a Subsidiary (other than if issued to a Loan Party and pledged as Collateral);

(6)  Indebtedness permitted by this Section 6.04 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 6.04 permitting such Indebtedness; and

(7)  the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

(d)  Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 6.04. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount, or liquidation preference thereof, in the case of any other Indebtedness.

(e)  [Reserved.]

(f)   [Reserved.]

(g)  [Reserved.]

(h)  [Reserved.]

Section 6.05.  Limitation on Restricted Payments.

(a)  No Loan Party will, and no Loan Party will permit any of its Subsidiaries to, directly or indirectly:

(1)  declare or pay any dividend or make any other payment or distribution on account of or in respect of a Loan Party’s or any Subsidiary’s Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving any Loan Party or Subsidiary) except:

(a)	dividends or distributions payable in Capital Stock (other than Disqualified Stock) (or in options, warrants or other rights to purchase such Capital Stock) (i) of a Loan Party to its direct Parent, (ii) a Loan Party to another Loan Party, or (iii) a Subsidiary to a Loan Party; and

(b)	dividends or distributions payable to a Loan Party or a Subsidiary;

(2)   purchase, redeem, retire or otherwise acquire for value (including, without limitation, any payment in connection with any merger or consolidation involving a Loan Party, any Capital Stock of a Loan Party or any direct or indirect Parent of a Loan Party held by Persons other than a Loan Party or a Subsidiary (other than in exchange for Capital Stock of such Person (other than Disqualified Stock));

(3)  make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than any Indebtedness Incurred pursuant to Section 6.04(b)(3) hereof);

(4)  make any cash payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of a Loan Party or Subsidiary thereof (except to any Loan Party); or

(5)  make any Restricted Investment in any Person;

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (5) of this Section 6.05(a) are referred to herein as a “Restricted Payment”).

(b)  Section 6.05(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(1)   any Restricted Payment made in exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the Net Cash Proceeds within 30 days after the sale (other than to a Loan Party or Subsidiary of a Loan Party) of, Capital Stock of either Borrower (other than Disqualified Stock), or within 30 days after the contribution to the equity (other than through the issuance of Disqualified Stock) of either Borrower;

(2)  Restricted Payments constituting distributions of operating cash and proceeds of Indebtedness permitted hereunder so long as on a pro forma basis, no Event of Default has occurred and is continuing and no Amortization Period is in existence;

(3)  [Reserved];

(4)  [Reserved];

(5)  any dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this Section 6.05;

(6)  [Reserved];

(7)  [Reserved];

(8)  [Reserved];

(9)  dividends, loans, advances or distributions to any Parent of a Loan Party (and by any Subsidiary of a Loan Party to its Parent to finance the foregoing) in amounts equal to (without duplication) the amounts required for any Parent of a Loan Party to pay:

(a)	Related Taxes; and

(b)	amounts constituting or to be used for purposes of making payments to the extent specified in Section 6.09(b)(2) (with respect to fees and expenses incurred in connection with the transactions described therein), and Section 6.09(b)(5);

(10)  [Reserved];

(11)  [Reserved];

(12)  [Reserved];

(13)  [Reserved];

(14)  [Reserved];

(15)  [Reserved];

(16)  [Reserved];

(17)  [Reserved];

(18)  [Reserved];

(19)  [Reserved];

(20)  to the extent constituting Restricted Payments, any payments made pursuant to the Shared Services Agreement or the IP License Agreement; and

(21)  to the extent constituting Restricted Payments, any payments made in connection with the Transactions.

(c)  Except as otherwise specified, the amount of all Permitted Payments or Permitted Investments (other than cash) shall be the fair market value on the date of such Permitted Payment or Permitted Investment (or, at the option of the Borrower Representative, on the date of entry into of a commitment, contract or resolution with respect to such Permitted Payment or Permitted Investment) of the asset(s) or securities proposed to be paid, transferred or issued by a Loan Party or such Subsidiary, as the case may be, pursuant to such Permitted Payment or Permitted Investment and without giving effect to subsequent changes in value. The fair market value of any cash Permitted Payment or Permitted Investment shall be its face amount, and the fair market value of any non-cash Permitted Payment or Permitted Investment or any other property, assets or securities required to be valued by this Section 6.05 shall be determined by an Officer or the Board of Directors of the Borrower Representative acting in good faith, provided that, if requested to do so by the Administrative Agent or Required Lenders, the Borrower Representative shall deliver to the Administrative Agent (for further distribution to the Lenders) evidence supporting any such determination.

(d)  [Reserved].

Notwithstanding anything in this Section 6.05 to the contrary, in no event shall any Loan Party be permitted to transfer, in reliance on any provision in this Section 6.05, any Material Asset to any Affiliate of either Borrower or to CSC or any of its Affiliates unless such transferee is a Loan Party

Section 6.06.  Limitation on Liens.

(a)  No Loan Party will, and no Loan Party will permit any of its Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien upon any of their property or assets (including Capital Stock of a Subsidiary), whether owned on the Closing Date or acquired after that date, or any interest therein or any income or profits therefrom, which Lien is securing any Indebtedness, except for Permitted Liens (provided that any Liens on the Collateral shall only be permitted if they are Permitted Collateral Liens).

(b)  [Reserved].

(c)  [Reserved.]

Section 6.07.  Limitation on Restrictions on Distributions from Subsidiaries.

(a)  No Loan Party will, and no Loan Party will permit any of its Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Subsidiary to:

(1)   pay dividends or make any other distributions in cash or otherwise on its Capital Stock to a Loan Party or any Subsidiary or pay any Indebtedness or other obligations owed to a Loan Party or any Subsidiary;

(2)  make any loans or advances to a Loan Party or any Subsidiary; or

(3)  sell, lease or transfer any of its property or assets to a Loan Party or any Subsidiary,

provided that (x) [reserved] and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to a Loan Party or any Subsidiary to other Indebtedness Incurred by a Loan Party or any Subsidiary, or any prohibition on securing such loans or advances made to a Loan Party or any Subsidiary, shall not be deemed to constitute such an encumbrance or restriction.

(b)  Section 6.07(a) will not prohibit:

(1)  any encumbrance or restriction pursuant to any agreement or instrument, in each case, in effect at or entered into on the Closing Date and disclosed on Schedule 4.07(a) hereto (and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of such agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date);

(2)  [reserved];

(3)  encumbrances or restrictions existing under or by reason of (i) any Loan Documents, (ii) prior to the ABS Refinancing, any ABS Transaction Documents, and (iii) the Intercreditor Agreement and any Additional Intercreditor Agreement, including in each case, any related security documents, escrow arrangements or other documents related to the foregoing;

(4)  any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which (i) such Person was acquired by or merged, consolidated or otherwise combined with or into a Loan Party or any Subsidiary, (ii) such agreement or instrument is assumed by a Loan Party or any Subsidiary in connection with an acquisition of assets or (iii) such Person became a Loan Party or Subsidiary (in each case, other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Loan Party or Subsidiary or was acquired by a Loan Party or was merged, consolidated or otherwise combined with or into a Loan Party or any Subsidiary) and outstanding on such date;

(5)  any encumbrance or restriction pursuant to an agreement or instrument effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in Section 6.07(b)(1), Section 6.07(b)(3) or Section 6.07(b)(4) or this Section 6.07(b)(5) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in Section 6.07(b)(1), Section 6.07(b)(3) or Section 6.07(b)(4) or this Section 6.07(b)(5); provided, however, that the encumbrances and restrictions with respect to such Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Lenders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates;

(6)  any encumbrance or restriction:

(a)	that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract;

(b)	contained in mortgages, pledges or other security agreements permitted under this Agreement or securing Indebtedness of a Loan Party or a Subsidiary permitted under this Agreement to the extent such encumbrances or restrictions restrict the transfer of the property or assets subject to such mortgages, pledges or other security agreements;

(c)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of a Loan Party or any Subsidiary; or

(d)	pursuant to the terms of any license, authorization, concession or permit;

(7)  any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Agreement, in each case, that impose encumbrances or restrictions on the property so acquired or any encumbrance or restriction pursuant to a joint venture agreement that imposes restrictions on the transfer of the assets of the joint venture;

(8)  any encumbrance or restriction with respect to a Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of such Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(9)  customary provisions in leases, licenses, joint venture agreements and other similar agreements and instruments entered into in the ordinary course of business;

(10)  encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, governmental license or order, or required by any regulatory authority or stock exchange;

(11)  any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(12)  any encumbrance or restriction pursuant to Currency Agreements, or Interest Rate Agreements;

(13)  any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to Section 6.04 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than (i) the encumbrances and restrictions contained in this Agreement or any Loan Document on the Closing Date, or (ii) is customary in comparable financings and where, in the case of clause (ii), such encumbrances or restrictions (x) will not adversely affect, in any material respect, either Borrower’s ability to make principal or interest payments under the Loan Documents as and when they become due or (y) such encumbrances and restrictions apply only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(14)  [Reserved]; or

(15)  any encumbrance or restriction existing by reason of any Lien permitted under Section 6.06.

Section 6.08.  Limitation on Sales of Assets and Subsidiary Stock.

(a)  No Loan Party will, and no Loan Party will permit any of its Subsidiaries to, make any Asset Disposition unless:

(1)  a Loan Party or such Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by an Officer or the Board of Directors of the Borrower Representative, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2)  in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 100% of the consideration from such Asset Disposition or such series of related Asset Dispositions (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness), received by the Loan Parties or such Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Temporary Cash Investments; provided that Net Available Cash in respect thereof shall be applied in accordance with Section 2.13; and

(3)  the aggregate fair market value, as determined in good faith by the Borrower Representative, of all assets disposed of in Asset Dispositions in any calendar year does not exceed $5 million.

(b)  For the purposes of Section 6.08(a)(2), the following will be deemed to be cash:

(1)  [Reserved];

(2)  securities, notes or other obligations received by a Loan Party or any Subsidiary from the transferee that are converted by the relevant Loan Party or such Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3)  Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of such Asset Disposition, to the extent that the Loan Parties and each other Subsidiary (as applicable) are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition; and

(4)  [Reserved].

Notwithstanding anything in this Section 6.08 to the contrary, in no event shall any Loan Party be permitted to transfer, in reliance on any provision in this Section 6.08, any Material Asset to any Affiliate of either Borrower or to CSC or any of its Affiliates unless such transferee is a Loan Party.

Section 6.09.  Limitation on Affiliate Transactions.

(a)  No Loan Party will, and no Loan Party will permit any of its Subsidiaries to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of either Borrower (any such transaction or series of related transactions being “Affiliate Transactions”) involving aggregate value in excess of $500,000 unless:

(1)  the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the relevant Loan Party or such Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s-length dealings with a Person who is not such an Affiliate, or, if there are no comparable transactions involving non-Affiliates to apply for comparative purposes, the transaction is otherwise on terms that, taken as a whole, the Borrower Representative has conclusively determined in good faith to be fair to the relevant Loan Party or such Subsidiary, as certified in writing by an Officer of the Borrower Representative to the Administrative Agent; and

(2)  in the event such Affiliate Transaction involves an aggregate value in excess of $1 million, the terms of such transaction or series of related transactions have been approved by a resolution of the majority of the members of the Board of Directors of the Borrower Representative resolving that such transaction complies with Section 6.09(a)(1). An Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 6.09(a)(2) if either (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) the Loan Parties and the Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the relevant Loan Party or such Subsidiary from a financial point of view or stating that the terms are not materially less favorable to relevant Loan Party or such Subsidiary than those that would have been obtained in a comparable transaction by the relevant Loan Party or such Subsidiary with an unrelated Person on arm’s length basis.

(b)  The provisions of (a) will not apply to:

(1)  any Restricted Payment permitted to be made pursuant to Section 6.05, any Permitted Payments (other than pursuant to Section 6.05(b)(b)) or any Permitted Investment (other than as defined in sub-clauses (a)(ii) or (b) of the definition of Permitted Investments);

(2)  any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of a Loan Party, any Subsidiary or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Borrower Representative, in each case in the ordinary course of business;

(3)  [Reserved];

(4)  [Reserved];

(5)  the payment of reasonable fees and reimbursement of expenses to, and customary indemnities and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of a Loan Party, any Subsidiary or any Parent (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(6)   the Transactions, and the entry into and performance of obligations of the Loan Parties and the Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Closing Date and set forth on Schedule 6.08 (provided that only agreements or instruments pursuant to which payments in excess of $5 million are required to be made by the Loan Parties and the Subsidiaries shall be required to be set forth on such schedule), in each case, so long as the same shall be in form and substance reasonably satisfactory to the Administrative Agent as of the Closing Date (in each case as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time (including, without limitation, to add additional Persons in connection with any such Person becoming a Loan Party or a Subsidiary) in accordance with the other terms of this Section 6.09, and, in the case of the Shared Services Agreement and the IP License Agreement, Section 6.15, and, in each case, to the extent not more disadvantageous to the Lenders in any material respect);

(7)  the formation and maintenance of any consolidated group for tax, accounting or management purposes in the ordinary course of business;

(8)  transactions with customers, clients, suppliers or purchasers or sellers of goods or services and Associates, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture arrangements), which are fair to the relevant Loan Party or Subsidiary in the reasonable determination of the Board of Directors or an officer of the relevant Loan Party or Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9)  any transaction in the ordinary course of business between or among a Loan Party or any Subsidiary and any Affiliate of either Borrower or an Associate or similar entity that would constitute an Affiliate Transaction solely because a Loan Party or a Subsidiary or any Affiliate of a Loan Party or a Subsidiary or any Affiliate of any Permitted Holder owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(10)  issuances or sales of Capital Stock (other than Disqualified Stock) of (i) a Loan Party or a Subsidiary to its direct Parent or (ii) a Loan Party to another Loan Party;

(11)  payments of all fees and expenses related to the Transactions;

(12)  [Reserved];

(13)  any participation in a rights offer or public tender or exchange offers for securities or debt instruments issued by a Loan Party or Subsidiary of a Loan Party that are conducted on arm’s length terms and provide for the same price or exchange ratio, as the case may be, to all holders accepting such rights, tender or exchange offer;

(14)  transactions between a Loan Party or any Subsidiary and any other Person that would constitute an Affiliate Transaction solely because a director of such other Person is also a director of any Borrower or any Parent; provided, however, that such director abstains from voting as a director of such Borrower or such Parent, as the case may be, at any board meeting approving such transaction on any matter involving such other Person;

(15)  payments to and from, and transactions with, any joint ventures entered into in the ordinary course of business or consistent with past practices (including, without limitation, any cash management activities related thereto); and

(16)  commercial contracts (including franchising agreements, business services related agreements or other similar arrangements) between an Affiliate of the Loan Parties and the Loan Parties or any Subsidiary that are on arm’s length terms or on a basis that senior management of the Borrower Representative reasonably believes allocates costs fairly.

Section 6.10.  Reports.

(a)  The Borrower Representative will provide to the Administrative Agent the following reports:

(1)  within 120 days after the end of the Borrowers’ (or, if the Borrower Representative elects to satisfy its obligation under this Section 6.10(a)(1) by delivering the annual reports of a Parent in accordance with the second succeeding paragraph of this Section 6.10(a), of such Parent) fiscal year beginning with the fiscal year ending December 31, 2026, annual reports containing the following information, presented on a basis that combines the Group Members: (a) audited combined balance sheets of the Group Members as of the end of the most recent fiscal year (and, commencing with the fiscal year ending on December 31, 2027, comparative information as of the end of the prior fiscal year) and audited combined income statements and statements of cash flow of the Borrowers for the most recent fiscal year (and, commencing with the fiscal year ending on December 31, 2027, comparative information as of the end of the prior fiscal year) including complete footnotes to such financial statements and the report of the independent auditors on the financial statements; (b) unaudited pro forma combined income statement information and balance sheet information of the Borrowers (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for (i) any disposition by a Loan Party or a Subsidiary that, individually or in the aggregate when considered with all other acquisitions or dispositions that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates, represent greater than 5% of the combined revenues, EBITDA and/or adjusted operating cash flow, or assets of the Loan Parties on a pro forma combined basis or (ii) recapitalizations by a Loan Party or a Subsidiary, in each case, that have occurred during the most recently completed fiscal year as to which such annual report relates (unless, in each case, such pro forma information has been provided in a prior report pursuant to Section 6.10(a)(2) or Section 6.10(a)(3)); (c) an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, and liquidity and capital resources of the Group Members, and a discussion of material commitments and contingencies and critical accounting policies; (d) description of the business, management and shareholders of the Group Members, all material affiliate transactions and a description of all material contractual arrangements, including material debt instruments (to the extent not previously reported pursuant to Section 6.10(a)(2) or Section 6.10(a)(3) below); and (e) a description of material risk factors and material recent developments (to the extent not previously reported pursuant to Section 6.10(a)(2) or Section 6.10(a)(3) below);

(2)  within 60 days following the end of the first three fiscal quarters in each fiscal year of the Borrowers (or, if the Borrower Representative elects to satisfy its obligation under this Section 6.10(a)(2) by delivering the quarterly reports of a Parent in accordance with the second succeeding paragraph of this Section 6.10(a), of such Parent) beginning with the fiscal quarter ending March 31, 2026, all quarterly reports of the Borrowers containing, to the extent applicable, the following information, presented on a basis that combines the Group Members: (a) an unaudited condensed combined balance sheet as of the end of such quarter and unaudited condensed combined statements of income and cash flow for the most recent quarter year-to-date period ending on the date of the unaudited condensed combined balance sheet, and the comparable prior year periods, together with condensed footnote disclosure; (b) unaudited pro forma income statement information and balance sheet information (which, for the avoidance of doubt, shall not include the provision of a full income statement or balance sheet to the extent not reasonably available), together with explanatory footnotes, for any acquisition or disposition by a Loan Party or a Subsidiary that, individually or in the aggregate when considered with all other acquisitions or dispositions that have occurred since the beginning of the relevant quarter, represent greater than 20% of the combined revenues, EBITDA and/or adjusted operating cash flow, or assets of the Group Members on a pro forma combined basis (unless such pro forma information has been provided in a prior report pursuant to Section 6.10(a)(3)); provided that such pro forma financial information will be provided only to the extent available without unreasonable expense and in the case pro forma financial information is not provided, the Borrowers will provide, in the case of a material acquisition, financial statements of the acquired company for the most recent fiscal year, and in the case of a material disposition, financial statements of the business or assets comprising the disposition perimeter for the most recent fiscal year which, in each case, may be unaudited; (c) a summary operating and financial review of the unaudited financial statements, including a discussion of revenues, EBITDA and/or adjusted operating cash flow, capital expenditures, operating cash flow and material changes in liquidity and capital resources, and a discussion of material changes not in the ordinary course of business in commitments and contingencies since the most recent report (to the extent not previously reported pursuant to Section 6.10(a)(3); and (d) material recent developments (to the extent not previously reported pursuant to Section 6.10(a)(3)); and

(3)   promptly after the occurrence of such event, information with respect to (a) any change in the independent public accountants of the Borrowers, (b) any material acquisition, disposal, merger or similar transaction or (c) any development determined by an Officer of the Borrower Representative to be material to the business of the Loan Parties and the Subsidiaries (taken as a whole).

For the avoidance of doubt, in no event will any reports provided pursuant to this Section 6.10(a):

(1)   be required to comply with:

(a)  Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K under the Securities Act (“Regulation S-K”);

(b)  Rule 3-10 of Regulation S-X under the Securities Act (“Regulation S-X”) or contain separate financial statements for the Borrowers, the Guarantors or other Subsidiaries the shares of which may be pledged to secure the Obligations that would be required under Section 3-16 of Regulation S-X;

(c)   Rule 11-01 of Regulation S-X, give pro forma effect to the Transactions, or contain all purchase accounting adjustments relating to the Transactions;

(d)  Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any non-GAAP financial measures contained therein; or

(2)	be required to include trade secrets and other confidential information that is competitively sensitive in the good faith and reasonable determination of the Borrower Representative.

Notwithstanding the foregoing, the Borrowers may satisfy their obligations under clauses (1), (2) and (3) of Section 6.10(a) by delivering the corresponding annual, quarterly or other reports of a Parent; provided that to the extent that the Borrowers are not the reporting entity and material differences exist between the management, business, assets, shareholding or results of operations or financial condition of the Loan Parties and their Subsidiaries and such Parent, the annual and quarterly reports shall include the combined balance sheet, income statements and cash flow statement of the Loan Parties and their Subsidiaries. The Borrowers will be deemed to have furnished the reports referred to in clauses (1), (2) and (3) of Section 6.10(a) if the Borrowers or a Parent have filed reports containing such information with the SEC or posted such reports on their website.

(b)  All financial statement information shall be prepared in accordance with GAAP as in effect on the date of such report or financial statement (or otherwise on the basis of GAAP as then in effect) and on a consistent basis for the periods presented; provided, however, that the reports set forth in clauses (1), (2) and (3) of Section 6.10(a) may in the event of a change in GAAP, present earlier periods on a basis that applied to such periods. In no event shall IFRS information or reconciliation to IFRS be required.

(c)  At the request of the Administrative Agent but in any event no more than solely once per fiscal quarter (unless an Event of Default shall have occurred and be continuing, in which case there shall be no limit), the Borrower Representative will promptly host a conference call with the Lenders to review the financial information presented in the most recently delivered financial statements delivered hereunder, at a time selected by the Borrower Representative and reasonably acceptable to the Administrative Agent.

(d)  Substantially concurrently with the issuance to the Administrative Agent of the reports specified in clauses (1), (2) and (3) of Section 6.10(a), the Borrower Representative shall also (a) use its commercially reasonable efforts (i) to post copies of such reports on such website as may be then maintained by the Loan Parties and its Subsidiaries or any Parent or (ii) otherwise to provide substantially comparable public availability of such reports (as determined by the Borrower Representative in good faith) or (b) to the extent the Borrower Representative determines in good faith that such reports cannot be made available in the manner described in the preceding clause (a) owing to applicable law or after the use of its commercially reasonable efforts, furnish such reports to the Lenders and, upon their request, prospective Lenders.

(e)  No later than 5 Business Days after each delivery of financial statements of the Borrowers pursuant to Sections 6.10 (a)(1) and Section 6.10(a)(2), the Borrower Representative will provide to the Administrative Agent a duly executed and completed Compliance Certificate.

Section 6.11.  [Reserved.]

Section 6.12.  Impairment of Security Interests.

(a)  No Loan Party shall, and no Loan Party shall permit any Subsidiary to, take or omit to take any action that would have the result of materially impairing the security interest with respect to the Collateral (it being understood that the Incurrence of Permitted Collateral Liens, subject to the proviso in (b), shall under no circumstances be deemed to materially impair the security interest with respect to the Collateral) for the benefit of the Lenders, and no Loan Party shall, and no Loan Party shall permit any Subsidiary to, grant to any Person other than the Collateral Agent (or its delegate), for the benefit of the Lenders, any Lien over any of the Collateral; provided, that, subject to the proviso in the second sentence of (b), (x) the Loan Parties and the Subsidiaries may Incur Permitted Collateral Liens, (y) the Security Documents and the Collateral may be discharged, amended, extended, renewed, restated, supplemented, released, modified or replaced in accordance with this Agreement, the Intercreditor Agreement, any Additional Intercreditor Agreement or the applicable Security Documents and (z) the Loan Parties and the Subsidiaries may consummate any other transaction permitted under Sections Section 6.18 or Section 6.19 hereof.

(b)   Notwithstanding (a), nothing in this Section 6.12 shall restrict the discharge and release of any Lien over Collateral in accordance with this Agreement, the Security Documents, Intercreditor Agreement or any Additional Intercreditor Agreement. Subject to the foregoing, the Security Documents may be amended, extended, renewed, restated, supplemented or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets) to (i) cure any ambiguity, omission, defect or inconsistency therein; (ii) provide for Permitted Collateral Liens; (iii) if agreed by the Collateral Agent in its sole discretion, make any change reasonably necessary or desirable in the good faith determination of the Borrower Representative in order to implement transactions permitted under Sections Section 6.18 or Section 6.19 hereof; (iv) add to the Collateral; or (v) if agreed by the Collateral Agent in its sole discretion, provide for the release of any Lien on any properties or assets constituting Collateral from the Lien of the Security Documents; provided that such release is followed by the substantially concurrent re-taking of a Lien of at least equivalent priority over the same properties and assets securing the Obligations or any Loan Guarantee; provided, however, that, if requested by the Administrative Agent in its sole discretion contemporaneously with any such action in clauses (ii), (iii), (iv) or (v) of this Section 9.05(b), the Borrower Representative delivers to the Administrative Agent, either (1) a solvency opinion, in form and substance reasonably satisfactory to the Administrative Agent, from an independent financial advisor or appraiser or investment bank of international standing which confirms the solvency of the Loan Parties and their Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, (2) a certificate from the chief financial officer or the Board of Directors of the relevant Person which confirms the solvency of the Person granting the Lien, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, or (3) an opinion of counsel (subject to any qualifications customary for this type of opinion of counsel), in form and substance reasonably satisfactory to the Administrative Agent, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens created under the Security Documents so amended, extended, renewed, restated, supplemented, modified or replaced are valid Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement.

(c)  In the event that the Loan Parties and the Subsidiaries comply with the requirements of this Section 6.12, the Administrative Agent and the Collateral Agent shall (subject to customary protections and indemnifications) consent to such amendments without the need for instructions from the Lenders.

Section 6.13.  Intercreditor Agreements.

(a)  At the request of the Borrower Representative, in connection with the Incurrence by a Loan Party or a Subsidiary of Pari Passu Debt permitted by Section 6.01(a)(y) or Junior Debt, a Loan Party or a Subsidiary, the Administrative Agent and the Collateral Agent shall enter into with the holders of such Indebtedness (or their duly authorized Representatives) an Intercreditor Agreement.

(b)  At the direction of the Borrower Representative and without the consent of Lenders (except to the extent required in accordance with Section 9.08(b)), the Administrative Agent and the Collateral Agent shall from time to time enter into one or more amendments to any Intercreditor Agreement to: (1) cure any ambiguity, omission, defect or inconsistency of any such agreement, (2) [reserved], (3) add Subsidiaries to the Intercreditor Agreement, (4) further secure the Obligations, (5) [reserved], (6) implement any Permitted Collateral Liens, (7) amend the Intercreditor Agreement in accordance with the terms thereof; (8) make any change reasonably necessary, in the good faith determination of the Borrower Representative in consultation with the Administrative Agent, in order to implement any transaction that is subject to Sections Section 6.18 or Section 6.19 hereof; or (9) implement any transaction in connection with the renewal extension, refinancing, replacement or increase of the Indebtedness that is not prohibited by this Agreement; provided that no such changes shall be permitted to the extent they affect the ranking of any Obligation or Loan Guarantee, enforcement of Liens over the Collateral, the application of proceeds from the enforcement of Collateral or the release of any Loan Guarantees or Lien over Collateral in a manner than would adversely affect the rights of the Lenders in any material respect or that is contrary to Section 9.08(b). The Borrower Representative shall not otherwise direct the Administrative Agent or the Collateral Agent to enter into any amendment to any Intercreditor Agreement without the consent of the Required Lenders, except as otherwise permitted under Section 9.08 hereof, and the Borrower Representative may only direct the Administrative Agent and the Collateral Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Administrative Agent or Collateral Agent or, in the opinion of the Administrative Agent or Collateral Agent, adversely affect their respective rights, duties, liabilities or immunities under this Agreement or the Intercreditor Agreement.

(c)  In relation to any Intercreditor Agreement, at the request of the Borrower Representative, the Administrative Agent (and Collateral Agent, if applicable) shall consent on behalf of the Lenders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Loans thereby; provided, however, that such transaction would comply with Section 6.05 hereof.

(d)  Each Lender shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement (whether then entered into or entered into in the future pursuant to the provisions described herein), and to have directed the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement.

Section 6.14.  Lines of Business.

The Loan Parties shall not, and shall not permit any Subsidiary to, own or acquire any material line of business not owned by the Group Members on the Closing Date (including as a result of any capital contribution by CSC or any of its Subsidiaries or the acquisition of any Person or line of business from any Person that is not a Group Member).

Section 6.15.  Amendments to the Shared Services Agreement.

No Loan Party nor any of their Subsidiaries that is a party to the Shared Services Agreement shall agree to amend, modify or supplement, or waive, any term or condition of the Shared Services Agreement in any manner disadvantageous to the Lenders in any material respect (it being understood that an amendment, supplement or modification of the Shared Services Agreement shall be deemed to be disadvantageous to the Lenders in a material respect if the direct or indirect effect thereof is to (i) materially increase the amount of fees or other compensation or economics payable or owing pursuant thereto by any Loan Party or any Subsidiary thereof in a manner that is not on arm’s length terms or on a basis that senior management of the Borrower Representative does not reasonably believe allocates costs fairly, or (ii) cause the terms thereof to be materially more restrictive or materially more burdensome on, or to impose material additional obligations on, any Loan Party or any Subsidiary thereof). Notwithstanding the foregoing, this Section 6.15 shall not apply to any amendment, modification or supplement made to the fees or services provided under the Shared Services Agreement as expressly contemplated by the Shared Services Agreement as in effect on the Closing Date so long as such revised fees or services (or the fees for such revised services) are on arm’s length terms or on terms that senior management of the Borrower Representative reasonably believes allocates costs fairly.

Section 6.16.  Additional Guarantors.

(a)  Loan Guarantees existing on or granted after the Closing Date pursuant to Section 5.14 hereof shall be released as set forth in Section 12 of the Facility Guaranty.

(b)  [Reserved.]

(c)  Notwithstanding the foregoing, no Loan Party shall be obligated to cause an Excluded Subsidiary to provide a Loan Guarantee (for so long as such entity is an Excluded Subsidiary).

Section 6.17.  Delaware LLC Divisions.

For purposes of this Article VI, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

Section 6.18.  Merger and Consolidation of either Borrower.

(a)  Each Borrower will not consolidate with or merge with or into, or assign, convey, transfer, lease or otherwise dispose all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions to, any Person.

(b)   For purposes of this Section 6.18, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Group Members, which properties and assets, if held by a Borrower instead of such Group Members, would constitute all or substantially all of the properties and assets of such Borrower on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of such Borrower.

(c)  [Reserved.]

(d)   Notwithstanding the foregoing, (a) any Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Borrower and (b) any Subsidiary that is not a Guarantor may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Subsidiary or any of the Loan Parties.

(e)  [Reserved.]

Section 6.19.  Merger and Consolidation of the Guarantors.

(a)  None of the Guarantors (other than a Guarantor whose Loan Guarantee is to be released in accordance with the terms of this Agreement or the Intercreditor Agreement) may:

(1)  consolidate with or merge with or into any Person (whether or not such Guarantor is the surviving Person);

(2)  sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person; or

(3)  permit any Person to merge with or into it,

unless:

(a)	the other Person is a Loan Party or a Subsidiary that is a Guarantor or becomes a Guarantor as a result of such transaction concurrently with consummation thereof; or

(b)	(1) either (x) a Guarantor is the surviving Person, or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under its Loan Guarantee and this Agreement (pursuant to a Facility Guaranty Joinder) and all obligations of the Guarantor under the Intercreditor Agreement and the Security Documents, as applicable; and (2) immediately after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing; or

(c)	the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of a Guarantor or the sale or disposition of all or substantially all the assets of a Guarantor (in each case other than to a Loan Party or a Subsidiary) otherwise permitted by this Agreement and the proceeds therefrom are applied as required by this Agreement; or

(d)	[reserved].

Notwithstanding clause (a)(3)(b)(2) of this Section 6.19, (a) any Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to a Guarantor and (b) any Guarantor may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Guarantor or either Borrower.

Article VII

Events of Default

Section 7.01.  Events of Default. In case of the occurrence of any of the following events from and after the Closing Date (“Events of Default”):

(a)  Non-Payment. Any Loan Party fails to pay when and as required to be paid herein, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, (i) any amount of principal of any Term Loan or (ii) any interest on any Term Loan, or any fee or other amount due hereunder or under any other Loan Document, in the case of this clause (ii) within five Business Days of the due date; or

(b)   Specific Covenants. Any Loan Party or any Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Sections 5.03(a), Section 5.05(a) or 5.11(a) or Article VI (other than Section 6.10 and Section 6.13); or

(c)  Other Defaults. Any Loan Party or any Subsidiary fails to perform or observe (i) any term, covenant or agreement set forth in Section 5.14 of this Agreement and such failure continues for 5 Business Days or (ii) any other term, covenant or agreement (not specified in Sections 7.01(a) or 7.01(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the date written notice thereof shall have been given to the Borrower Representative by the Administrative Agent or the Required Lenders; or

(d)   Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of a Loan Party or any Subsidiary herein, or in any other Loan Document, or in any document, report, certificate, financial statement or other instrument required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made, except that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified by materiality or “Material Adverse Effect”; or

(e)  Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect (other than in accordance with its terms) and as a result thereof, a Material Adverse Effect would occur or would reasonably be expected to occur; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party or any of their Affiliates denies in writing that it has any or further liability or obligation under any provision of any Loan Document (other than as a result of the discharge of such Loan Party in accordance with the terms of the applicable Loan Document), or purports in writing to revoke, terminate or rescind any provision of any Loan Document; (ii) any security interest under the Security Documents shall, at any time, cease to be in full force and effect (other than in accordance with the terms of the relevant Security Document, the Intercreditor Agreement (on and after the execution thereof), any Additional Intercreditor Agreement (on and after the execution thereof) and this Agreement) with respect to Collateral having a fair market value in excess of $5 million for any reason other than the satisfaction in full of all obligations under this Agreement or the release of any such security interest in accordance with the terms of this Agreement, the Intercreditor Agreement (on and after the execution thereof), any Additional Intercreditor Agreement (on and after the execution thereof) or the Security Documents or any such security interest created thereunder shall be declared invalid or unenforceable and the Borrower Representative shall assert in writing that any such security interest is invalid or unenforceable and any such Default continues for 10 days; or (iii) any Guarantee of the Term Loans of a Loan Party or any other Guarantor ceases to be in full force and effect (other than in accordance with the terms of such Facility Guaranty or this Agreement) or is declared invalid or unenforceable in a judicial proceeding or any Guarantor denies or disaffirms in writing its obligations under its Facility Guaranty and any such Default continues for 10 days after the notice specified in this Agreement; or

(f)   Cross-Default. (i) Any Loan Party or Subsidiary (A) fails to make any payment when due (regardless of amount and whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) prior to the expiration of any grace period provided in such Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with or without the giving of notice, lapse of time or both, such Indebtedness to be demanded, accelerated or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; provided that this clause (f)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder; provided, further, that the failure referred to in clause (f)(B) is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of such Indebtedness or of the Term Loans pursuant to this Section 7.01~~,~~ or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $5 million ~~or (iii) CSC becomes subject to any of the occurrences specified in Section 7.01(g); provided that this clause (iii) shall not apply if CSC prepares for and commences a prepackaged Chapter 11 case that is approved by the Required Lenders in their reasonable discretion; or~~; or

(g)   Insolvency. In relation to any Loan Party or a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary (i) any corporate action, legal proceedings or other procedure or step is taken in relation to: (A) a voluntary case; (B) the entry of an order for relief against it in an involuntary case; (C) the appointment of a custodian of it or for a substantial part of its property; (D) general assignment for the benefit of its creditors; or (E) admission in writing of its inability to pay its debts generally as they become due; or (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against any Loan Party or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case; (B) appoints a custodian or administrator of any Loan Party or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary or for a substantial part of the property of any Loan Party or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary; or (C) orders the liquidation or winding up of any Loan Party or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 consecutive days; or

(h)   Judgments. Failure by a Loan Party or any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $5 million (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and has not denied coverage), which judgments are not paid, discharged or stayed for a period of 60 days after the judgment becomes final; or

(i)   Change of Control. There occurs a Change of Control; or

(j)   Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in liability of a Loan Party under Title IV of ERISA in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or (ii) there exists any fact or circumstance that would reasonably be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Code or under ERISA; or

(k)  Invalidity of the Shared Services Agreement or IP License Agreement. Any provision of the Shared Services Agreement or IP License Agreement, at any time after their execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect (other than in accordance with its terms) and as a result thereof, a Material Adverse Effect would occur or would reasonably be expected to occur; or any Loan Party or any Affiliate thereof contests in writing the validity or enforceability of any provision of the Shared Services Agreement or IP License Agreement; or any Loan Party denies in writing that it has any or further liability or obligation under any provision of the Shared Services Agreement or IP License Agreement (other than as a result of the discharge of such Loan Party in accordance with the terms of the Shared Services Agreement or IP License Agreement, as applicable), or purports in writing to revoke, terminate or rescind any provision of the Shared Services Agreement or IP License Agreement; or

(l)   Indirect Asset Stripping. CSC or any of its Affiliates shall make any material capital expenditures in the core business conducted by the Group Members on the Closing Date or the Incremental Closing Date which would be in direct competition with the business of the Group Members in geographic areas in which they operate on the Closing Date or the Incremental Closing Date to the extent that (i) the assets acquired, constructed or improved in connection with such capital expenditures are not owned by a Group Member or (ii) in the case of assets utilized in the business conducted by the Group Members on the Closing Date or the Incremental Closing Date that are owned by Loan Parties, the assets acquired, constructed or improved in connection with such capital expenditures are not owned by a Loan Party and such assets represent an upgrade, replacement or substitution or improvement of assets that are owned by the Loan Parties on the Closing Date or the Incremental Closing Date, in each case of the foregoing clause (i) and (ii) except for capital expenditures in the ordinary course of business and for the avoidance of doubt, capital expenditures by CSC or any of its Affiliates in connection with their mobile, news and advertising business that do not involve upgrading replacing, substituting or improving assets owned by a Loan Party or Subsidiary of a Loan Party on the Closing Date which shall not constitute an Event of Default pursuant to this Section 7.01(l);

then, and in every such event (other than an event with respect to either Borrower described in clause (g)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take any or all of the following actions, at the same or different times:

(i)    terminate forthwith the Commitments,

(ii)  declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrowers accrued hereunder (including, if a CSC Freefall Event has occurred, the Applicable Premium that would have been payable if the Term Loans had been optionally prepaid in full on such date pursuant to Section 2.11(a)(i) following a CSC Freefall Event) and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower Representative, anything contained herein or in any other Loan Document to the contrary notwithstanding; and

(iii)  the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available under the Loan Documents or applicable law or in equity;

provided that in any event with respect to either Borrower described in clause (g), the Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower Representative, anything contained herein or in any other Loan Document to the contrary and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available under the Loan Documents or applicable law or in equity.

All parties to this Agreement agree and acknowledge that the Lenders will have suffered damages on account of the occurrence of a CSC Freefall Event and that, in view of the impracticability and extreme difficulty in ascertaining the amount of such damages, the Applicable Premium constitutes reasonable compensation and liquidated damages to compensate the Lenders on account thereof. Without limiting the generality of the foregoing, it is understood and agreed that if the Term Loans are accelerated for any reason, including because of default or the commencement of any insolvency or similar proceeding under any Bankruptcy Law (including acceleration by operation of law or otherwise), the Applicable Premium, determined as of the date of such acceleration and termination, will be due and payable as though the Term Loans were voluntarily prepaid pursuant to Section 2.11(a)(i) as of such date and shall constitute part of the Obligations. The Borrowers agree that payment of the Applicable Premium due hereunder is reasonable under the circumstances currently existing. The Applicable Premium shall also be payable following the occurrence of a CSC Freefall Event in the event the Term Loans (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), agreement or deed in lieu of foreclosure or by any other means. TO THE FULLEST EXTENT PERMITTED BY LAW, THE BORROWERS EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE APPLICABLE PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION FOLLOWING A CSC FREEFALL EVENT INCLUDING IN CONNECTION WITH ANY VOLUNTARY OR INVOLUNTARY ACCELERATION OF THE TERM LOANS PURSUANT TO ANY INSOLVENCY OR SIMILAR PROCEEDING UNDER ANY BANKRUPTCY LAWS OR PURSUANT TO A PLAN OF REORGANIZATION, IN EACH CASE, FOLLOWING A CSC FREEFALL EVENT. The Borrowers expressly agree that: (i) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time any such fee becomes due or payable; (iii) there has been a course of conduct between the Lenders and the Borrowers giving specific consideration in this transaction for such agreement to pay the Applicable Premium following a CSC Freefall Event; and (iv) the Borrowers shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrowers expressly acknowledge that their agreement to pay the Applicable Premium to the Lenders following a CSC Freefall Event as herein described is a material inducement to the Lenders to enter into Amendment No. 1.

Section 7.02.  Application of Funds. After the exercise of remedies provided for in this Article VII (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall (subject to the Intercreditor Agreement (on and after the execution thereof)) be applied by the Administrative Agent in the following order:

first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 2.20) payable to the Administrative Agent, in its capacity as such;

second, to payment of that portion of the Obligations constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Section 2.20), ratably among them in proportion to the amounts described in this clause second payable to them;

third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans, and other Obligations, and fees, ratably among the Lenders in proportion to the respective amounts described in this clause third payable to them;

fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans and, subject to the Pari Secured Treasury Claim of each applicable Treasury Services Provider, to Obligations arising under each applicable Treasury Service Provider’s Treasury Services Agreement, ratably among the Lenders in proportion to the respective amounts described in this clause fourth held by them;

fifth, to payment of all other Obligations ratably among the Lenders in proportion to the respective amounts described in this clause fifth held by them; and

last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Article VIII

The Administrative Agent; Etc.

Section 8.01.  Authorization and Action.

(a)  Each Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b)   As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to either Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)  In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent and the Collateral Agent (together the “Agents”) are commercial in nature and not to invest in the general performance or operations of either Borrower. Without limiting the generality of the foregoing:

(i)   the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii)  where the Agents are required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of the United States, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Agents to the Secured Parties in their capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii)   nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d)  The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)  None of the Agents or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)  In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower Representative) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)   to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.05, 2.20, and 9.05) allowed in such judicial proceeding; and

(ii)   to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.05). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(g)   The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrower Representative’s rights to consent pursuant to and subject to the conditions set forth in this Article VIII, none of the Borrowers or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article VIII.

Section 8.02.  Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a)  Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any electronic signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)   The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.03 unless and until written notice thereof stating that it is a “notice under Section 5.03” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower Representative, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower Representative or a Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (E) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (F) the creation, perfection or priority of Liens on the Collateral.

(c)  Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04, (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 8.03.  [Reserved.]

Section 8.04.  [Reserved.]

Section 8.05.  Successor Administrative Agent.

(a)   The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower Representative, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, (i) the Administrative Agent may appoint one of its Affiliates as a successor Administrative Agent and (ii) if the Administrative Agent has not appointed one of its Affiliates as a successor Administrative Agent pursuant to clause (i) above, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, (other than if the Administrative Agent appoints one of its Affiliates as a successor Administrative Agent pursuant to clause (i) above), such appointment shall be subject to the prior written approval of the Borrower Representative (which approval may not be unreasonably withheld, conditioned or delayed and shall not be required while a Specified Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)  Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower Representative, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section 8.05 (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII and Section 9.05, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

Section 8.06.  Acknowledgements of Lenders.

(a)  Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrowers, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (iii) it has, independently and without reliance upon the Agents, any Arranger, or any Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Term Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Agents, any Arranger or any Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)   Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c)  (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii)  Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)   The Borrowers and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrowers or any other Loan Party; provided that this Section 8.06(c)(iii) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such erroneous Payment not been made by the Administrative Agent.

(iv)   Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(d)   The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to name JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entities’ role as administrative agent hereunder. The Lenders acknowledge that JPMorgan Chase Bank, N.A. and its Affiliates shall not be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Term Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

Section 8.07.  Collateral Matters.

(a)  Except with respect to the exercise of setoff rights in accordance with Section 9.07 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b)  In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of any Treasury Services Agreement will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Cash Management Services shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c)  The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.06. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

Section 8.08.       Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.08 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Article IX

Miscellaneous

Section 9.01.  Notices; Electronic Communications.

(a)  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i)   if to a Loan Party, to it at:

Marc Sirota and Michael Olsen

Optimum Communications, Inc.

Court Square West

Long Island City, NY 11101

United States of America

E-mail: marc.sirota@alticeusa.com and michael.olsen@alticeusa.com

(ii)  if to the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.01(b); and

(iii)   if to a Lender, to such Lender at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto or as otherwise communicated in writing from time to time by such Lender to the Borrower Representative and the Administrative Agent.

(b)  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(c)  As agreed to among the Borrower Representative, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under Article II by electronic communication. The Administrative Agent or the Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d)   Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the intended recipient’s receipt of the notice or communication, which shall be evidenced by an acknowledgment from the intended recipient (such as by the “delivery receipt” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; provided, further, that if the sender receives an “out-of-office” reply e-mail containing instructions regarding notification to another person in the intended recipient’s absence, such notice or other communication shall be deemed received upon the sender’s compliance with such instructions, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(e)  The Borrower Representative hereby agrees, unless directed otherwise by the Administrative Agent or unless the e-mail address referred to below has not been provided by the Administrative Agent to the Borrower Representative will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under hereof or under Article V or VI hereof, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an e-mail address as directed by the Administrative Agent. In addition, the Borrower a Representative grees to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(f)   The Borrowers hereby acknowledge that (i) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers, its Affiliates or their respective securities for purposes of United States federal and state securities laws) (each, a “Public Lender”). The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers, their Affiliates or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC” and the Borrowers agree that the following documents may be distributed to all Lenders (including Public Lenders) unless, solely with respect to the documents described in clauses (B) and (C) below, the Borrower Representative advises the Administrative Agent in writing (including by e-mail) within a reasonable time prior to their intended distribution that such material should only be distributed to Lenders other than Public Lenders (it being agreed that the Borrower Representative and its counsel shall have been given a reasonable opportunity to review such documents and comply with applicable securities law disclosure obligations): (A) the Loan Documents; (B) administrative materials prepared by the Administrative Agent for prospective Lenders; and (C) financial statements and certificates furnished pursuant to Section 6.10.

(g)  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(h)  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(i)   The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Section 9.02.  Survival of Agreement. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

Section 9.03.  Binding Effect. This Agreement shall become effective when the Administrative Agent shall have received executed counterparts hereof from each of the Borrowers, the other Loan Parties, the Administrative Agent, the Collateral Agent and each Person who is a Lender on the Closing Date.

Section 9.04.  Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, the other Loan Parties, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)   Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans, with the prior written consent of the Administrative Agent, (not to be unreasonably withheld or delayed) and the Borrower Representative (not to be unreasonably withheld or delayed); provided that the consent of the Borrower Representative shall have been deemed to have been given if the Borrower Representative does not consent to a request for consent to an assignment within ten (10) Business Days of receipt by the Borrower Representative of a copy of the Assignment and Acceptance executed by the relevant Lender and its assignee; provided, further, that (i) the consent of the Borrower Representative shall not be required to any assignment made (x) to a Lender, an Affiliate of a Lender or a Related Fund or (y) after the occurrence and during the continuance of any Specified Event of Default (ii) the consent of the Administrative Agent shall not be required to any assignment made by an assigning Lender to a Lender, (iii) the amount of the Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be not less than (unless otherwise consented to by the Administrative Agent), $1 million (or, if less, the entire remaining amount of such Lender’s Commitment or Term Loans); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (v) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced, in whole or in part, in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Related Funds by a single Lender and no fee shall be payable for assignments among Related Funds of an existing Lender and (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms. Upon acceptance and recording pursuant to Section 9.04(e), from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.20 and 9.05).

(c)  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment and the outstanding balances of its Term Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrowers or any Subsidiary or the performance or observance by the Borrowers or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance and that is in compliance with Section 9.23; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements, if any, delivered pursuant to this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender (including pursuant to Section 9.23).

(d)  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Term Loans (and stated interest), owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of the amounts owing to it under the Loan Documents as reflected in the Register for all purposes of the Loan Documents, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower Representative, the Collateral Agent and any Lender (solely with respect to any entry relating to such Lender’s Term Loans and Commitments), at any reasonable time and from time to time upon reasonable prior notice.

(e)  Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b), if applicable, and the written consent of the Administrative Agent and, if required, the Borrower Representative to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. Notwithstanding anything to the contrary in the Agreement to the contrary, no assignment shall be effective unless it has been recorded in the Register as provided in this Section 9.04(e).

(f)   Each Lender may, without the consent of, or notice to, the Borrower Representative or the Administrative Agent, sell participations to one or more banks or other Persons (other than a Defaulting Lender, provided that the Administrative Agent has posted the name of such Defaulting Lender to both the “Public Lender” and “Non-Public Lender” portions of the Platform and the Borrowers hereby authorize the Administrative Agent to make such posting) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans owing to it); provided, however, that (i) no Lender shall, without the written consent of the Borrower Representative, sell participations in Term Loans or Commitments to any Disqualified Person, (ii) such Lender’s obligations under this Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant unless a greater payment results from a Change in Law occurring after such particular participant acquired the applicable participation or the sale of such participation was approved in writing by the Borrower Representative), (v) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Term Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Term Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Term Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing all or substantially all of the value of the Facility Guaranty or all or substantially all of the Collateral (the rights described in this parenthetical “Permitted Participant Consent Rights”)) and (vi) such Lender shall maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s participating interest with respect to the Term Loans, Commitments or other interests hereunder, which entries shall be conclusive absent manifest error (the “Participant Register”); provided, further, that no Lender shall have any obligation to disclose any portion of such register to any Person except to the extent disclosure is necessary to establish that the Term Loans, Commitments or other interests hereunder are in registered form for United States federal income tax purposes under Treasury Regulations Section 5f.103-1(c) or is otherwise required thereunder. To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender. No Lender shall grant any participant any consent rights over any amendment, modification or waiver of any provision of this Agreement other than Permitted Participant Consent Rights.

(g)   Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure of information designated by the Borrower Representative as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement with such Lender whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h)   Any Lender may, without the consent of the Borrower Representative or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and Section 9.04(b) shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i)   Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower Representative, the option to provide to the Borrowers all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Term Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof, and (iii) such assignment will be reflected in the Participant Register. The making of a Term Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower Representative and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loans to the Granting Lender or to any financial institutions (consented to by the Borrower Representative and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Term Loans and (ii) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. If a Granting Lender grants an option to an SPV as described herein and such grant is not reflected in the Register, the Granting Lender shall maintain a separate register on which it records the name and address of each SPV and the principal amounts (and stated interest) of each SPV’s interest with respect to the Term Loans, Commitments or other interests hereunder, which entries shall be conclusive absent manifest error (the “SPV Register”); provided, further, that no Lender shall have any obligation to disclose any portion of such register to any Person except to the extent disclosure is necessary to establish that the Term Loans, Commitments or other interests hereunder are in registered form for United States federal income tax purposes under Treasury Regulations Section 5f.103-1(c) or is otherwise required thereunder.

(j)   Neither the Borrowers nor any Guarantor shall assign or delegate any of its rights or duties hereunder or any other Loan Document (other than as permitted by Sections 6.18 and 6.19) without the prior written consent of the Administrative Agent and each Lender (or in the case of a Guarantor, the Required Lenders), and any attempted assignment without such consent shall be null and void.

(i)    [Reserved.]

(k)  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable Pro Rata Share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Term Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 9.05.  Expenses; Indemnity. (a) Each Borrowers agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Arranger, the Initial Lender, the Administrative Agent and the Collateral Agent in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents (subject to caps previously agreed with the Borrower Representative in the case of fees, charges and disbursements of any counsel to the foregoing Persons) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent in connection with the administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Term Loans made hereunder, including in case of this clause (ii) the fees, charges and disbursements of one primary counsel for such Persons taken as a whole (and, to the extent deemed reasonably necessary by the Administrative Agent in its good faith discretion, one local counsel in each relevant jurisdiction to the Administrative Agent, the Collateral Agent and the Lenders, taken as a whole, and one special or regulatory counsel in each relevant specialty), and, solely in the case of a conflict of interest or a potential conflict of interest, one additional primary counsel (and, to the extent deemed reasonably necessary or advisable by the affected persons in their good faith discretion, one local counsel in each relevant jurisdiction and one special or regulatory counsel in each relevant specialty) to the affected persons, taken as a whole.

(b)  Each Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower Representative, any other Loan Party or any of their respective Affiliates or equity holders) or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by either Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to either Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available (A) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from (1) the bad faith, gross negligence or willful misconduct of such Indemnitee, (2) disputes solely among Indemnitees (or their Related Parties) (other than claims against any Indemnitee (x) in its capacity or in fulfilling its role as agent or arranger or any similar role under this Agreement or (y) arising out of any act or omission on the part of a Loan Party or any of its Subsidiaries or Affiliates) or (B) in respect of legal fees or expenses of the Indemnitees, other than the reasonable invoiced fees, expenses and charges of one primary counsel for all Indemnitees taken as a whole (and to the extent deemed reasonably necessary by the Administrative Agent in its good faith discretion, one local counsel in each relevant jurisdiction and one special or regulatory counsel in each relevant specialty), and solely in the case of a conflict of interest or a potential conflict of interest, one additional primary counsel (and, to the extent deemed reasonably necessary by the Administrative Agent in its good faith discretion, one local counsel in each relevant jurisdiction and one special or regulatory counsel in each relevant specialty) to the affected Indemnitees, taken as a whole. This Section 9.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Payments under this Section shall be made by the Borrowers to the Administrative Agent for the benefit of the relevant Indemnitee.

(c)  To the extent that the Borrowers fail to pay any amount required to be paid by it to any Agent (or Affiliate thereof) under Sections 9.05(a) or 9.05(b), each Lender severally agrees to pay to such Agent, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or Affiliate thereof) in its capacity as such.

(d)   To the extent permitted by applicable law, no Loan Party shall assert, and hereby waives, any claim against the Administrative Agent, the Collateral Agent, the Arranger, each Lender and each Related Party of any of the foregoing Persons (the “Secured Party-Related Persons”), and no Secured-Party Related Person shall assert, and hereby waives, any claim against any Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that nothing contained in this sentence will limit the indemnity obligations of any Loan Party to the extent indirect, special, punitive or consequential damages are included in any third party claim in connection with which an Indemnitee is entitled to indemnification under paragraph (b) of this Section 9.05.

(e)  No Indemnitee seeking indemnification or reimbursement under this Agreement will, without the Borrower Representative’s prior written consent (not to be unreasonably withheld, delayed or conditioned), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, litigation, action, investigation or proceeding referred to herein; provided that the foregoing indemnity will apply to any such settlement in the event that (i) the Borrower Representative was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to so assume or (ii) such settlement is entered into more than seventy-five (75) days after receipt by the Borrower Representative of a request by the applicable Indemnitee for reimbursement of its legal or other expenses incurred in connection with such claim, litigation, action, investigation or proceeding and the Borrower Representative not having reimbursed such Indemnitee in accordance with such request prior to the date of such settlement, and the foregoing indemnity will also apply to any settlement with the Borrower Representative’s written consent.

(f)   Notwithstanding the foregoing, each Indemnitee (and its Affiliates) shall be obligated to refund and return promptly any and all amounts paid by the Loan Parties under Section 9.05(b) to such Indemnitee (or such Affiliates) for any such fees, expenses or damages to the extent such Indemnitee (or such Affiliates) is not entitled to payment of such amounts in accordance with the terms hereof, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(g)  The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor. This Section 9.05 shall not apply with respect to Taxes other than Taxes that represent losses, claims or damages arising from any non-Tax claim.

Section 9.06.  Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrowers against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured; provided that any Lender exercising such right of setoff shall promptly notify the Administrative Agent thereof. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.07.  Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9.08.  Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by a Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b) or, with respect to any Security Documents, Section 6.12, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower Representative in any case shall entitle the Borrower Representative to any other or further notice or demand in similar or other circumstances.

(b)  Except as provided in clause (c) below or as otherwise expressly contemplated by this Agreement or any other Loan Document as in effect on the Incremental Closing Date, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Term Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Term Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, or the provisions of this Section 9.08 or release all or substantially all of the value of the Term Loans or Guarantees under the Facility Guaranty or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) reduce the rights of any Indemnitee under Section 9.05(b) without the consent of such Indemnitee; (v) amend, waive or modify the provisions of Section 9.23 without the prior written consent of each Lender that is directly and adversely affected thereby; (vi) [reserved]; (vii) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV; (viii) amend the definition of “Required Lenders”, “Supermajority Lenders” or change the definition of “Pro Rata Share” without the prior written consent of each Lender directly affected thereby; (ix) change the currency of any Term Loan of any Lender, or change the manner, form or currency in which any Term Loan or other Obligation (including any interest) or other amount due under any of the Loan Documents to any Lender is payable (including to permit any payment to be capitalized or paid in-kind instead of in cash), in each case, without the prior written consent of such Lender; (x) waive, amend or modify the proviso to Section 5.05(a) without the prior written consent of each Lender; or (xi) modify any other provision, if any, of this Agreement that expressly requires the consent of each Lender or each directly affected Lender without the prior written consent of each Lender ~~or,~~ (xii) subordinate (x) the Liens securing any of the Obligations on all or substantially all of the Collateral (“Existing Liens”) to the Liens securing any other Indebtedness or other obligations or (y) any Obligations in contractual right of payment to any other Indebtedness or other obligations (any such other Indebtedness or other obligations, to which such Liens securing any of the Obligations or such Obligations, as applicable, are subordinated, “Senior Indebtedness”), in either the case of subclause (x) or (y), unless (A) the amount of such Senior Indebtedness does not exceed 10.00% of the principal amount of the Term Loans outstanding at such time (or such greater amount as may be consented to in writing by the Supermajority Lenders) and (B) each Lender has been offered a bona fide opportunity to fund or otherwise provide its Pro Rata Share of the Senior Indebtedness on the same terms (other than reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such expense reimbursement, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness and to the extent such Lender decides to participate in the Senior Indebtedness, receive its Pro Rata Share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) in connection with providing the Senior Indebtedness pursuant to a written offer made to each Lender describing the material terms of the arrangements pursuant to which the Senior  Indebtedness is to be provided, which offer shall remain open to each adversely affected Lender for a period of not less than five Business Days; provided, however, that any subordination in connection with any “debtor in possession” financing, shall, in each case, not be further restricted by this provision, (xiii) amend the Amendment No.1 Engagement Letter or the Amendment No. 1 Fee Letter without the consent of each of the parties thereto (it being understood that no consent of any other Lender shall be required for any amendment described in this clause (xiii); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be.

(c)  Without prejudice to the Administrative Agent’s right to seek instruction from the Lenders from time to time, the Administrative Agent and the Borrower Representative may amend this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document) to correct an obvious error or omission jointly identified by the Borrower Representative and the Administrative Agent or other errors or omissions of a technical or immaterial nature (including, but not limited to, an incorrect cross-reference). Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document. Additionally, this Agreement and the other Loan Documents may be amended without the consent of any Lender to appropriately include any Pari Passu Debt herein on substantially identical terms (including in the definition of “Required Lenders” and “Supermajority Lenders”) as those applicable to the Term Loans except as permitted by the definition of Pari Passu Debt to the extent contemplated by the final proviso to Section 6.04(a).

(d)   Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender, and (ii) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower Representative (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Section 9.09.  Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.10.  Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11.  Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12.  Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13.  Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission or by other electronic transmission (including “.pdf’ or “.tif’) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.14.  Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15.  Jurisdiction; Consent to Service of Process. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents (other than any Loan Documents governed by any law other than New York law), or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrowers or their properties in the courts of any jurisdiction if required to realize upon the Collateral as determined in good faith by the Person bringing such action or proceeding.

(b)  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court sitting in New York County. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 excluding service of process by mail. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.16.  Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel, numbering, administration and settlement service providers and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or required by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as or no less restrictive than those of this Section 9.16, to any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents, (f) with the consent of the Borrower Representative, (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16, (h) subject to an agreement containing provisions substantially the same as or no less restrictive than those of this Section 9.16, to actual or proposed direct or indirect counterparties in connection with any Swap Contract relating to the Loan Parties or their obligations or (i) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Loan Parties received by it from any Agent or any Lender. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. For the purposes of this Section 9.16, “Information” shall mean all information received from the Borrowers and related to the Borrowers or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by either Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information. For the avoidance of doubt, nothing in this Section 9.16 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.16 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 9.17.  Lender Action; Intercreditor Agreement. (a) Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

(b)   Each Lender that has signed this Agreement shall be deemed to have consented to and hereby irrevocably authorizes the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement as such Lender’s “Authorized Representative” (or equivalent defined term) and “Collateral Agent” (or equivalent defined term), as applicable (as such terms are defined in the Intercreditor Agreement) (and including any and all amendments, amendments and restatements, modifications, supplements and acknowledgments thereto) from time to time, and agrees to be bound by the provisions thereof.

(c)  Notwithstanding anything herein to the contrary, each Lender and the Agents acknowledge that the Lien and security interest granted to the Collateral Agent pursuant to the Security Documents and the exercise of any right or remedy by the Collateral Agent thereunder, shall be subject to the provisions of the Intercreditor Agreement (on and after the execution thereof). In the event of a conflict or any inconsistency between the terms of the Intercreditor Agreement and the Security Documents, the terms of the Intercreditor Agreement shall prevail.

Section 9.18.  USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers and the Guarantors that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information includes the name and address of the Borrowers and the Guarantors and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers and the Guarantors in accordance with the USA PATRIOT Act.

Section 9.19.       No Fiduciary Duty. The parties hereto hereby acknowledge that the Arranger, each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of any Loan Party, its stockholders and/or their respective Affiliates. Each Borrower agrees, on behalf of itself and each other Loan Party, that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Loan Party, its stockholders or their respective Affiliates on the other hand. Each Borrower acknowledges and agrees, on behalf of itself and each other Loan Party, that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other hand, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party.

Each Borrower acknowledges and agrees, on behalf of itself and each other Loan Party, that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees, on behalf of itself and each other Loan Party, that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Loan Party, in connection with such transaction or the process leading thereto.

Section 9.20.  Release of Liens. The Borrowers and the Guarantors will be entitled to release the security interests in respect of the Collateral securing the Obligations under any one or more of the following circumstances:

(a)   in connection with any sale or other disposition of the Collateral to a Person that is not a Borrower or a Guarantor (but excluding any transaction subject to Section 6.18 or Section 6.19), if such sale or other disposition does not violate Section 6.08, but only in respect of the Collateral sold or otherwise disposed of;

(b)  in connection with the release of a Guarantor from its Loan Guarantee pursuant to the terms of this Agreement, the release of the property and assets of such Guarantor;

(c)  [reserved];

(d)  in accordance with the Intercreditor Agreement or any Additional Intercreditor Agreement;

(e)  as provided under Section 9.08 (in which case, for the avoidance of doubt, such release shall be automatic and unconditional) and Section 6.12;

(f)   upon (x) termination of the Commitments and payment in full of all Obligations (other than (i) contingent indemnification obligations as to which no claim has been asserted ~~and~~, (ii) obligations and liabilities under Treasury Services Agreements and (iii) Obligations under the Amendment No. 1 Fee Letter and the Amendment No. 1 Engagement Letter) and (y) satisfaction of the Amendment No. 1 Fee Letter Release Conditions (as defined in the Amendment No. 1 Fee Letter);

(g)   to release and re-take any Lien on any Collateral to the extent not otherwise prohibited by the terms of this Agreement, the Security Documents or the Intercreditor Agreement or any Additional Intercreditor Agreement;

(h)  [reserved]; or

(i)   [reserved.]

The Collateral Agent and the Administrative Agent will take all necessary action required to effectuate any release of the Collateral securing the Loans and the Loan Guarantees, in accordance with the provisions of this Agreement, the Intercreditor Agreement (on and after the execution thereof) or any Additional Intercreditor Agreement (on and after the execution thereof) and the relevant Security Document. Each of the releases set forth above shall be affected by the Collateral Agent without the consent of the Lenders or any action on the part of the Administrative Agent.

The Collateral Agent and the Administrative Agent will agree to any release of the security interest in respect of the Collateral that is in accordance with this Agreement, the Intercreditor Agreement (on and after the execution thereof) or any Additional Intercreditor Agreement (on and after the execution thereof) and the relevant Security Document, without requiring any Lender consent or any action on the part of the Administrative Agent. Upon request of the Borrower Representative and upon receipt of an Officer’s Certificate stating that all conditions precedent in respect of such release have been satisfied, the Collateral Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of Collateral permitted to be released pursuant to this Agreement, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents. At the request of the Borrower Representative, the Collateral Agent shall execute and deliver an appropriate instrument evidencing such release (in the form provided by the Borrower Representative).

Section 9.21.  Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from a Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable Law).

Section 9.22.  Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, of obligations under Swap Contacts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)  In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)  As used in this Section 9.22, the following terms shall have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning assigned to such term in Section 9.22(a).

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning assigned to such term in Section 9.22.

“Supported QFC” shall have the meaning assigned to such term in Section 9.22.

“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 9.22.

Section 9.23.  Prohibition Regarding Cooperation Agreements.

(a)  Each Lender hereby represents and warrants to the Borrowers that no Restricted Party of such Lender is party to or, directly or (except in the case of a Lender of the type described in clause (i) of the definition of “Restricted Party”) indirectly, subject to a Cooperation Agreement at the time such Lender becomes party to this Agreement and agrees, on behalf of its Restricted Parties, that such Lender’s Restricted Parties shall not, directly or indirectly, enter into or become subject to any Cooperation Agreement. For the avoidance of doubt, this Section 9.23 shall not be construed to prohibit any Restricted Party from entering into or being subject to any Cooperation Agreement relating to a Person that was not, and was not anticipated to be or become, CSC or a Subsidiary or an Affiliate of CSC at the time such Cooperation Agreement was entered into by such Restricted Party.

(b)   Each Lender hereby agrees that, in the event any of its Restricted Parties enters into, becomes subject to or is bound by a Cooperation Agreement prohibited by clause (a) of this section 9.23 at any time on or after the date such Lender became party to this Agreement, as liquidated damages for the injury to the Borrowers from such action, such Lender shall forfeit its right to receive payment from the Borrowers on all Obligations held by such Lender (or, in the case of a Lender of the type described in clause (i) of the definition of “Restricted Party”, all Obligations held by such Lender for the account of such Restricted Party that is in violation of this Section 9.23) and such Obligations shall be treated as no longer outstanding for all purposes under this Agreement.

(c)  From time to time in connection with (i) seeking action by any Lender (including, without limitation, the consent of Lenders to an amendment waiver or forbearance with respect to any Loan Document), (ii) any action taken under any Loan Document by, or on behalf of, any Lender and (iii) and otherwise up to two times in any calendar year, the Borrower Representative may request from any Lender a written representation from such Lender delivered to the Administrative Agent and the Borrower Representative that none of such Lender’s Restricted Parties is party to, subject to or otherwise bound by a Cooperation Agreement prohibited by Section 9.23(a) (a “Compliance Representation”); provided that, notwithstanding anything in Section 2.17 or Section 9.08 to the contrary, any Lender that does not provide a Compliance Representation hereunder shall not be entitled to receive any payments hereunder until it provides such Compliance Representation. In no event shall the Administrative Agent have any liability or obligation to ascertain, monitor or inquire as to whether any Lender is in compliance with this Section 9.23. Notwithstanding any other provision of this Agreement or any other document, the provisions of this paragraph will apply and survive with respect to each Lender until the Maturity Date notwithstanding that any such Lender may have ceased to be a Lender, this Agreement may have been terminated or the Terms Loans may have been cancelled, repaid or terminated in full.

(d)   Notwithstanding the foregoing, a Qualified Marketmaker that acquires any Term Loans and represents to the seller and the Borrower that is acting solely in its capacity as a Qualified Marketmaker shall not, with respect to such acquisitions, be required to provide a Compliance Representation or otherwise be subject to Section 9.23(a) through (c); provided, for the avoidance of doubt, that acquisitions of any Term Loans from a Qualified Marketmaker, shall be subject to Section 9.23(a) through (c).

(e)  For the avoidance of doubt, neither any Lender purchasing or selling an interest in a Loan by a participation pursuant to Section 9.04(f) nor any other Person purchasing or selling an interest in a Loan by a participation pursuant to Section 9.04(f) shall be required to provide a Compliance Representation or otherwise be subject to Section 9.23(a) through (c) as a result of any such purchase or sale of a participation.

[Signature Pages Follow]

~~SIGNATURE PAGES TO BE INCLUDED~~

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Schedule 2.01

Lenders and Commitment

Lenders	Initial Term Loan Commitment	Incremental Term Loan Commitment
JPMorgan Chase Funding Inc.	$2,000,000,000.00	$1,100,000,000.00
Total:	$2,000,000,000.00	$1,100,000,000.00

Address for Notices for Term Lenders: On file with Administrative Agent or set forth in the applicable Assignment and Acceptance.

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Schedule 5.13(c)

Post-Incremental Closing

Within 30 days after the Incremental Closing Date, the Borrower Representative shall deliver to the Administrative Agent:

(a)	a duly executed joinder agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which each ABS Transaction Party becomes a party to the Credit Agreement as a “Loan Party,” a “Grantor” under the Pledge and Security Agreement, and a “Guarantor” under the Facility Guaranty and otherwise satisfy the requirements of Section 5.14,
(b)	in the case of the Incremental Term Loan Borrower, a duly executed Incremental Term Loan Borrower Joinder,
(c)	a secretary’s certificate of or on behalf of each ABS Transaction Party in a form reasonably satisfactory to the Administrative Agent,
(d)	a legal opinion of Ropes & Gray International LLP, New York counsel for the Borrowers, in form reasonably acceptable to the Incremental Lender (i) dated the Incremental Closing Date, (ii) addressed to the Administrative Agent, the Collateral Agent and the Lenders and (iii) covering such other matters relating to the Loan Documents as the Incremental Lender shall reasonably request,
(e)	a certificate of good standing in respect of such ABS Transaction Party, and
(f)	copies of UCC search reports of a recent date prior the date of the execution of the joinder agreements specified in clause (a) above for each of the jurisdictions in which the UCC-1 financing statements are to be filed with respect to such ABS Transaction Parties.

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